Exhibit 10.23
EXECUTION VERSION
NOTE PURCHASE AGREEMENT
ORTITLAN, LIMITADA,
as Issuer
and
TCW GLOBAL PROJECT FUND II, LTD.,
as Note Holder
$42,000,000 Single Draw Note
Dated as of May 18, 2009

-i-

(cont.)

-ii-

(cont.)

-iii-

(cont.)

-iv-

(cont.)

-v-

SCHEDULES

1.1(a)	Permitted Liens
3.6	Note Holder Payment Instructions
5.1A	Capitalization/Ownership Interest
5.2B	Approvals and Consents
5.6	Litigation; Compliance with Law
5.7	Payment of Taxes
5.8C	Indebtedness
5.11A	Authorizations
5.11B	Exceptions to Authorizations
5.12	Exceptions to Environmental Representations
5.13	Base Case Forecast
5.14	Financial Advisors, Finders and Brokers
5.24	Transactions with Affiliates
6.4B	Insurance Program
6.4C	Insurance Policies
7.5	Transactions with Affiliates

EXHIBITS

I	Form of Note
II	Form of Initial Operating Budget
III	Wellfield Maintenance Reserve Requirement

-vi-

          This NOTE PURCHASE AGREEMENT is dated as of May 18, 2009 among ORTITLAN, LIMITADA, a Guatemalan sociedad de responsabilidad limitada duly organized and in good standing under the laws of Guatemala (“Issuer”), and TCW GLOBAL PROJECT FUND II, LTD., an exempted company incorporated and existing under the laws of the Cayman Islands (“Note Holder”).
RECITALS
          A. Issuer owns and operates the Amatitlán Geothermal Project located in the department of Amatitlán, Guatemala and, in connection therewith, it proposes to issue and sell to Note Holder, pursuant to the terms of this Agreement, up to $42,000,000 in Notes, the proceeds of which will be used by Issuer to (i) reimburse Issuer for a portion of Issuer’s costs to develop and construct the Project, (ii) fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement, and (iii) pay fees, costs and expenses relating to the transactions contemplated by this Agreement, all as further described herein.
          B. Pursuant to the terms and conditions hereof, on or before the Closing Date: (i) Issuer will enter into an Administrative Trust Agreement pursuant to which Issuer will establish with the Security Trustee certain collateral bank accounts that will hold all receipts of Issuer and convey to and in favor of the Security Trustee, for the benefit of the Note Holder, an interest in such accounts and an interest in the monies and receipts held therein, all in accordance with the terms of the Administrative Trust Agreement, (ii) Issuer, OrPower 2 and OrPower 9 will enter into a Security Trust Agreement pursuant to which they will create, grant and convey to and in favor of the Security Trustee, for the benefit of the Note Holder, a first priority perfected security interest in, in the case of Issuer, all of Issuer’s present and future moveable and immoveable tangible and intangible properties, assets, rights and interests and, in the case of OrPower 2 and OrPower 9, in all of their equity interests in Issuer, all in accordance with the terms and conditions of the Security Trust Agreement, (iii) Parent and Issuer will enter into a PRI Security Agreement pursuant to which Parent will create, grant and convey to and in favor of Note Holder, a first priority perfected security interest in all of Parent’s rights to payments and/or proceeds accruing under the political risk insurance policy applicable to the Project, all in accordance with the terms and conditions of the PRI Security Agreement, and (iv) OrPower 9 and Issuer will enter into a Subordinated Debt Security Agreement pursuant to which OrPower 9 will create, grant and convey to and in favor of Note Holder, a first priority perfected security interest in the Shareholder Loans provided by OrPower 9 to Issuer, all in accordance with the terms and conditions of the Subordinated Debt Security Agreement.
          Accordingly, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Certain Defined Terms
          The following terms used in this Agreement shall have the following meanings:
          “Acceptable Financial Institution” means a United States or Israeli commercial bank or trust company or a United States branch of a foreign commercial bank or trust company having (a) (i) a long-term unsecured credit rating of at least “A” or better by S&P or a short-

term issuer credit rating of at least “A-2” by S&P and (ii) a long-term unsecured debt rating of at least “A1” or better by Moody’s or a short-term unsecured debt rating of at least “P-1” or better by Moody’s and (b) a combined capital surplus of at least $1,000,000,000, or otherwise approved in writing by Note Holder.
          “Acceptable Insurance Carriers” means financially sound and reputable insurance companies authorized and licensed to do business in each jurisdiction where the Project or any other Collateral is located (i) with Bests’ Insurance Report Rating of “A-” or better and financial size category of “IX” or higher or (ii) ranked or included among the three (3) top insurance companies in relation to their assets as per their financial statements or balances published by the Guatemalan Superintendence of Banks or corresponding governmental agency or regulator, and in case this is not feasible, then in relation to their net prime amounts as published by the Guatemalan Superintendence of Banks or corresponding governmental agency or regulator approved in writing by Note Holder, which approval shall not be unreasonably withheld.
          “Accounting Principles” means GAAP; or, in the event that Issuer elects to prepare its statements in accordance with IFRS for purposes of its or Ormat Technologies’ filings with the SEC, then it shall mean IFRS, provided Issuer has complied with Section 6.1(iv).
          “Additional Financing Documents” means any documents or agreements relating to the transactions contemplated hereby entered into after the date hereof (other than those documents or agreements identified by name in the definition of Financing Documents) by any Transaction Party or any of its Affiliates (i) with Note Holder or any Agent or (ii) for the expressed benefit of Note Holder or any Agent as a third party beneficiary.
          “Adjusted Cash Flow” means, for any period, (i) the net income (loss) of Issuer for such period, plus (ii) to the extent subtracted in determining such net income (loss), all interest (including the interest attributable to any Capital Leases and capitalized interest), commissions, discounts and other fees and charges paid by Issuer for such period in respect of all outstanding Indebtedness of Issuer (including, without limitation, all Indebtedness under the Financing Documents), plus (iii) to the extent subtracted in determining such net income (loss), all net non-cash charges, including amortization and depreciation, of Issuer for such period, less (iv) all net non-cash gains (losses) of Issuer for such period that are included in arriving at such net income (loss), less (v) all capital expenditures made by Issuer during such period (but excluding any such expenditures during such period funded from cash from the Wellfield Maintenance Reserve Account and/or from any Letter of Credit in support of the Wellfield Maintenance Reserve Requirement), and less (vi) all amounts deposited during such period in the Wellfield Maintenance Reserve Account, all determined in accordance with the Accounting Principles consistently applied.
          “Administrative Trust Agreement” means the Contrato de Fideicomiso Irrevocable de Administración de Cuentas y Pago, dated on or prior to the Closing Date, to be documented through a public deed among Issuer, Note Holder and the Security Trustee, in form and substance satisfactory to Note Holder, and by which Issuer will open the collateral bank accounts as stated therein or in this Agreement, for purposes of holding all Revenues (as defined therein), insurance and condemnation proceeds, and other payments and amounts of Issuer, and pursuant to which Issuer will convey to and in favor of the Security Trustee for the benefit of Note Holder, title to such accounts and an interest in the monies and receipts held therein all in accordance with the terms thereof.
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. The term “Affiliate” shall include any investment fund or account managed or controlled, directly or indirectly, by a common entity or Person, and such common entity or Person (but excluding any community trust or welfare fund established or managed by Issuer).
          “Agency Agreement” has the meaning set forth in Section 9.19.
          “Agent” means the Security Trustee, and any banking institution appointed by Note Holder pursuant to Section 9.19 to act as agent for Note Holder under this Agreement or any other Financing Document.
          “Agreement” means this Note Purchase Agreement, including all exhibits and schedules hereto, as it may be amended, supplemented or modified from time to time.
          “AMM” means Administrador del Mercado Mayorista, a private not-for-profit Guatemalan entity.
          “Anti-Terrorism Law” means, collectively, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and any other statute, regulation, executive order, and other law pertaining to the prevention of future acts of terrorism or money laundering, in each case as such law may be amended from time to time.
          “Assign”, “Assignment” and “Assigned” means to assign, transfer and/or convey in trust or by way of a Lien pursuant to, and with the effects contemplated under, Laws of Guatemala, the Laws of the State of New York, the Laws of the State of Delaware or any other relevant Law.
          “Auditors” means PricewaterhouseCoopers LLP or such other nationally recognized public accounting firm as Note Holder may approve in writing, which approval shall not be unreasonably withheld or delayed.
          “Authorizations” means all permits, licenses, orders, approvals, consents, exemptions, rulings, decrees, tariffs, filings, certifications, franchises, building permits, plot plan approvals, subdivision approvals, site plan reviews, environmental approvals, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and other authorizations, whether now existing or hereafter issued to, or obtained by, any Transaction Party, that (i) relate to or concern in any way the Project, any of the transactions contemplated hereby or any of the other Financing Documents or by any Project Document, or the exercise by Note Holder or Agent of its rights under any of the Financing Documents, and (ii) are given by, made with or issued by any Governmental Authority.
          “Authorized Officer” means with respect to any Person, a member of the board of directors, president, chief executive officer, vice president, chairman, management committee member, chief financial officer, chief accounting officer, partner or principal of such Person, or any executive officer of such Person designated by any of the above-described Persons to act on behalf of such Person in writing delivered to Note Holder.
          “Balloon Payment Amount” means the last principal payment set forth in Section 3.3A due on June 15, 2016, as such amount or date may be amended or modified in accordance with this Agreement.
          “Bankruptcy Laws” means the provisions regarding bankruptcy, insolvency, or reorganization or similar matters in the Commerce Code (Código de Comercio) and the Civil and Mercantile Procedure Code (Código Procesal Civil y Mercantil) of Guatemala, or the bankruptcy, insolvency, reorganization or similar laws enacted in any other jurisdiction applicable to any Person or asset involved in the transactions contemplated by this Agreement and the other Financing Documents.
          “Base Case Forecast” means the financial projections for Issuer provided to Note Holder by Issuer in accordance with this Agreement and demonstrating Issuer’s ability to (i) repay all of its Indebtedness and satisfy its other obligations when due, and (ii) fund the Debt Service Reserve Requirement.
          “Base Interest Rate” has the meaning set forth in Section 3.2B(i).
          “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or Guatemala or which is a day on which banking institutions located in any such jurisdiction are authorized or required by Law or other governmental action to close.
          “Capital Expenditures Side Letter” means that side letter, dated on or prior to the Closing Date, from Ormat Technologies to Note Holder.
          “Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the Accounting Principles, is accounted for as a capital lease on the balance sheet of that Person.
          “Casualty Event” means any event of damage, loss, destruction or casualty relating to all or any part of the Project or the assets or properties of Issuer.
          “Certified Emission Reduction” or “CER” means a unit pursuant to the Clean Development Mechanism and all other relevant Kyoto Protocol Rules which is equal to one metric tonne of carbon dioxide equivalent.

          “Change of Control” means that Parent shall, at any time, cease to (a) own, beneficially and of record, directly or indirectly through one or more of its wholly owned Subsidiaries, at least 50.01% of the issued and outstanding equity of Issuer, (b) have the right to nominate and elect, or maintain, the majority of the members of the board of directors of Issuer, (c) have the right to control the management of the affairs of Issuer (without regard to the occurrence of any contingency), including, without limitation, the right to vote in the election of directors having the power to direct or cause the direction of management and policies of Issuer, or (d) have the right to direct or cause the direction of management of the Project.
          “Clean Development Mechanism” or “CDM” means the mechanism defined under Article 12 of the Kyoto Protocol.
          “Closing” has the meaning set forth in Section 2.1B.
          “Closing Date” means May 21, 2009 or such other date as the parties hereto may mutually agree upon.
          “CNEE” means the Comisión Nacional de Energía Eléctrica, a Guatemala Governmental Authority.
          “Collateral” means, collectively, “Collateral Account” or “Trust Accounts” or “Accounts” or “Cuentas” as defined in the Administrative Trust Agreement, “Collateral” or “Patrimony in Trust” or “Patrimonio Fideicometido” as defined in the Security Documents, and any other collateral, assets, properties, revenues, rights or interests (whether immoveable or moveable, tangible or intangible) as defined in, Assigned pursuant to, or in which a Lien is created or granted or purported to be created or granted in favor of Note Holder or any Agent under any Financing Document as security for the Obligations, in each case now or hereafter owned.
          “Collateral Accounts” or the term “Trust Accounts” means each special account designated by that name or by the name “Cuentas” or “Cuentas Fideicometidas” set forth in the Administrative Trust Agreement.
          “Collection Account” means each special account designated by that name or by the name “Cuenta Recolectora en Dólares” or “Cuenta Recolectora en Quetzales” and established pursuant to the terms of the Administrative Trust Agreement.
          “Condemnation Event” means any taking, exercise of rights of eminent domain, public improvement, expropriation, confiscation, condemnation or similar action of, or proceeding by, any Governmental Authority relating to any part of the Project, any Collateral, or the assets or properties of Issuer.
          “Contingent Obligation” as applied to any Person, means any direct or indirect contractual liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance or security to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise secured or supported or, if less, the amount to which such Contingent Obligation is specifically limited.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Debt Service” means, for any period, the amount of all principal, interest, fees (including, if applicable, Prepayment Fees) and charges due or accrued on all Indebtedness (other than Permitted Subordinated Indebtedness) of Issuer for such period, including, without limitation, all Obligations under the Financing Documents.
          “Debt Service Coverage Ratio” means, for any period, the ratio of (i) Adjusted Cash Flow to (ii) Debt Service for such period.
          “Debt Service Reserve Account” means the special account designated by that name or by the name “Cuenta de Reserva de Servicio de Deuda” and established pursuant to the terms of the Administrative Trust Agreement.
          “Debt Service Reserve Requirement” means, as of any date of determination, an amount equal to the quotient of (a) the amount required to pay all scheduled Debt Service payments of principal (other than and excluding the Balloon Payment Amount) and interest due or to become due during the period from (and including) such date of determination to (and including) the date that is twelve (12) months immediately following such date of determination (except that with respect to the interest portion of such Debt Service, it shall be the interest due or to become due during the period from (and including) such date of determination to (but excluding) the date that is twelve (12) months immediately following such date of determination) divided by (b) two.
          “Default Interest Rate” means, at any time, a rate per annum equal to the Base Interest Rate, plus two percent (2%).

          “Distribution Account” means each special account designated by that name or by the name “Cuenta de Distribución en Dólares” or “Cuenta de Distribución en Quetzales” and established pursuant to the terms of the Administrative Trust Agreement.
          “Dollars” or “$” means United States Dollars.
          “Economic Unit” means the economic unit (Unidad Económica) constituted and created as per public deed number 15 authorized in Guatemala City on July 10, 2008 by notary public Najman Alexander Aizenstatd Leistenschneider, which is composed of certain parts, equipment and machinery of the Facilities and the Project as described therein and registered at the Real Estate Registry (Registro General de la Propiedad) of Guatemala as personal property (bien mueble) number 3892, page (folio) 392, of book (libro) 8E of Inscripciones Especiales.
          “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA. The term Employee Benefit Plan includes a Multiemployer Plan.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person directed to or against Issuer or the Project for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials or the violation or alleged violation of any Environmental Law.
          “Environmental Laws” means all current or future Guatemala national, departmental, municipal and local Laws, relating to (i) the protection of the environment, human health, and safety, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare in each case relating to Hazardous Materials, in any manner applicable to the Project or Issuer.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Issuer under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Issuer under IRC Section 414(c), (c) any organization subject to ERISA that is a member of an affiliated service group of which Issuer is a member under IRC Section 414(m), (d) any Person subject to ERISA that is a party to an arrangement with Issuer and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o), or (e) any Person who is in the same “controlled group” as Issuer within the meaning of ERISA Section 4001 or Pension Benefit Guarantee Corporation Regulation Section 4001.2.
          “ERISA Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 or 430 of the IRC.
          “Event of Default” means each of the events set forth in Section 8.1 or any other event designated in any Financing Document as constituting an “Event of Default”.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” means, with respect to Note Holder or Agent or any other recipient of any payment to be made by or on account of any Obligation under any Financing Document, Taxes imposed on (or measured by) its net income by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of Note Holder, in which its applicable funding office is located.
          “Executive Board” means the executive board of the United Nations’ Framework Convention for Climate Change, responsible for implementing the Clean Development Mechanism established by the Kyoto Protocol Rules.
          “Expansion” means any proposed physical expansion of or addition to the Project or other measures that, in each such case, propose to increase the Project’s electrical output capacity beyond 20.5 megawatts.
          “Expansion Financing” has the meaning set forth in Section 9.24D.
          “Expansion Information Package” has the meaning set forth in Section 9.24C.
          “Expansion Notice” has the meaning set forth in Section 9.24D.
          “Expansion Requirements” has the meaning set forth in Section 9.24A.
          “Facility or “Facilities” means any and all real property (including, without limitation, all buildings, fixtures, wells, equipment, machinery or other improvements located thereon) now or hereafter owned, leased, operated or used by Issuer in relation to the Project and the Economic Unit.
          “FERC” means the Federal Energy Regulatory Commission, including any successor agency.
          “Financial Statements means (i) the unaudited financial statements of Issuer at and for the periods ending March 31, 2008, June 30, 2008 and September 30, 2008 and (ii) the audited financial statements of Issuer at and for the periods ending December 31, 2007 and December 31, 2008, heretofore furnished to Note Holder and certified by an officer of Issuer that to his or her knowledge after due inquiry they fairly present in all material respects the financial condition of Issuer as of the dates indicated and the results of their operations and cash flows for the period indicated in accordance with the Accounting Principles consistently applied (other than the absence of footnotes and subject to audit and normal year end adjustments in the case of those Financial Statements listed in clause (i) above).
          “Financing Documents” means this Agreement, the Security Documents, the Subordination Agreement, the Guaranty, the Parent Undertaking Agreement, the Note and any Additional Financing Documents.
          “Fiscal Year” means Issuer’s fiscal year ending on December 31 of each calendar year (or such other year as may be mandated by law and notified in writing by Issuer to Note Holder and Agent).
          “Fitch” means Fitch Ratings or its successor.
          “FPA” means the Federal Power Act of 1935, as amended, including the implementing regulations of FERC.
          “GAAP” means generally accepted accounting principles of the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “Governmental Authority” shall mean any court, agency, authority, board, bureau, commission, department, regulatory or administrative body, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, in Guatemala or otherwise exercising jurisdiction over Issuer, the Project or a Transaction Party, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether now or hereafter in existence.
          “Guaranty” means that Guaranty, dated on or prior to the Closing Date, by Ormat Technologies in favor and for the benefit of Note Holder in form and substance satisfactory to Note Holder.
          “Guatemalan Superintendence of Banks” means the Superintendencia de Bancos de Guatemala, a Guatemala Governmental Authority.
          “Hazardous Materials” means any chemical pollutant, contaminant, waste, toxic substance, hazardous substance, and any other material or substance the storage, manufacture, disposal, treatment, generation, use, transport, discharge or Release of which is prohibited, limited, controlled, regulated or licensed under any Environmental Law.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to Issuer which are presently in effect or, to the extent allowed by applicable Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow.

          “IFRS” means the International Financial Reporting Standards (including International Accounting Standards to the extent applicable) issued, from time to time, by the International Accounting Standards Board or, where applicable, its predecessor, the International Accounting Standards Committee, as interpreted taking account of interpretations published by the Standard Interpretations Committee and the International Financial Reporting Interpretations Committee.
          “INDE” means Instituto Nacional de Electrificación, a Guatemala Governmental Authority.
          “Indebtedness” means, as applied to any Person and without duplication, (i) all obligations for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) whether for principal, interest, fees or otherwise, (ii) any obligation owed in respect of the deferred purchase price of property (or the cost of construction thereon or improvements thereto) or services (excluding any obligations to suppliers of goods or services, contractors, materialmen, repairmen and the like which are unsecured, are incurred in the ordinary course of business on normal trade terms, are not evidenced by a note or similar instrument, are due in full no later than twelve months after the date incurred and are paid when due in accordance with such terms unless being contested in accordance with Permitted Contest Procedures), (iii) any obligation secured by a Lien in respect of property owned or held by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation, (iv) any obligation of such Person created or arising under any conditional sale agreement or other title retention agreement, (v) Contingent Obligations and (vi) that portion of the obligations of such Person with respect to Capital Leases that is properly classified as a liability on the balance sheet in accordance with the Accounting Principles.
          “Indemnified Liabilities” has the meaning set forth in Section 9.3B.
          “Indemnified Taxes” means all Taxes other than Excluded Taxes.
          “Indemnity” or “Indemnitees” has the meaning set forth in Section 9.3A.
          “Independent Engineer” means Luminate, LLC or such other engineer or independent engineering firm as shall be engaged (so long as there is no Potential Event of Default or Event of Default, with the prior written consent of Issuer, not to be unreasonably withheld or delayed) to advise Note Holder or Agent concerning the Project.
          “Independent Geothermal Engineer” means GeothermEx, Inc. or such other engineer or independent engineering firm as shall be engaged (so long as there is no Potential Event of Default or Event of Default, with the prior written consent of Issuer, not to be unreasonably withheld or delayed) to advise Note Holder or Agent concerning the Project.
          “Independent Insurance Advisor” means Moore-McNeil, LLC or such other Person as shall be engaged (so long as there is no Potential Event of Default or Event of Default, with the prior written consent of Issuer, not to be unreasonably withheld or delayed) to advise Note Holder or Agent with respect to insurance matters hereunder or concerning the Project.

          “Insurance/Condemnation Proceeds Sub Account” means each special account designated by that name or the name “Sub-Cuenta de Ingresos de Seguros/Indemnizaciones en Dólares” or “Sub-Cuenta de Ingresos de Seguros/Indemnizaciones en Quetzales” and established pursuant to the terms of the Administrative Trust Agreement.
          “Insurance Program” means the insurance program set forth on Schedule 6.4B.
          “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and any successor statute.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Issuer” has the meaning set forth in the preamble hereto.
          “Kyoto Protocol” or “Protocol” means the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on December 11, 1997.
          “Kyoto Protocol Rules” means the UNFCCC, Kyoto Protocol, any relevant decisions, guidelines, modalities and procedures made pursuant to them (including decisions of the Executive Board) and of successor international agreements and which include those rules specifically required to be met by Issuer.
          “Labor Laws” means the Labor Code (Codigo de Trabajo) of Guatemala and all related laws, regulations, resolutions and rules (leyes, reglamentos y resoluciones conexas) regarding labor or social security matters.
          “Law” means any applicable common law and any constitutional provision, statute or other law, rule, regulation, code, order or ordinance or interpretation of any of the foregoing by any Governmental Authority, including, without limitation, any Environmental Law or Labor Law.
          “Letter of Credit” means an irrevocable direct pay letter of credit issued to and in favor of the Security Trustee by an Acceptable Financial Institution, for the benefit of Note Holder, and on terms satisfactory in substance and form to Note Holder and otherwise meeting the following requirements:
          (a) the Letter of Credit shall be denominated in Dollars;
          (b) the Letter of Credit shall be an irrevocable, direct pay letter of credit addressed to the Security Trustee, acting for the benefit of Note Holder;
          (c) amounts available under the Letter of Credit may be drawn at any time, from time to time, in whole or in part, from the issue date thereof until the expiration thereof at a branch or office of the issuing bank located in New York, New York or such other city in the United States or such other country as shall be acceptable to Note Holder;
          (d) the Letter of Credit may be drawn upon on the basis of the drawing terms referred to in Section 6.15 or 6.16, as applicable;

          (e) the obligations of the Acceptable Financial Institution issuing the Letter of Credit shall be absolute and unconditional irrespective of any circumstance; and
          (f) the Letter of Credit shall be governed by and construed in accordance with International Standby Practices ISP98 (also known as ICC Publication 590), as amended, modified or supplemented and in effect from time to time and, to the extent not inconsistent therewith, the laws of the State of New York, without regard to the conflicts of law rules thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).
          “Lien” means any lien, mortgage, pledge, security interest, charge, hypothecation, limitation, attachment, assignment in trust or by way of security, or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any promise to sell, lease or otherwise grant any right, and any agreement granting any security interest).
          “Long-term Debt” means Indebtedness for borrowed money (excluding any Permitted Subordinated Indebtedness) that falls due or with respect to which final payment is due more than one year after the incurrence thereof.
          “Long-term Debt to Equity Ratio” means, at any time, the ratio of (i) Long-term Debt to (ii) (x) the aggregate of the paid up equity share capital of Issuer and the amount, if any, of retained earnings of Issuer (including any credit balance on profit and loss account), but after deducting from such aggregate the amounts, if any, declared as dividends or set aside for deferred taxation and any debit balance on the profit and loss account or any impairment of the issued equity share capital of Issuer, in each case at such time plus (y) any Permitted Subordinated Indebtedness relating to the Shareholder Loans to the extent such loans are subject to the Subordination Agreement.
          “Material Adverse Effect” means the effect of any event, circumstance or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, has, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise) assets, operations, properties, prospects or capitalization of Issuer (b) the Project, (c) the validity or enforceability of this Agreement, the Note or any other Financing Document or on the ability of Issuer or a Transaction Party to perform its obligations thereunder, or (d) any of the Collateral or the attachment, perfection or priority of the Lien on the Collateral.
          “Maturity Date” means the earlier of June 15, 2016 and the date on which Issuer has irrevocably repaid in full to Note Holder all Obligations.
          “MEM” means Ministerio de Energía y Minas of Guatemala, a Guatemala Governmental Authority.
          “Moody’s” means Moody’s Investors Services, Inc. or any successor entity.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

          “Note Holder Payment Instructions” has the meaning set forth in Section 3.6.
          “Note Holder” has the meaning set forth in the preamble hereof and includes any other holder of a Note.
          “Note(s)” has the meaning set forth in Section 2.1A.
          “Obligations” means all obligations and liabilities of every nature of Issuer or any other Transaction Party now or hereafter existing under or arising out of or in connection with this Agreement and the other Financing Documents, including, without limitation, any Note, and all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that would accrue on such obligations), fees (including Prepayment Fees), costs, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Note Holder or any Agent as a preference, fraudulent transfer or otherwise.
          “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
          “Officer’s Certificate” means, with respect to a Transaction Party, a certificate in form and substance satisfactory to Note Holder executed on behalf of such Transaction Party by its Authorized Officer.
          “Operating Budget” means, (i) for the period from January 1, 2009 through December 31, 2009, the operating budget for such period approved by Note Holder pursuant to Section 4.4(iii), and (ii) for any subsequent Fiscal Year, the operating budget for such Fiscal Year approved by Note Holder pursuant to Section 6.1(vi); provided that if an Operating Budget for a particular Fiscal Year has not been approved by Note Holder prior to the beginning of such Fiscal Year, then the Operating Budget last approved by Note Holder shall be deemed to be the Operating Budget for such Fiscal Year until a new Operating Budget is approved by Note Holder.
          “Organizational Documents” means (i) in the case of any corporation or company, the articles or certificate of incorporation and bylaws (escritura constitutiva) of such corporation or company, (ii) in the case of any partnership, the partnership agreement of such partnership (escritura constitutiva) and, if applicable, the certificate of formation, (iii) in the case of a limited liability company, the operating agreement or limited liability company agreement (escritura constitutiva) and the certificate or articles of formation, or (iv) in the case of any such Person described above in this definition, or any other form of entity, any similar constitutive documents of such Person.
          “Ormat Technologies” means Ormat Technologies, Inc., a Delaware corporation.
          “OrPower 2” means OrPower 2 Inc., a Cayman Islands company.

          “OrPower 9” means OrPower 9, Inc., a Cayman Islands company.
          “Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and all liabilities with respect thereto (including by reason of any delay in payment thereof) arising from any payment made under any Financing Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Financing Document.
          “Parent” means Ormat International, Inc., a Delaware corporation.
          “Parent Undertaking Agreement” means the Parent Undertaking Agreement, dated on or prior to the Closing Date, between Parent and Note Holder in form and substance satisfactory to Note Holder.
          “Pension Plan” means any pension, retirement, labor or social security benefit, contributions, right or plan provided by Issuer to its employees either pursuant to labor or social security Laws (Plan de Invalidez, Vejez y Sobrevivencia del Seguro Social) or on a voluntary basis as agreed with its employees.
          “Permitted Contest Procedures” shall mean a contest by any Person, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any requirement of Law (including, without limitation, Environmental Law and Labor Law), Authorization, Tax, assessment, fee, governmental charge or levy or any Lien or other claim (including, without limitation Environmental Claims), payment or matter (legal, contractual or other) by appropriate proceedings if (a) the Person contesting such claim diligently pursues such contest, (b) the Person contesting such claim sets aside adequate cash reserves with respect to the contested claim to the extent required by the Accounting Principles, (c) during the period of such contest the enforcement of any contested claim or requirement of Law or any Lien on any asset of Issuer (or any equity in Issuer pledged as Collateral) imposed in connection therewith is effectively stayed, (d) such contest does not involve (i) any risk or danger of the loss or impairment of any Lien or Collateral granted under any of the Financing Documents and (ii) any risk or danger of any criminal or civil liability being incurred by Note Holder or any Agent (whether or not material), and (e) immediately after the resolution of any such contest, such contested claim, together with any interest or penalties thereon, shall be paid in full.
          “Permitted Indebtedness” means (a) Indebtedness incurred pursuant to this Agreement and the other Financing Documents, (b) Indebtedness in respect of an Expansion Financing incurred pursuant to and in accordance with the Expansion Requirements set forth in Section 9.24, (c) Indebtedness secured by a Lien of the type set forth in subsection (g) of the definition of “Permitted Lien”, (d) Permitted Subordinated Indebtedness, (e) obligations with respect to trade payables incurred in the ordinary course of business not exceeding in the aggregate $500,000 at any one time outstanding and with payment terms of not longer than 90 days, (f) Indebtedness relating to up to $1,000,000 in import tax bonds for the import of a certain drilling rig and (g) other unsecured indebtedness in an amount not to exceed at any time an aggregate of $2,000,000.

          “Permitted Investments” means (a) marketable, direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America in each case maturing within thirty days from the date of the acquisition thereof; (b) interest-bearing demand or time deposits (including certificates of deposit) which are either (1) insured by the Federal Deposit Insurance Corporation, or (2) held in banks and savings and loan associations, whose general obligations are rated at least “AA” or equivalent by S&P or Moody’s, or if not so rated secured at all times, in the manner and to the extent provided by law, by collateral security described in clause (a) of this definition of a market value of no less than the amount of moneys so invested; (c) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively maturing not more than thirty days from the date of acquisition thereof; or (d) any advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as the Note Holder may from time to time approve in their sole and absolute discretion.
          “Permitted Lien” means any of the following types of Liens (other than any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Financing Documents): (a) Liens created pursuant to any Financing Document; (b) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.3 or which are being contested in accordance with Permitted Contest Procedures; (c) Liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; (d) judgment Liens that do not constitute an Event of Default, and that are being contested in accordance with Permitted Contest Procedures; (e) statutory Liens of landlords, statutory Liens of banks and rights of set-off, mechanics’ and materialmen’s liens, and other Liens imposed by applicable Law, in each case arising in the ordinary course of business or incident to the operation of the Project in respect of sums not yet delinquent or sums which are being contested in accordance with Permitted Contest Procedures; (f) servitudes, easements or rights of way currently existing as on the date of this Agreement, or minor defects or irregularities in title or other matters affecting the real property of Issuer which do not constitute Liens securing any monetary obligations or do not materially detract from the value or marketability of such property; (g) Liens upon equipment in use at the Project incurred to secure purchase or lease obligations with respect thereto in an aggregate amount not to exceed $400,000 at any time; provided that such Liens attach and are recourse solely to the equipment subject to such lease or purchase money arrangement; (h) Liens on the Collateral, granted with the consent of Note Holder (which may be conditioned on the entering into of an intercreditor agreement and amendments to relevant Security Documents, in each case satisfactory to Note Holder, with the recipient of such Liens) that are junior or pari passu to the Liens created by the Security Documents and that secure solely the obligations of Issuer in respect of the financing of an Expansion as permitted pursuant to Section 9.24, and (i) Liens listed on Schedule 1.1(a).

          “Permitted Subordinated Indebtedness” means the Shareholder Loans, which shall be fully subordinated in right and time of payment and enforcement to the Obligations, pursuant to the Subordination Agreement.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, investment funds or accounts, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
          “Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default.
          “Prepayment Fee” has the meaning set forth in Section 3.3D.
          “PRI Security Agreement” means the PRI Security Agreement, dated on or prior to the Closing Date, between Parent and Note Holder in form and substance satisfactory to Note Holder.
          “Proceedings” has the meaning set forth in Section 6.1(xi).
          “Project” means the Amatitlán Geothermal Project located in the municipal province of San Vicente Pacaya, in the department of Amatitlán, Republic of Guatemala and currently comprised of a geothermal power plant with an approximate capacity of up to 20.5 megawatts, rights to geothermal production and reinjection wells, a gathering system to deliver the geothermal fluids from the production well to the generating units and back to the reinjection well, the Facilities, rights of way, easements and various auxiliary systems and buildings; and any Expansion undertaken pursuant to Section 9.24.
          “Project Authorizations” means the Authorizations set forth in Schedule 5.11A (pursuant to Section 5.11A) and any Authorization required to be delivered pursuant to Section 6.9B.
          “Project Design Document” means the document that describes part or the entire Project as a project activity to be submitted for validation and registration in accordance with the Kyoto Protocol Rules.
          “Project Documents” means (i) the Power Purchase Agreement (Contrato de Compraventa de Electricidad) dated April 25, 2003 between INDE and Issuer contained in public deed number 16 authorized in Guatemala City by notary public Alejandro José Cofiño Rodríguez, as supplemented by that certain side letter sent by Issuer to INDE, dated as of October 29, 2007, (ii) the Contract for the Sale of Electricity dated January 2, 2007 between Issuer and Comercializadora Comertitlan Sociedad Anónima contained in a private document, (iii) the Usufruct Agreement, (iv) the Payment Administration Trust Agreement (Contrato de Constitución de Fideicomiso de Administración de Pago) dated September 23, 2004 between INDE, Issuer and Banco de Occidente, Sociedad Anónima (now Banco Industrial, Sociedad Anónima) contained in public deed number 34 authorized in Guatemala City by notary public

Elena del Rosario Paniagua Samayoa, (v) the Authorization Agreement (Contrato de Transferencia de Autorización Definitiva para la Utilización de Bienes de Dominio Público) dated August 5, 2003 between the MEM and Issuer contained in public deed number 39 authorized in Guatemala City by notary public Alejandro José Cofiño Rodríguez, (vi) the Capacity and Associated Energy Service Purchase and Sale Agreement (Contrato para la Compra Venta de Servicio de Potencia con Energía Asociada) dated January 6, 2007 between Issuer and Comercializadora Comertitlán Sociedad Anónima contained in a private document, (vii) the CER Purchase Agreement and Emissions Reduction Purchase Agreement dated March 30, 2007 and September 8, 2008 between Issuer and EcoSecurities, Inc., (viii) all agreements regarding real estate titles, rights of way and easements of Issuer in relation to the Project; each of which as may be amended, supplemented or modified from time to time in accordance with its terms and the terms of the Financing Documents, and (ix) any agreement (but not Authorization) required to be delivered pursuant to Section 6.9B; provided that neither the CER Purchase Agreement and Emissions Reduction Purchase Agreement identified as item (vii) above, nor any future agreement relating to the sale of CERs, shall be treated as a Project Document for purposes of Sections 6.9A, 7.6(i), 8.1K and 8.1L.
          “Prudent Utility Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by geothermal electric generation stations in Guatemala of a type and size similar to the Project as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy.
          “PUHCA” means the Public Utility Holding Company Act of 2005, including the implementing regulations of FERC.
          “Purchase Notice” has the meaning set forth in Section 2.2A.
          “Quarterly Payment Dates” means March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date; provided that if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day.
          “Quetzal” means the lawful money of the Republic of Guatemala.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.
          “Restoration” shall mean, in the case of any Casualty Event, the restoration, repair, replacement or rebuilding of the Project or relevant part thereof, including, without limitation, designing, engineering, constructing and completing such repair or restoration, or the applicable portion thereof subject to the Casualty Event, as nearly as practicable to its value, condition and character immediately prior to such Casualty Event, with such alterations and additions as may be made pursuant to and subject to the applicable provisions of this Agreement and the other Financing Documents, together with any temporary repairs and property protection measures taken pending completion of the work.
          “Restricted Junior Payments” means (i) any dividend or other distribution, direct or indirect, on account of any Security of Issuer now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Security of Issuer now or hereafter outstanding, (iii) any payment in respect of Permitted Subordinated Indebtedness, and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Security of Issuer now or hereafter outstanding.
          “Revenue Code” means the Código Tributario and Ley del Impuesto Sobre la Renta of Guatemala, as amended, supplemented or modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group or any successor entity.
          “SEC” means the Securities Exchange Commission of the United States of America.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security” or “Securities” means any stocks, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Security Documents” means the Security Trust Agreement, the Administrative Trust Agreement, the PRI Security Agreement, the Subordinated Debt Security Agreement and any Additional Financing Documents which purport to grant a Lien to Note Holder or any Agent on their behalf on any assets or property, or rights title or interest, of any Transaction Party to secure payment or performance of the Obligations.
          “Security Trust Agreement” means the Contrato de Fideicomiso Irrevocable de Garantía, dated on or prior to the Closing Date, to be documented through a public deed among, Issuer, Note Holder, OrPower 2, OrPower 9 and the Security Trustee, in form and substance satisfactory to Note Holder, and by which Issuer, OrPower 2 and OrPower 9 will subject the Facilities, Economic Unit, real estate, assets, Project Documents, including usufruct and contractual rights from the Project Documents, Authorizations, equity participations in Issuer, interests, rights of way and easements, insurance policies and all other related property and assets of the Project and Issuer (whether present or future) to the security trust constituted therein for purposes of creating a first priority and perfected security interest in favor and for the benefit of Note Holder or Agent as it may be amended, supplemented or modified from time to time.

          “Security Trustee” means Financier Industrial, Sociedad Anónima or its successor in its capacity as trustee under the Administrative Trust Agreement and the Security Trust Agreement.
          “Shareholder Loan Agreement” means the Shareholder Loan Agreement, dated on or prior to the Closing Date, between OrPower 9 and Issuer.
          “Shareholder Loans” means the loans evidenced by that certain Shareholder Loan Agreement.
          “Solvent” means, with respect to any Person, that as of the date of determination, both (A) the then fair saleable value of the property of such Person is (x) greater than the total amount of liabilities (including Contingent Obligations) of such Person and (y) greater than the amount that will be required to pay the probable liabilities of such Person’s then existing Indebtedness as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, and (B) such Person is solvent within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers.
          “Subordinated Debt Security Agreement” means the Subordinated Debt Security Agreement, dated on or prior to the Closing Date, between OrPower 9 and Note Holder in form and substance satisfactory to Note Holder.
          “Subordination Agreement” means the Subordination Agreement, dated on or prior to the Closing Date, between Issuer, OrPower 9 and Note Holder in form and substance satisfactory to Note Holder.
          “Subsidiary” or “Subsidiaries” means as applied to any Person, (i) any corporation, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership or limited liability company of which (x) more than 50% of the economic interests are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (y) which such Person or one or more of the other Subsidiaries of that Person or a combination thereof controls (including any Person in which such Person or one or more other Subsidiaries of that Person or a combination thereof own or control more than 50% of the general partner or managing member) interests, but excluding any community trust or welfare fund established or managed by or on behalf of Issuer.
          “Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority and wherever imposed, levied, collected, withheld or assessed.

          “Total Casualty/Condemnation Event” means the occurrence of any Casualty Event or Condemnation Event affecting all or substantially all of the Project, any Facility or the assets and properties of Issuer or that could be reasonably expected to prevent Issuer from complying with its Obligations.
          “Transaction Parties” means, as of the date hereof, Issuer, Parent, Ormat Technologies (but only until the termination of the Guaranty in accordance with its terms unless such party subsequently enters into a Financing Document), OrPower 2, OrPower 9, and any party (other than Note Holder, any Transferee and Agent) to a Subordination Agreement, and, thereafter, such Persons and any other Person (other than Note Holder, any Transferee and the Agent) that enters into an Additional Financing Document; each such Person is referred to herein individually as a “Transaction Party”.
          “Transferee” means any Person that is a transferee or assignee of, or that has been granted a participation in, a Note, and any successor to such Person’s or any other Note Holder’s interest in a Note.
          “UNFCCC” means the United Nations Framework Convention on Climate Change adopted in New York on May 9, 1992.
          “Updated Forecast” has the meaning set forth in Section 6.1(vi).
          “Upfront Fee” has the meaning set forth in Section 3.2A.
          “Usufruct Agreement” means the Usufruct Agreement (Contrato de Usufructo Oneroso de los Activos y de los Bienes Raíces del Campo Geotérmico Amatitlán) dated April 25, 2003 between INDE and Issuer contained in public deed number 17 authorized in Guatemala City by notary public Alejandro José Cofiño Rodríguez.
          “Wellfield Maintenance Reserve Account” means each special account designated by that name or the name “Cuenta de Reserva para Mantenimiento del Campo Geotérmico en Dólares” or “Cuenta de Reserva para Mantenimiento del Campo Geotérmico en Quetzales” and established pursuant to the terms of the Administrative Trust Agreement.
          “Wellfield Maintenance Reserve Requirement” means, in respect of any Fiscal Year, the total amount of costs and expenses for the maintenance of the wellfield in relation to the Project, that is set forth in Exhibit III with respect to such Fiscal Year.
     1.2 Accounting Terms
          For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with the Accounting Principles.
     1.3 Other Definitional Provisions
          References to “Sections” shall be to Sections of this Agreement unless otherwise specifically provided. Each reference to an agreement or Note shall mean and include all amendments, supplements and modification thereto as (i) are duly entered into in accordance with the terms thereof by the parties thereto and (ii) do not violate the terms hereof or constitute a default hereunder. No reference in this Section 1 to any agreement or instrument as amended, supplemented or modified from time to time shall be deemed to constitute a consent by Note Holder to any such amendment, supplement or modification or to be in limitation or derogation of the restrictions set forth in Section 7.6 hereof. Each reference to a Law shall mean and include such Law as amended or supplemented from time to time and any supplements or replacement provisions of Law. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined unless the context requires otherwise. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. References to a Person or Note Holder are, unless the context otherwise requires, also to its successors and permitted assigns.
SECTION 2. NOTE AUTHORIZATION; CLOSING; AND DELIVERY
     2.1 Closing
          A. Authorization of Note. Issuer has authorized the issuance, in accordance with and subject to the terms and conditions of this Agreement, to Note Holder of a secured single draw promissory note on, and dated, the Closing Date, in the aggregate principal amount of $42,000,000 in the form of Exhibit I (herein called the “Note”, and together with any note or notes issued in substitution or replacement thereof or upon any assignment or transfer thereof, the “Notes”), against delivery by Note Holder to Issuer of immediately available funds in the principal amount of the Note (less the amounts specified in Section 2.2B) by wire transfer to such account of Issuer as so designated in writing by Issuer.
          B. Closing. The sale and purchase of the Note contemplated hereby shall be held on the Closing Date at 10:00 a.m., New York, N.Y. time, at the offices of Paul, Hastings, Janofsky and Walker LLP in New York, N.Y. or at such other time and place as Issuer and Note Holder may agree upon. Such closing is hereinafter referred to as the “Closing.”
          C. Delivery. Subject to the terms of this Agreement, at the Closing, Issuer will, unless otherwise requested by Note Holder, deliver to Note Holder the Note being issued to Note Holder hereunder.
     2.2 Note Purchase
          A. Purchase Notice. At least five (5) Business Days prior to the Closing Date, Issuer shall deliver to Note Holder written notice that Issuer desires to sell to Note Holder the Note (a “Purchase Notice”). The Purchase Notice shall specify the principal amount of the Note to be purchased, which shall not exceed $42,000,000, the requested Closing Date, and shall certify that those conditions precedent set forth in Section 4 which are under the control of Issuer will be satisfied as of the Closing Date.
          B. Note Purchase. If, on the Closing Date, all conditions precedent contained in this Agreement have been satisfied (including all conditions set forth in Section 4 as applicable), as determined by Note Holder in its sole and absolute discretion, Note Holder shall purchase the Note by payment of the principal amount thereof to Issuer (as provided in Section

2.1A) in Dollars less (1) any amounts then due and payable to Note Holder pursuant to the Financing Documents for which payment has not already been made (which amounts will be applied, on behalf of Issuer, directly by Note Holder (and as to which Issuer hereby irrevocably and unconditionally authorizes and instructs Note Holder to apply) to payment of such amounts), including but not limited to payment of the Upfront Fee and all costs and expenses of Note Holder and any Transferee then due and payable, and (2) the amount required to fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement (to the extent not funded with a Letter of Credit), which amount shall be deposited by Note Holder, on behalf of Issuer, into the Debt Service Reserve Account.
     2.3 Use of Proceeds
          The proceeds of the Note purchase remaining after the application of funds contemplated by Section 2.2B above shall be used solely to fund or reimburse Issuer or Parent (directly or through any Subsidiary) for costs incurred to develop and construct the Project and pay fees, costs and expenses of Issuer relating to the transactions contemplated by this Agreement, including without limitation, the costs, fees and expenses of Note Holder or any Transferee relating to its participation or syndication of the Note.
SECTION 3. THE NOTES — MATURITY; INTEREST AND FEES; PRINCIPAL PAYMENTS
     3.1 Maturity
          Each Note shall mature on the Maturity Date, and on such date, or on any accelerated maturity as herein provided, the full amount of principal under each Note then outstanding, all accrued and unpaid interest thereon and, if applicable, all Prepayment Fees thereon shall be due and payable.
     3.2 Fees and Interest
          A. Fees.
          On the Closing Date, Issuer shall pay to Note Holder a non-refundable upfront fee equal to 1.25% of the aggregate principal amount of the Note (the “Upfront Fee”), which shall be paid from (or netted against) the purchase proceeds of the Note.
          B. Interest on Note.
               (i) Interest. Subject to Section 3.2B(ii), the unpaid principal amount of the Note shall bear interest at a rate of nine and eighty-three hundredths percent (9.83%) per annum (the “Base Interest Rate”) payable in arrears on each Quarterly Payment Date for interest amounts accrued to (but excluding) such date, provided that, notwithstanding anything to the contrary in any Financing Document, in the event that the Closing does not occur on May 19, 2009 and notwithstanding that the Note is not purchased on such date (other than due to a breach of this Agreement by Note Holder), then, Issuer agrees that interest will be payable by it at the Base Interest Rate on the aggregate amount of $42,000,000 from and including the date of May 19, 2009.

               (ii) Default Interest Rate. Any Obligations hereunder, including principal repayment or prepayment, interest, fees (including the Prepayment Fee, if applicable) and costs and expenses, not paid when due shall bear interest at the Default Interest Rate until paid in full. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, the unpaid principal amount of the Note and any accrued and unpaid interest thereon, shall bear interest at the Default Interest Rate until paid in full.
               (iii) Computation of Interest. Interest on the Notes accrued pursuant to Sections 3.2B(i), and 3.2B(ii) shall be computed on the basis of a year consisting of three hundred sixty (360) days and the actual number of days elapsed in the period during which it accrues.
               (iv) Maximum Amount of Interest. Anything to the contrary herein or in any Financing Document notwithstanding, interest payable hereunder shall not exceed the Highest Lawful Rate.
     3.3 Scheduled Principal Repayments and Prepayments
          A. Scheduled Principal Repayments. Subject to Section 3.1, Issuer shall pay to Note Holder the amount set forth below of the principal amount of the Notes, in equal quarterly installments on each Quarterly Payment Date, commencing September 15, 2009, and, in the case of the last installment payment, on the Maturity Date (provided, that if the Maturity Date is not a Business Day, then the last installment payment shall be paid on the Business Day next succeeding the Maturity Date).

Principal Payment Date	Principal Repayment ($)
September 15, 2009	466,032
December 15, 2009	477,960
March 15, 2010	490,224
June 15, 2010	502,782
September 15, 2010	515,676
December 15, 2010	528,864
March 15, 2011	542,430
June 15, 2011	556,332
September 15, 2011	570,570
December 15, 2011	585,186
March 15, 2012	600,180
June 15, 2012	615,594
September 15, 2012	631,344

Principal Payment Date	Principal Repayment ($)
December 15, 2012	647,514
March 15, 2013	664,104
June 15, 2013	681,156
September 15, 2013	698,586
December 13, 2013	716,478
March 15, 2014	734,832
June 15, 2014	753,690
September 15, 2014	773,010
December 15, 2014	792,792
March 15, 2015	813,120
June 15, 2015	833,952
September 15, 2015	855,330
December 15, 2015	877,254
March 15, 2016	899,724
June 15, 2016	24,175,284
          B. Special Event Prepayment of Principal.
               (i) Upon the occurrence of any Total Casualty/Condemnation Event, Issuer shall, within sixty (60) days of such Total Casualty/Condemnation Event prepay in full the total outstanding principal amount of the Notes, plus all accrued interest thereon, plus all other Obligations owing under the Financing Documents, plus 50% of the Prepayment Fee that would otherwise apply to a voluntary prepayment made on such prepayment date.
               (ii) Upon the occurrence of any change in Law which results in any increase in the amount of any withholding tax payable in respect of payments under a Note, Issuer may, upon not less than thirty (30) Business Days prior notice to Note Holder, prepay in full the total principal amount of the Note outstanding, in whole but not in part, provided, however that Issuer may not prepay the Note pursuant to this Section 3.3B(ii) if: (a) Note Holder has waived any right to receive an indemnity payment in respect of such increase in withholding tax, or (b) Note Holder undertakes a transfer of the Note to an entity located in a jurisdiction where such increase in withholding tax does not apply, provided, however, that nothing herein shall require Note Holder to make any such transfer. Any such prepayment under this Section 3.3B(ii) shall be in an amount equal to the total outstanding principal amount of the Note, plus all accrued interest thereon, plus all other Obligations owing to Note Holder holding such Note, plus 50% of the Prepayment Fee that would otherwise apply to a voluntary prepayment made on such prepayment date.

               (iii) If (a) Issuer has satisfied the Expansion Requirements, (b) Note Holder has declined to provide the Expansion Financing pursuant its right set forth in Section 9.24D, and (c) Note Holder has declined Issuer’s request to create a Permitted Lien of the type and meeting the requirements contemplated by clause (h) of the definition of Permitted Lien in order to procure such Expansion Financing with a third party lender or provider of debt funding, then Issuer may upon not less than thirty (30) Business Days prior notice to Note Holder, prepay in full the outstanding principal amount of the Note of Note Holder, in whole but not in part, plus all accrued interest thereon, plus all other Obligations owing to Note Holder, but without the payment of Prepayment Fees that would otherwise apply to a voluntary prepayment made on such prepayment date.
               (iv) Upon the occurrence of any Casualty Event or Condemnation Event (other than a Casualty Event or Condemnation Event, which when combined with the loses, damages, casualties and destructions of all preceding Casualty Events and Condemnation Events, does not exceed $10,000,000 in the aggregate during the term of this Agreement), Issuer shall (if requested by Note Holder) prepay, promptly upon receipt of insurance or condemnation proceeds, the outstanding principal amount of the Note of Note Holder, plus all accrued interest thereon and breakage costs, in an amount equal to 100% of such proceeds received by Issuer in respect of such Casualty Event or Condemnation Event, plus 50% of the Prepayment Fee that would otherwise apply to a voluntary prepayment made on such prepayment date. This Section 3.3B(iv) shall not apply in respect of any insurance proceeds from business interruption insurance or third party liability insurance.
          C. Optional Prepayments of Principal. Issuer may, at any time, prepay in full the total outstanding principal amount of the Notes, in whole but not in part; provided, however, that (a) Issuer shall give Note Holder not less than thirty (30) Business Days’ irrevocable prior written notice, specifying the date of prepayment, and (b) any such prepayment shall include all accrued and unpaid interest on the principal amount, if any, together with the Prepayment Fee determined as set forth in Section 3.3D, and the payment in full of all other Obligations owing under the Financing Documents.
          D. Prepayment Fee
               (i) Any prepayment of Notes pursuant to Section 3.3C, and any payment on the Notes required in connection with an acceleration thereof pursuant to Section 8, shall be made together with a prepayment fee that shall equal the mathematical product of (x) the percentage set forth below opposite the date below of such prepayment multiplied by (y) the amount of such prepayment (the “Prepayment Fee”).

Prepayment Date	Prepayment Fee Percentage
Closing Date — May 19, 2010	10%
May 19, 2010 - May 19, 2011	8%
May 19, 2011 - May 19, 2012	5%
May 19, 2012 - May 19, 2013	5%

Prepayment Date	Prepayment Fee Percentage
May 19, 2013 - May 19, 2014	5%
May 19, 2014 - May 19, 2015	2%
Thereafter	0%
               (ii) Note Holder and Issuer agree that any Prepayment Fee payable pursuant to this Section 3.3D is a liquidated amount agreed upon to provide yield maintenance protection, is a reasonable estimate of Note Holder’s loss in connection with the applicable prepayment and does not constitute a penalty.
          E. General Provisions Relating to Prepayments.
          Subject to Section 3.4, all prepayments of the Note pursuant to Section 3.3B, Section 3.3C, or due as a result of an acceleration under Section 8, shall be applied to reduce the scheduled installments of principal of the Note set forth in Section 3.3A in inverse order of maturity.
     3.4 Application of Mandatory Payments
          Any prepayments in accordance with Sections 3.3B and 3.3C, any prepayment due as a result of an acceleration under Section 8 and any principal payments in accordance with Sections 3.1 or 3.3A shall be applied in the following order of priority: (i) first, to any costs and expenses of Note Holder and Agent incurred in connection with the transactions contemplated under this Agreement and the other Financing Documents; (ii) second, to any outstanding interest then due and payable at the Default Interest Rate pursuant to this Agreement to the full extent thereof; (iii) third, to any outstanding interest then due and payable at the Base Interest Rate pursuant to this Agreement to the full extent thereof; (iv) fourth, to the Prepayment Fee, if any, due pursuant to this Agreement to the full extent thereof; (v) fifth, to the payment of any other Obligations (other than as provided in the immediately forgoing clauses and in respect of principal); and (vi) sixth, to principal outstanding under the Note to the full extent thereof.
     3.5 Net Payments; Taxes
          A. Any and all payments by or on account of any Obligation hereunder or under any other Financing Document shall be made without setoff, counterclaim or other defense and shall be made free and clear of and without deduction of or withholding for any Indemnified Taxes (including, without limitation, Other Taxes). If for any reason Issuer shall be required by any Governmental Authority to deduct or withhold any Indemnified Taxes (including, without limitation, Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) Note Holder, Agent or Transferee receives an amount equal to the sum it would have received had no such deductions been made, (ii) Issuer shall make such deductions or withholdings and (iii) Issuer shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

          B. In addition, Issuer shall pay any Indemnified Taxes (including, without limitation, Other Taxes) to the relevant Governmental Authority in accordance with applicable Law, and, if the liability for any Indemnified Taxes (including, without limitation, Other Taxes) is imposed on Note Holder, Issuer shall pay such Tax to the relevant Governmental Authority on behalf of and in the name of Note Holder.
          C. Issuer shall indemnify Note Holder, Agent or Transferee, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including, without limitation, Other Taxes) paid or payable by Note Holder, Agent or Transferee on or with respect to any payment by or on account of any Obligation hereunder or under any other Financing Document (including Indemnified Taxes (including, without limitation, Other Taxes) imposed or asserted on or attributable to amounts payable under this Section 3.5) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including, without limitation, Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. To the extent practical, Note Holder shall provide notice to Issuer of its intent to make any such payment at least ten (10) days prior to making any such payment. A certificate as to the amount of such payment or liability delivered to Issuer by Note Holder shall be conclusive and binding absent manifest error.
          D. As soon as practicable after any payment of Indemnified Taxes (including, without limitation, Other Taxes) by Issuer to a Governmental Authority, Issuer shall deliver to Note Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Note Holder. In the event any amounts in respect of which Issuer makes a payment under this Section 3.5 are refunded to Note Holder (or Transferee, as applicable), Note Holder shall refund such amounts to Issuer, less any reasonable costs incurred by Note Holder (or Transferee, as applicable) to recover such amounts and in the administration thereof; provided that Issuer, upon the request of Note Holder (or Transferee, as applicable), agrees to repay the amount paid over to Issuer (plus any penalties, interest and other charges imposed by the relevant Governmental Authority) to Note Holder (or Transferee, as applicable) in the event Note Holder (or Transferee, as applicable) is required to repay such refund to such Governmental Authority. This Section 3.5D shall not be construed to require Note Holder (or Transferee, as applicable) to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Issuer or any other person.
          E. In the event any Indemnified Taxes would be due hereunder, Note Holder shall use reasonable efforts to fund or maintain the Note through another funding office of Note Holder (including, making a request to any participant in a Note to make reasonable efforts to be bound by the same terms), if (i) as a result thereof the circumstances which would cause the requirement to pay Indemnified Taxes cease to exist or would be materially reduced and (ii) as determined by Note Holder in its sole discretion, such action would not otherwise be disadvantageous to Note Holder in any respect (or in Transferee’s sole discretion, such action would not otherwise be disadvantageous to Transferee); provided that Note Holder will not be obligated to utilize such other funding office pursuant to this Section 3.5E unless Issuer agrees to pay all incremental expenses incurred by Note Holder and Transferee as a result of utilizing such other funding office as described above.

     3.6 General Provisions Regarding Payment.
          If more than one Note is outstanding, any payment on the Notes shall be applied to each Note in the proportion that its principal amount outstanding bears to the aggregate of the principal amounts outstanding of all the Notes.
          All payments of principal and interest and other amounts due hereunder and under the Notes shall be in same day funds and delivered to Note Holder not later than 12:00 p.m. (noon) (New York time) on the date due (without setoff or counterclaim) in lawful money of the United States of America in immediately available funds through wire transfer to the account of Note Holder as set forth on Schedule 3.6 opposite the name of Note Holder or at such other place in the United States as shall be designated in writing by Note Holder to Issuer (such payment instructions the “Note Holder Payment Instructions”). At the time of payment, written confirmation of such payment shall be sent to Note Holder by telecopy at the number set forth in Note Holder Payment Instructions indicating the principal and interest paid and a wire transfer identification number. Funds received by Note Holder after that time shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and fees (if applicable) hereunder or under the Note.
     3.7 Representations and Warranties of Note Holder.
          Note Holder hereby represents and warrants to Issuer as of the date of this Agreement that:
          A. Note Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act. It is purchasing the Note for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Note Holder understands that the Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Note.
          B. The source of funds to be used by Note Holder to pay the purchase price of the Note to be purchased by it hereunder does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
SECTION 4. CONDITIONS TO CLOSING
          The obligation of Note Holder to purchase any Note on the Closing Date is subject to the fulfillment to the satisfaction of Note Holder of each of the following conditions precedent:

     4.1 Organizational Documents; Financing Documents and Other Agreements. On or before the Closing Date, Note Holder shall have received the following documents in form and substance satisfactory to Note Holder:
          A. Agreement. An original Agreement duly executed and delivered by Issuer.
          B. Note. An original Note duly executed and delivered by Issuer.
          C. Security Trust Agreement. A certified and authenticated copy (primer testimonio) of the Security Trust Agreement duly executed and delivered by Issuer, the Security Trustee, OrPower 2, OrPower 9 and Note Holder.
          D. Administrative Trust Agreement. A certified and authenticated copy (primer testimonio) of the Administrative Trust Agreement duly executed and delivered by Issuer, the Security Trustee and Note Holder.
          E. Subordination Agreement. An original Subordination Agreement duly executed and delivered by Issuer and OrPower 9.
          F. Parent Undertaking. An original Parent Undertaking Agreement duly executed and delivered by Parent.
          G. PRI Security Agreement. An original PRI Security Agreement duly executed and delivered by Parent.
          H. Subordinated Debt Security Agreement. An original Subordinated Debt Security Agreement duly executed and delivered by OrPower 9.
          I. Other Financing Documents. Originals of each other Financing Document to be entered into on or prior to the Closing Date duly executed and delivered by each party thereto.
          J. Organizational Documents. A copy of the Organizational Documents of each Transaction Party, certified (to the extent such a certification is available) as of a recent date by the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Party.
          K. Resolutions. A copy of the resolutions or written consent of the Board of Directors, members, manager or partners of each Transaction Party, as applicable, approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which such Transaction Party is a party.
          L. Incumbency Certificate. A list of the officers of each Transaction Party authorized to execute on behalf of such Transaction Party the Financing Documents to which such Transaction Party is a party and specimen signatures for each such officer.

          M. Secretary’s Certificate. An Officer’s Certificate of each Transaction Party dated as of the Closing Date attaching each of the documents referred to in Section 4.1J through Section 4.1L required to be delivered for such Person and certifying that such documents are true, correct and complete copies and are in full force and effect without modification or amendment as of the Closing Date.
          N. Good Standing Certificates. A good standing certificate (or equivalent thereto) for each Transaction Party from the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Party, and each other jurisdiction in which such Transaction Party, is qualified to do business, each dated a recent date prior to the Closing Date.
          O. Third Party Notices. Evidence, satisfactory to Note Holder, that all notices have been delivered to INDE and MEM to the extent required under the Project Documents.
          P. Reports. A report from each of (a) the Independent Insurance Advisor, (b) the Independent Engineer, and (c) the Independent Geothermal Engineer, in respect of the Project, in each case in form and substance satisfactory to Note Holder.
          Q. Transfer Annotation. A certified copy of the annotation at the Registro Mercantil of Guatemala regarding the submission of the equity participations in Issuer to the security trust as per the Security Trust Agreement.
          R. Subordinated Indebtedness Documents. A copy, certified by Issuer as true and complete of each document evidencing Permitted Subordinated Indebtedness in effect as of the Closing Date.
          S. Capital Expenditures Side Letter. An original Capital Expenditures Side Letter duly executed and delivered by Ormat Technologies.
     4.2 Consents. Issuer shall have obtained any and all consents, permits and waivers, and completed all filings necessary or appropriate for the issuance and sale of the Note and the consummation of the other transactions to occur on the Closing Date as contemplated by this Agreement and the other Financing Documents, and any applicable waiting periods shall have expired.
     4.3 Performance of Obligations. As of the Closing Date, each Transaction Party shall have performed all obligations and satisfied all conditions that this Agreement and the other Financing Documents provide shall be performed by it on or before the Closing Date.
     4.4 Financial Statements; Base Case Forecast; Operating Budget. Issuer shall have delivered to Note Holder (i) the Base Case Forecast in form and substance satisfactory to Note Holder (ii) the Financial Statements, and (iii) the initial Operating Budget for Issuer for the period from January 1, 2009 through December 31, 2009, in the form attached hereto as Exhibit II and as otherwise satisfactory to Note Holder.

     4.5 No Change. Since December 31, 2007, except as disclosed to Note Holder in the Financial Statements, there has not occurred a Material Adverse Effect, and no Material Adverse Effect is currently continuing.
     4.6 Regulatory Matters. Issuer shall have obtained all governmental and regulatory licenses, permits, consents and approvals (including, without limitation, environmental and electrical licenses, permits, consents and approvals) required to own and operate the Project and all such licenses, permits, consents and approvals shall be in full force and effect.
     4.7 Searches; Security Interests; Filings. Note Holder shall have received judgment searches in Guatemala City and Lien searches with respect to each Transaction Party that is party to a Security Document in each jurisdiction in which such Person is organized or its principal executive offices are located and any Collateral is located, or as Note Holder shall deem advisable to obtain such searches, and such searches shall reveal no filings or recordings with respect to any of the Collateral or other property of such Person in favor of any Person other than Note Holder or other than with respect to Permitted Liens. Each such Transaction Party shall have delivered, or caused to be delivered, to Note Holder evidence, satisfactory to Note Holder, that such Transaction Party has taken, or caused to be taken, all actions required to perfect a first priority Lien in favor of Note Holder, or make an Assignment to the Administrative Trust Agreement or Security Trust Agreement for the benefit of the Note Holder, as applicable, in all of the Collateral, subject only to Permitted Liens.
     4.8 Opinions of Counsel. Note Holder shall have received originally executed legal opinions of counsel to the Transaction Parties, dated as of the Closing Date, which opinions shall be in form and substance satisfactory to Note Holder and its counsel. Such opinions shall also be addressed in favor of (and permit distribution to and reliance by) any Transferee that is an Affiliate of Note Holder.
     4.9 Evidence of Insurance. Note Holder shall have received a certificate from Issuer’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained as of the Closing Date pursuant to Section 6.4 is in full force and effect and that Note Holder has been named as beneficiary, additional insured and/or loss payee thereunder to the extent required under Section 6.4.
     4.10 Review of Project Documents. Note Holder shall have received a true, correct, and complete copy of each Project Document and Project Authorization, in each case that are in effect as of the Closing Date, and each such Project Document and Project Authorization shall be in form and substance satisfactory to Note Holder.
     4.11 Cancellation of Political Risk Insurance. Note Holder shall have received an Officer’s Certificate from Parent, in form and substance satisfactory to Note Holder, certifying that irrevocable notice of cancellation has been submitted to the issuer of each political risk insurance policy applicable to the Project.
     4.12 Title Report. Issuer shall have delivered to Note Holder the results of an on-line search report issued by the Real Estate Registry (Registro General de la Propiedad) dated as of a recent date covering the real property interests underlying the Project. Such report shall be in form, scope and substance satisfactory to Note Holder and shall be free of title exceptions other than Permitted Liens or as otherwise acceptable to Note Holder.
     4.13 Credit Analysis. Note Holder shall have received a private credit analysis with respect to Issuer from Fitch evidencing a minimum foreign currency credit rating of BB- or higher.
     4.14 Absence of Defaults. No event shall have occurred and be continuing, or would result from the issuance of the Note, or the consummation of any of the other transactions to be consummated on the Closing Date contemplated under this Agreement or the other Financing Documents, that would constitute an Event of Default or Potential Event of Default.
     4.15 Purchase Notice. Note Holder shall have received, in accordance with the provisions of Section 2.2, an originally executed Purchase Notice (i) requesting that Note Holder purchase the Note, and (ii) irrevocably directing Note Holder to net out from the purchase amount to be paid for the Note those amounts contemplated by Section 2.2(B), signed by an Authorized Officer.
     4.16 Representations and Warranties. The representations and warranties of Issuer contained herein and in the other Financing Documents shall be true and correct in all material respects, except that those representations and warranties that are qualified as to materiality shall be true and correct in all respects, on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
     4.17 No Adverse Laws. The issuance and purchase of the Note and the consummation of the other transactions contemplated under this Agreement and under the other Financing Documents shall be permitted by all applicable Laws to which Note Holder and each Transaction Party is subject.
     4.18 No Orders. No order, judgment, resolution, award or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain Note Holder from purchasing the Note on the Closing Date or the consummation of the transactions contemplated by the Financing Documents.
     4.19 No Litigation. No litigation, investigation, or other proceeding shall be pending, or shall have been commenced or threatened, against any Transaction Party or by which any Transaction Party, the Project or any Collateral is or could be affected, that has a Material Adverse Effect.
     4.20 Solvency. Prior to and after giving effect to the purchase of the Note contemplated hereby, each Transaction Party shall be Solvent.
     4.21 Corporate Proceedings. All corporate and other proceedings in connection with the transactions to be consummated on the Closing Date, and all documents and instruments incident to such transactions, shall be satisfactory in form and substance to Note Holder and its counsel.

     4.22 Conditions Precedent. The conditions precedent of each Transaction Party contained in any other Financing Documents, as applicable, shall have been satisfied in all respects.
     4.23 Officer’s Certificate. Note Holder shall have received an Officer’s Certificate from Issuer certifying to such officer’s knowledge as to the satisfaction of the conditions precedent listed in Section 4.5, Section 4.14, Section 4.16, Section 4.17, Section 4.18, and Section 4.19.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF ISSUER
In order to induce Note Holder to enter into this Agreement and to purchase the Note, Issuer hereby represents and warrants to Note Holder as of the date of this Agreement and the Closing Date that:
     5.1 Ownership; Organization; Business; Subsidiaries
          A. Issuer. Parent is the beneficial owner of, and directly holds legal title to, free and clear of all Liens, all of the equity interests in Ormat Holding Corp., an exempt company established with limited liability under the laws of the Cayman Islands. Ormat Holding Corp. is the beneficial owner of, and directly holds legal title to, free and clear of all Liens, all of the equity interest in OrPower 2 and OrPower 9 which together are the beneficial owners of, and directly hold legal title to, free and clear of all Liens (other than Liens granted pursuant to the Security Documents), all of the equity interests (participaciones sociales) in Issuer, with OrPower 2 holding one percent (1%) of such equity interests and OrPower 9 holding ninety nine percent (99%) of such equity interests. Through its indirect legal and beneficial ownership of all of the equity interests in OrPower 2 and OrPower 9, Parent is the indirect beneficial owner of, and holds indirect legal title to, free and clear of all Liens (other than Liens granted pursuant to the Security Documents), all of the equity interests in Issuer. Other than the equity interests issued to OrPower 2 and OrPower 9, there are no issued and outstanding Securities of Issuer. The ownership interests in OrPower 2, OrPower 9 and Issuer are as set forth on Schedule 5.1A.
          B. Organization and Qualification. Each Transaction Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own or hold under lease or usufruct, and operate, its properties, to carry on its business as now conducted and proposed to be conducted and to execute, deliver and perform each Project Document and Financing Document to which it is a party. Each Transaction Party is duly qualified to do business and in good standing in every jurisdiction where necessary to carry on its present business and operations.
          C. Business. Issuer is not engaged and has not engaged in any business other than ownership and operation of the Project and that contemplated by the Project Documents and Financing Documents. OrPower 2 and OrPower 9 are not engaged and have not engaged in any business other than the ownership of equity interests in Issuer.
          D. Issuance. The ownership interests (participaciones sociales) in Issuer have been duly authorized and validly issued and are fully paid and non-assessable.

          E. Subsidiaries. Issuer has no Subsidiaries and does not own any equity or similar interest in any other Person.
          F. Principal Place of Business.
               (i) The Parent is a corporation registered and organized in the State of Delaware. The name of Parent is “Ormat International, Inc.”, as indicated in the public records of the State of Delaware. Parent’s Delaware organizational number is 2435412.
               (ii) OrPower 2’s chief executive office and principal place of business is and has been, for the previous five years, located in the Cayman Islands and, other than its branch in Guatemala, OrPower 2 has no other place of business.
               (iii) OrPower 9’s chief executive office and principal place of business is and has been, for the previous five years, located in the Cayman Islands and, other than its branch in Guatemala, OrPower 9 has no other place of business.
     5.2 Authorization of Issuance, etc.
          A. Authorization of Issuance. The execution, delivery and performance of each of the Financing Documents have been duly authorized by all necessary action by each Transaction Party that is a party thereto. The issuance of the Note by Issuer in accordance with the terms of this Agreement and the performance by Issuer of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Issuer.
          B. No Conflict. The execution, delivery and performance by each Transaction Party of each Financing Document to which it is a party and the issuance of and performance by Issuer of its obligations under the Note does not and will not (i) violate any provision of any Law applicable to such Transaction Party, any Organizational Document of such Transaction Party, or any order, judgment or decree of any Governmental Authority binding on such Transaction Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Transaction Party (including the Project Documents and any Authorizations), (iii) result in or require the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any properties or assets of such Transaction Party, other than Permitted Liens or (iv) require any approval of stockholders, members or partners or any approval or consent of any other Person under any Contractual Obligation of such Transaction Party, other than approvals or consents which have been obtained and which are set forth on Schedule 5.2B.
          C. Government Consents. Neither the execution, delivery and performance by each Transaction Party of each of the Financing Documents to which it is a party nor the ownership or operation of the Project, will require on the part of such Transaction Party any registration with, consent or approval of, or prior notice to, or other action to, with or by, any Governmental Authority, other than registrations, approvals or consents which have been obtained and are in full force and effect.
          D. Binding Obligation. Each of the Financing Documents is the legally valid and binding obligation of each Transaction Party that is a party thereto, enforceable against it in accordance with its respective terms except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
          E. Issuance of the Note. The Note, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, free of any Liens created by Issuer and enforceable against Issuer in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Assuming the accuracy of the representations and warranties of Note Holder set forth herein, the offer and sale of the Note purchased or to be purchased by Note Holder under this Agreement, will be made in accordance with, and in full compliance with, all applicable Laws.
          F. None of Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf, has (i) offered for sale or solicited offers to purchase the Note (other than the Note Holder) or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Note. No Person other than the Note Holder has been solicited or otherwise approached by Issuer or its representatives in connection with the offering and sale of the Note. Neither Issuer, nor any representative of Issuer, has offered or sold, and neither will offer or sell, any security in any manner that would require registration of the Note under the Securities Act, nor has it authorized, nor will it authorize, any Person to act in such manner.
          G. The Note is not and has not been listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated inter-dealer quotation system.
          H. None of Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Note.
          I. The use of proceeds of the Note will not violate Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation U (12 C.F.R., Chapter II, Part 221) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other margin regulation of the Board of Governors of the Federal Reserve System.
          J. It is not necessary to qualify an indenture in respect of the Note under the United States Trust Indenture Act of 1939, as amended.
     5.3 Financial Condition
          A. The Financial Statements were prepared in accordance with GAAP, and fairly present in all material respects the financial position, as at the respective dates thereof, and the results of operations and cash flows, for each of the periods then ended, for the Persons covered thereby, subject, in the case of any unaudited Financial Statements, to absence of footnotes and changes resulting from audit and normal year-end adjustments.
          B. As of the Closing Date, Issuer does not have any material liabilities, direct or contingent (including any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment), which are required to be shown on the Financial Statements under GAAP, except as has been disclosed in such Financial Statements.
     5.4 Changes, etc.
          No Material Adverse Effect exists or, except as disclosed to Note Holder in the Financial Statements, has occurred since December 31, 2007.
     5.5 Title to Properties; Liens
          Issuer has good, marketable and legal title (or in the case of leased or usufructed properties and assets, good, marketable and legal leasehold or usufruct interests and rights) to all of its properties and assets free and clear of all Liens, except for Permitted Liens.
     5.6 Litigation; Compliance with Law, Insurance, etc.
          A. Except as set forth in Schedule 5.6, there is no action, suit, proceeding, arbitration or governmental investigation at Law or in equity or before or by any arbitrator or Governmental Authority pending or, to the best knowledge of Issuer, threatened (a) against or affecting Issuer or the assets or properties of Issuer (including the Project) involving a claim in excess of $100,000, or (b) questioning the validity or enforceability or otherwise affecting this Agreement, any other Financing Document, any Project Document or any Project Authorization.
          B. Issuer is not, nor immediately after the Closing will be, (i) in violation of any applicable Law, except for any immaterial violation that would not have a Material Adverse Effect, (ii) in default with respect to any final judgment, writ, injunction or decree of any Governmental Authority or (iii) in violation of any material requirement of its insurance.
     5.7 Taxes
          Except as set forth on Schedule 5.7, all Tax returns and reports required to be filed by Issuer have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed, all such Tax returns are true and correct, and all Taxes, assessments, fees and other governmental charges upon Issuer and upon its properties, assets, income, businesses and franchises that are due and payable have been paid. All Taxes that Issuer is required to collect or withhold from its employees and third parties have been collected or withheld, as the case may be, and have been or will be remitted to the appropriate taxing authority in accordance with applicable Law. No Tax return is under audit or examination by any Governmental Authority.

     5.8 Project Documents; Performance of Contractual Obligations
          A. Other than the Project Documents, there is no material contract, lease, instrument or agreement relating to the ownership, operation or maintenance of the Project. Each Project Document is in full force and effect, and Issuer has provided to Note Holder full, correct and complete copies of all Project Documents.
          B. Issuer is not in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of its Contractual Obligations (including the Project Documents), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except for any immaterial default that would not have a Material Adverse Effect. To Issuer’s knowledge, no other party to any Project Document is in default on any of their respective obligations thereunder, except for any immaterial default that would not have a Material Adverse Effect.
          C. Schedule 5.8C lists all documents evidencing Indebtedness of Issuer. True and correct copies of each such document have been delivered to Note Holder.
          D. Other than the Financing Documents, Issuer is not party to and is not otherwise subject to any agreement or instrument or any charter or other internal restriction that limits the ability of Issuer to make distributions or limits the ability of the Transaction Parties to create Liens on their property or equity interests or contains a change of control provision that would be triggered upon any exercise of Note Holder’s remedies under the Financing Documents (including but not limited to foreclosure on the pledged equity interests).
     5.9 Regulation
          A. Issuer is duly registered or authorized (as applicable) as a power producer (generador de energía electrica) at MEM, as a wholesale electricity market generation agent (agente generador del mercado mayorista), at AMM, and authorized for transport capacity access by the CNEE, and is not currently subject to any pending registration, filing, authorization, approval, inquiry, investigation or challenge from any Governmental Authority relating to its status as a power producer, wholesale electricity market agent and electricity agent.
          B. Issuer has a validly issued order from AMM, not subject to any pending challenge, investigation, proceeding, or company specific rate cap or mitigation measure, authorizing it to engage in wholesale sales of electricity at market-based rates as per the applicable Laws and regulations of Guatemala. Issuer has market-based rate authorization which remains in full force and effect.
     5.10 Employment, Pension Fund and Labor Relations
          Neither Issuer nor any ERISA Affiliate sponsors, contributes to, maintains, participates in, or has any actual or contingent liability in respect of any ERISA Plan or Multiemployer Plan or has sponsored, contributed to, maintained, participated in, or incurred any actual or contingent liability in respect of such ERISA Plan or Multiemployer Plan within the last six (6) years.

     5.11 Authorizations
          A. All Authorizations (except immaterial Authorizations the absence of, or non-compliance with, which would not have a Material Adverse Effect) necessary under applicable Laws to be obtained by Issuer for the current conduct of its business, including, without limitation, the ownership and operation of the Project, have been duly obtained, were validly issued, are in full force and effect, are not subject to any pending challenge, are listed and (to the extent set forth thereon) held in the name of the Person set forth in Schedule 5.11A, and such Authorizations are free from conditions or requirements except as set forth in Schedule 5.11A. As of the Closing Date, Issuer has delivered to Note Holder a true, correct and complete copy of each such Authorization heretofore obtained. The information set forth in each application and all other written materials submitted by or on behalf of Issuer to the applicable Governmental Authority in connection with each such Authorization was, as of the date of such application or other written material, or if earlier, the date specified therein, accurate and complete in all material respects and did not omit to state any material fact necessary to make such information not misleading; provided that no representation is made with respect to any information in the nature of projections, other than that such projections were made in good faith on the basis of assumptions that were reasonable when made.
          B. Except as set forth in Schedule 5.11B, no additional Authorizations or any transfer of any Authorizations would be required in connection with the exercise of remedies by Note Holder or any Agent under the Security Documents.
          C. Issuer is in compliance, except for any immaterial noncompliance that would not have a Material Adverse Effect, with all applicable Laws and Authorizations imposed by any Governmental Authority.
     5.12 Environmental Protection
          Except as set forth in Schedule 5.12 hereto:
               (i) The operations of Issuer and the ownership and operation of the Project (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;
               (ii) Issuer is in material compliance with the terms and conditions of all Authorizations issued pursuant to Environmental Laws necessary to its operations and the ownership and operation of the Project;
               (iii) Issuer has not received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of, or in connection with, any Hazardous Materials or (b) written Environmental Claim, and none of the Project or any other operations of Issuer have received written notice that they are the subject of any investigation by any Governmental Authority relating to or in connection with any Release, management, or exposure to Hazardous Materials at the Project, any Facility or at any other location;

               (iv) There is no judicial or administrative proceeding pending against the Project or any other operations of Issuer alleging the violation of, or liability under, any Environmental Laws;
               (v) Neither Issuer, any of its operations nor the Project is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (a) violation of any Environmental Laws or (b) any Environmental Claims;
               (vi) Issuer has not notified any Governmental Authority under any Environmental Law of a Release of Hazardous Materials at any Facility, except where such Release is in material compliance with applicable Laws;
               (vii) To Issuer’s knowledge, there are no conditions, occurrences, or Hazardous Materials that exist on, under or about the Project or any Facility in a manner that is not in material compliance with Environmental Law and that can reasonably be expected to give rise to a material Environmental Claim;
               (viii) Issuer has not disposed of any Hazardous Materials in a manner that can reasonably be expected to give rise to a material Environmental Claim;
               (ix) No underground storage tanks or surface impoundments, other than spill containments, are on or at the Project or the Facilities;
               (x) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to the Project or any Facility; and
               (xi) Issuer has carried out the Project in accordance with the registered Project Design Document and applicable Law.
     5.13 Base Case Forecast
          The financial projections for Issuer (the “Base Case Forecast”) attached as Schedule 5.13 hereto provided to Note Holder were prepared by Issuer in good faith and with due care and (subject to the assumptions stated therein) fairly present the best estimates as of the date hereof of Issuer as to the matters covered thereby, it being acknowledged that such projections are subject to the uncertainty inherent in all projections of future results and that there can be no assurance that the results set forth in such projections will in fact be realized. As of the date hereof, to Issuer’s knowledge, no event or circumstance has occurred or exists which would make the Base Case Forecast materially inaccurate or misleading.
     5.14 Financial Advisers, Finders and Brokers
          Except as set forth in Schedule 5.14, no broker’s or finder’s fee or commission will be payable with respect to this Agreement, any other Financing Document, or any of the transactions contemplated hereby or thereby for which any Transaction Party may have any liability (other than fees payable to Note Holder), and Issuer hereby indemnifies the Indemnitees against, and Issuer agrees that it will hold the Indemnitees harmless from any claim, demand or liability for any such broker’s or finder’s fees or commission alleged to have been incurred in connection herewith or therewith and any expenses (including, without limitation, reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
     5.15 Solvency
          Issuer is, and on and after the issuance of the Note and the consummation of the other transactions contemplated hereby and by the other Financing Documents and Project Documents will be, Solvent.
     5.16 Full Disclosure
          No representation, warranty or other statement made, or other information furnished, by any Transaction Party in this Agreement or any other Financing Document, or in any certificate, written statement or other document previously furnished to Note Holder or any participant under the Note by any Transaction Party or by any authorized agents of any such Person contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements contained in such documents, written statements or certificates, when taken as a whole, not misleading in light of the circumstances in which the same were made (it being understood, however, that the representations regarding the Base Case Forecast are limited as set forth in Section 5.13 hereof). There is no material fact known (or which should upon exercise of reasonable diligence be known) to any Transaction Party (other than matters of a general economic nature) on the date hereof that such Transaction Party has not disclosed to Note Holder in writing prior to the date of this Agreement that has a Material Adverse Effect.
     5.17 Patents; Licenses; Franchises and Formulas.
          Issuer owns, has a license to use or otherwise has the right to use, free and clear of any pending or threatened Liens (other than Permitted Liens), and Issuer is in material compliance with the terms of, all the patents, patent applications, trademarks, permits, service marks, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto, and has obtained assignments of all leases and other rights of whatever nature with respect to the usage of technology or other property that are necessary for the conduct of the business of Issuer, including without limitation, the operation of the Project, without any known conflict with the rights of others. Except for amounts payable in respect of the Usufruct Agreement, there are no royalties or fees payable or to be payable under any such agreement.
     5.18 Single-Purpose Company.
          Issuer has not engaged in, nor will it engage in any business or trade nor has it incurred any liabilities other than in connection with the development, construction, ownership and operation of the Project and its participation in the transactions contemplated by the Project Documents and the Financing Documents. Issuer has established offices in Guatemala City and at the Project site only and does not have a place of business at any other location.

     5.19 Fees and Enforcement.
          Other than amounts that have been paid in full or will have been paid in full by the Closing Date, no fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of the Project Documents, Project Authorizations and the Financing Documents, except for fees and expenses payable for the registration or annotation required pursuant to Sections 6.17 and 6.18.
     5.20 Availability and Transfer of Foreign Currency.
          All requisite foreign exchange control approvals and other Authorizations, if any, have been validly obtained and are in full force and effect to permit and authorize (a) Issuer to make any and all payments in Dollars to Note Holder contemplated by any Financing Document; and (b) the Security Trustee to convert all sums received under or as per any Financing Document or Project Document from Quetzales to Dollars, immediately upon receipt thereof, and to use the Dollars as necessary to perform all of its obligations under any Financing Document.
     5.21 Security Documents.
          A. Issuer is lawfully possessed of (i) a valid and subsisting leasehold estate and usufruct rights in and to the Project as per the Project Documents, and (ii) a valid and subsisting freehold estate in, and good and marketable title to, the Facilities, the Economic Unit and certain real estate of the Project free and clear of all Liens other than Permitted Liens.
          B. The provisions of the Security Documents are effective to create, in favor of the Security Trustee in each case for the benefit of Note Holder, a legal, valid, enforceable and, upon registration pursuant to Section 6.17, perfected Lien on all of the property, assets, rights, interests and revenues of Issuer, including, without limitation, a legal, valid, enforceable and, upon registration pursuant to Section 6.17, perfected assignment as security of the Project Documents, including all of the rights deriving from the Project Documents, and Authorizations, and, upon registration pursuant to Section 6.17, all necessary and appropriate recordings and filings will have been made in all appropriate public offices, and all other necessary and appropriate action will have been taken so that each such Security Document under which Issuer or any Transaction Party purport to grant Liens, including the Assignment of Collateral, pursuant thereto creates an effective Lien on all right, title, estate and interest of Issuer (or Transaction Party, as the case may be) in the property, assets, rights, interests and revenues of Issuer (or Transaction Party) covered thereby, prior and superior to all other Liens except for Permitted Liens, and, upon registration pursuant to Section 6.17, all necessary and appropriate Authorizations and consents to the creation, effectiveness, priority, perfection and enforcement of such Liens will have been obtained from each of the parties to the Security Documents and the relevant Governmental Authorities. The provisions of the Administration Trust Agreement are valid and effective to cause all Collateral that is Assigned from time to time thereunder to constitute an estate separate from the estate of each of the Persons contributing such Collateral pursuant to the terms thereof. The Assignment of Collateral pursuant to the Administrative Trust Agreement and the Security Trust Agreement does and will not constitute a fraudulent conveyance or be otherwise subject to avoidance.

          C. The provisions of the PRI Security Agreement and the Subordinated Debt Security Agreement are each effective to create, in favor of Note Holder, a legal, valid, enforceable and perfected Lien on the Collateral described therein, and all necessary and appropriate recordings and filings have been made in all appropriate public offices, and all other necessary and appropriate action has been taken (or will be taken on or before the Closing Date) so that each of the PRI Security Agreement and the Subordinated Debt Security Agreement creates an effective Lien on the Collateral covered thereby, prior and superior to all other Liens except for Permitted Liens, and all necessary and appropriate Authorizations and consents to the creation, effectiveness, priority, perfection and enforcement of such Liens will have been obtained from OrPower 9 and the relevant Governmental Authorities. The assignment of Collateral pursuant to each of the PRI Security Agreement and the Subordinated Debt Security Agreement does and will not constitute a fraudulent conveyance or be otherwise subject to avoidance.
          D. So long as the Security Trustee or its agent has continuous possession of the equity participations in Issuer, upon transfer annotation at the Registro Mercantil pursuant to Section 6.17, the security interests created in favor of the Security Trustee, as pledgee or trustee for the benefit of Note Holder, under the Security Trust Agreement constitutes first perfected security interests in the equity interests in Issuer described in the Security Trust Agreement under Guatemala law subject to no security interests of any other Person. Except for the transfer annotation at the Registro Mercantil pursuant to Section 6.17, no filings or recordings are required in order to perfect such security interests created in the equity participations in Issuer under the Security Trust Agreement. The equity participations in Issuer are subject to no Liens except pursuant to the Security Documents.
     5.22 Utility Services.
          All utility services necessary for the operation and maintenance of the Project, including, as necessary, but not limited to, water supply, storm and sanitary sewer, electric and telephone services and facilities, are available to the Project.
     5.23 Status of the Obligations.
          The Obligations constitute direct, unconditional and general obligations of Issuer. Issuer has not secured or agreed to secure any Indebtedness (other than pursuant to the Financing Documents) by any Lien upon any of its present or future revenues or assets.
     5.24 Transactions with Affiliates.
          Except as set forth in Schedule 5.24, Issuer is not a party to any contracts or agreements with, or any other commitments to, whether or not in the ordinary course of business, any Affiliates.
     5.25 Regulation of Parties.
          None of Issuer, its Affiliates, Note Holder and the Agent is or will be, solely as a result of the participation by such parties separately or as a group in the transactions contemplated hereby or by any other Financing Document or Project Document, or as a result of the ownership, use or operation of the Project, subject to regulation by any Governmental Authority of the United States of America as a “public utility,” an “electric utility,” an “electric utility holding company,” a “public utility holding company,” a “holding company,” or an “electrical corporation” or a Subsidiary or Affiliate of any of the foregoing under any Law of the United States (including, without limitation, PUHCA and FPA).
     5.26 Investment Company Act.
          Issuer is not subject to regulation or registration as an “investment company” or is a company “controlled” by an “investment company”, each within the meaning of the Investment Company Act.
     5.27 Anti-Terrorism Laws. A. None of Issuer or its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.
          B. None of Issuer or its Affiliates is any of the following (each a “Blocked Person”):
               (i) a Person that is listed in the annex to, or is subject to the provisions of, Executive Order No. 13224;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
               (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
               (v) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or
               (vi) a Person or entity who is affiliated with a Person or entity listed above.
          C. None of Issuer or its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
          D. None of Issuer or its Affiliates is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by

OFAC or engages in, or conspires to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.
     5.28 Outstanding Construction Costs.
          There are currently construction-related costs of approximately $4,200,000 that will be required to be paid by Issuer after the date hereof in connection with construction work for the Project that has been previously completed and construction work for the Project that is currently in progress (including in connection with drilling and piping work), in each case with respect to amounts that have not yet been invoiced to Issuer or are not yet due and payable by Issuer. Such amounts will be paid by Issuer with equity contributions to Issuer or proceeds of Shareholder Loans that will be deposited into the Current Account (Cuenta Local) (as defined in the Administrative Trust Agreement).
SECTION 6. AFFIRMATIVE COVENANTS OF ISSUER
          Issuer covenants and agrees that for so long as any Obligations remain outstanding, Issuer shall perform the covenants in this Section 6.
     6.1 Financial Statements, Notices and Other Reports
          Issuer shall deliver to Note Holder:
               (i) Quarterly Financials: as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of Issuer, complete unaudited financial statements of Issuer, including the balance sheets of Issuer as of the end of such quarter and income statements and statements of cash flows of Issuer for such quarter and for the elapsed portion of the Fiscal Year, in each case prepared in reasonable detail and in accordance with the Accounting Principles consistently applied and setting forth in comparative form the figures for the corresponding period of the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of Issuer that to his or her knowledge after due inquiry they fairly present the financial condition of Issuer as of the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with the Accounting Principles consistently applied (subject to absence of footnotes and changes resulting from audit and normal year-end adjustments);
               (ii) Yearly Financials: as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, (a) complete audited financial statements of Issuer, including the balance sheets of Issuer as of the end of such Fiscal Year and income statements and statements of cash flows of Issuer for such Fiscal Year, in each case prepared in reasonable detail and in accordance with the Accounting Principles consistently applied and setting forth in comparative form the figures for the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of Issuer that to his or her knowledge after due inquiry they fairly present in all material respects the financial condition of Issuer as of the dates indicated and the results of their operations and cash flows for the period indicated in accordance with the Accounting Principles consistently applied and (b) a report thereon of the Auditors, which report shall be unqualified, expressing no doubts, assumptions or qualifications concerning the ability of Issuer to continue as a going concern, and stating that such financial statements fairly present in all material respects the financial position of Issuer as of the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Accounting Principles applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards;
               (iii) Officer’s Certificates: together with each delivery of financial statements delivered pursuant to subdivisions (i) or (ii) of this Section 6.1, a certificate of the chief financial officer or chief accounting officer of Issuer stating that the signer reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Issuer during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Potential Event of Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Issuer has taken, is taking or proposes to take with respect thereto;
               (iv) Reconciliation Statements: if Issuer applies IFRS as its Accounting Principles in the preparation of its financial statements delivered pursuant to subdivisions (i) and (ii) of this Section 6.1, then the first delivery of financial statements of Issuer under IFRS pursuant to subdivisions (i) or (ii) of this Section 6.1 shall be delivered together with financial statements prepared in accordance with each of subdivision (i) and (ii) of this Section 6.1 for (y) the current Fiscal Year to the effective date of such change to IFRS and (z) the full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such period and a written statement of the chief accounting officer or chief financial officer of such Person or Persons setting forth the differences that would have resulted if such financial statements had been prepared without giving effect to such change;
               (v) Auditor’s Certification: together with each delivery of financial statements pursuant to clause (ii) above, a written statement by the Auditors giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Financing Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes a Potential Event of Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificate delivered therewith pursuant to subdivision (iii) of this Section 6.1 is not correct; provided that if, in accordance with standard accounting industry practice among nationally recognized accounting firms, the foregoing statement is not available, Issuer shall deliver to Note Holder a statement which conforms to this requirement to the extent available under such practice;

               (vi) Operating Budget and Cash-Flow Projections: (a) no later than November 30 of each Fiscal Year, an updated long-term forecast and projection for Issuer (the “Updated Forecast”) prepared on a basis consistent with the Base Case Forecast through the Maturity Date together with a narrative explaining any changes from the most recent Updated Forecast delivered pursuant to this subdivision (vi) and (b) no later than November 30 of each Fiscal Year, a proposed Operating Budget for Issuer for the succeeding Fiscal Year (and for each calendar quarter during such Fiscal Year) prepared in reasonable detail (including reasonable detail on a project by project basis) and in a manner consistent with Exhibit II and the previous Operating Budget; provided that no proposed budget for any Fiscal Year shall be effective until approved by Note Holder in writing; and provided, further that, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Note Holder shall not withhold its approval of any proposed Operating Budget which does not otherwise conflict with the other terms and provisions of this Agreement if the aggregate expense amount reflected in such proposed Operating Budget does not exceed by more than ten percent (10%) the budgeted aggregate expense amount for such year as reflected in the Base Case Forecast, plus an amount equal to the excess of the actual inflation rate for such period if greater than the inflation rate assumed in the Base Case Forecast for such period. Notwithstanding the forgoing, absent Note Holder’s prior written consent thereto, the aggregate cumulative increase in the Operating Budget over the life of the Project while the Obligations are outstanding (excluding the projected escalation in the Base Case Forecast) shall not exceed one hundred and twenty percent (120%) of the Operating Budget set forth in Exhibit II.
               (vii) Potential Events of Default, Etc.: promptly upon an Authorized Officer of Issuer obtaining knowledge of (a) any material inaccuracy in respect of any representation or warranty (and any inaccuracy in respect of any representation or warranty that is qualified as to materiality) contained in this Agreement, or any other Financing Document, at the time when made, (b) any breach in any material respect of any covenant, agreement or condition contained in this Agreement, any other Financing Document, any Project Document or any Project Authorization (including, without limitation, any Potential Event of Default) (c) any Material Adverse Effect or any event of force majeuere, or (d) any Person giving notice to Issuer or taking any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1B, an Officer’s Certificate specifying in reasonable detail the nature and date, if applicable, of such inaccuracy, breach or occurrence and Issuer’s intended actions with respect thereto;
               (viii) Labor Law Related Events: promptly upon receipt thereof, copies of any labor or social security action, dispute, claim, proceeding, judgment, resolution or notice involving Issuer, its employees or any corresponding Governmental Authorities.
               (ix) Pension Plan Statements: promptly upon the filing thereof, any tax statements (declaraciones fiscales) filed by Issuer at the Superintendencia de Adminitración Tributaria, together with any social security quotas payments forms and/or statements (including, IGSS, IRTRA and INTECAP), in each case, if applicable.
               (x) Auditors’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Issuer by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Issuer made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;
               (xi) Litigation: promptly upon any officer of Issuer obtaining knowledge of (x) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Transaction Party or any property of the foregoing parties (collectively, “Proceedings”) not previously disclosed in writing by Issuer to Note Holder or (y) any material development in any Proceeding that, in either case:
                    (a) is in an amount greater than $1,000,000; or
                    (b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Financing Document;
written notice thereof together with such other information as may be reasonably available to Issuer to enable Note Holder and its counsel to evaluate such matters;
               (xii) Insurance: as soon as practicable and in any event within fifteen (15) days of the beginning of each Fiscal Year, a report in form and substance reasonably satisfactory to Note Holder outlining all material insurance coverage maintained as of the date of such report by Issuer together with certificates of insurance for all policies then in effect each naming Note Holder and Agent as loss payees and additional insureds, and concurrently with the furnishing of such report, a report of an independent insurance broker from a nationally recognized firm or otherwise acceptable to Note Holder stating that in the opinion of such broker, the insurance then in effect complies with Section 6.4B hereof and such other information as may be required under Schedule 6.4B;
               (xiii) Environmental Audits and Reports: as soon as practicable and in any event within fifteen (15) Business Days following receipt thereof by Issuer, copies of all environmental compliance audits and site assessment reports, if any, whether prepared by personnel of Issuer or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim;
               (xiv) Regulatory Notice: promptly upon receipt thereof, copies of all material notices and other documents received or given by Issuer regarding its’ registration at MEM, AMM, or any other applicable regulator, or any termination of Issuer’s registration at any Governmental Authority, or any material action, dispute, claim, proceeding, judgment, resolution or notice regarding the same;
               (xv) Notices under Project Documents: (a) promptly upon receipt or delivery thereof by Issuer, copies of (1) all notices and other documents received or given by Issuer under or pursuant to any Project Document or any Project Authorization relating to any breach or default or alleged breach or default thereunder or otherwise relating to any circumstance that could reasonably be expected to materially affect monetary obligations thereunder or to materially affect the term thereof or to materially affect the Project or Facilities and (2) any notice (other than a non-material notice provided in the ordinary course) provided or received by Issuer pursuant to any Project Document or any Project Authorization; and (b) from time to time such information and reports regarding any Project Document or any Project Authorization as Note Holder may reasonably request;
               (xvi) Notices under Shareholder Loan Agreement: simultaneously with delivery to OrPower 9 by Issuer or receipt by Issuer from OrPower 9, any notice, confirmation, request or modifications (including to any Exhibits thereto) under the Shareholder Loan Agreement.
               (xvii) Operating Reports: promptly upon receipt thereof by Issuer, copies of all quarterly operating reports, whether prepared by personnel of Issuer, if such copies are reasonably requested by Note Holder, or by independent consultants, with respect to any Facility; and
               (xviii) Other Information: all other financial statements, reports or information with respect to Issuer or the Project as Note Holder may reasonably request.
     6.2 Corporate and Partnership Existence, etc.
          Issuer shall at all times preserve and keep in full force and effect its existence as an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, and qualification to do business in the territory where its business is conducted.
     6.3 Payment of Taxes and Claims
          Issuer shall pay all material Taxes (including, without limitation, any Taxes that must be collected or withheld from third parties and remitted to a taxing authority on behalf of such third parties), assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property, including the imposition of any withholding tax on payments under the Note (subject to Section 3.3B(ii)), before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien on any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, charge or claim need be paid if it is being contested in accordance with Permitted Contest Procedures.
     6.4 Maintenance of Properties; Insurance
          A. Issuer shall maintain in good repair and working order and condition (ordinary wear and tear excepted) all material properties used or useful in the operation of the Project and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof so that the business carried on in connection therewith may be properly conducted at all times and in accordance with Prudent Utility Practice.

          B. Issuer shall maintain, with Acceptable Insurance Carriers, insurance with respect to its respective properties and business required under the Insurance Program as set forth on Schedule 6.4B (in accordance with the terms set out therein) and under any other Financing Documents. All such policies shall name Note Holder and Agent as loss payees and additional insureds.
          C. All insurance policies maintained by Issuer as of the Closing Date are set forth on Schedule 6.4C and, on or prior to the Closing Date, Issuer shall have delivered to the Security Trustee and Note Holder a certified true copy of each such policy. Not later than thirty (30) days prior to the expiration of any such insurance policy, Issuer shall (i) renew or obtain a replacement for such insurance policy with Acceptable Insurance Carriers in conformity with the requirements of the Insurance Program, (ii) deliver to Note Holder certificates of such renewed policies and copies of such replacement policies together with evidence of the payment of all premiums then payable in respect of such insurance policies and (iii) deliver to Note Holder an Officer’s Certificate of Issuer certifying that all such insurance policies are in full force and effect.
          D. Issuer will provide Note Holder and the Security Trustee as soon as practicable in advance with details of all insurances to be taken out after the date hereof, and the terms of such insurances (including the risks covered, the exceptions, the deductibles and excesses) shall be in form and substance satisfactory to the Independent Insurance Advisor acting with prior consultation with Note Holder. Issuer will notify Note Holder and the Security Trustee of any change proposed to be made in the terms of any insurance upon the renewal thereof and any such change shall be in form and substance satisfactory to the Independent Insurance Advisor, acting with prior consultation with Note Holder.
          E. If (a) Issuer has failed to perform its obligation to effect and maintain any of the insurances and (b) Issuer shall have failed to satisfy Note Holder and the Security Trustee within five (5) days of Issuer’s receipt of notification of such failure that such insurance is in full force and effect, then the Security Trustee or Note Holder may, in the name and on behalf of Issuer or otherwise, effect and maintain such insurance and all costs and expenses thereby incurred by the Security Trustee or Note Holder (as relevant) shall be paid by Issuer to the Security Trustee on demand.
          F. Subject to Section 3.3B(iv) and sub-section H of this Section 6.4, Issuer shall apply the proceeds of all claims under the insurances as follows or, if there has occurred a Potential Event of Default or an Event of Default, as directed by the Security Trustee.
               (i) The proceeds from any insurance (other than business interruption insurance and third party liability insurance that is payable directly to the relevant third party or is used to reimburse any Person for any amount (to the extent insured by such insurance) paid by it to cover the liability owed to such third party) shall be directed for deposit to the Insurance/Condemnation Proceeds Sub-Account for the benefit of Note Holder to be applied and paid in accordance with the terms of the Administrative Trust Agreement and this Agreement (including Section 3.3B(iv)), provided that any proceeds from third party liability insurance shall be paid to the Person to whom the liability was incurred or for reimbursement as specified above. Any business interruption insurance proceeds shall be deposited into the Collection Account.

               (ii) The proceeds of any claim for physical loss or damage shall be applied in repairing, reinstating or making good the loss or damage or (in whole or part) in reimbursing any Person for any amount paid by it in discharge of the whole or part of the costs thereof. The proceeds of any business interruption insurance shall be applied in accordance with the Administrative Trust Agreement.
               (iii) The proceeds of any claim under any liability insurance, or similar insurance under which the proceeds of any claim thereof will, according to market practice, be paid directly to the third party claimant, shall be applied in making payment to the Person to whom the liability was incurred or (in whole or in part) in reimbursing any Person for any amount paid by it in discharge of the whole or any part of such liability.
               (iv) Notwithstanding the foregoing provisions, but subject to Section 3.3B(iv), the proceeds from any of the insurances maintained by Issuer in an amount in excess of US$2,000,000 (other than a payment of business interruption proceeds or under a third party liability policy made directly to the Person to whom the liability was incurred or is used to reimburse any Person for any amount paid by it to cover the liability owed to such third party) shall not be applied for any purpose unless and until Note Holder has confirmed in writing to the Security Trustee that it has cleared such payment; provided that Note Holder shall not withhold its confirmation of clearance for any request from Issuer to use such insurance proceeds for repair, reinstatement or otherwise making good the loss or damage to which such insurance proceeds relate if (a) no Potential Event of Default or Event of Default has occurred and is then existing (other than any Potential Event of Default that might have been caused by the insurable event for which insurance proceeds were paid) and (b) Issuer has demonstrated to the satisfaction of Note Holder acting in its sole discretion that there are adequate funds available (including such insurance proceeds) to (i) repair, reinstate or otherwise make good such loss or damage and (ii) remain current on scheduled Debt Service payments to Note Holder during the period of such repair, restoration or making good and thereafter.
          G. At any time before the Liens have become enforceable in accordance with the terms of any Security Document, Issuer is authorized to make and to deal with all claims in respect of Issuer’s interest under the insurances in accordance with the terms of this Agreement. After any Lien has become enforceable in accordance with the terms of any Security Document, all claims in respect of such insurances will be made and dealt with by the Security Trustee upon the instruction of Note Holder.
          H. Issuer undertakes in relation to the insurances that it will:
               (i) promptly notify the Security Trustee and Note Holder of any circumstances and settlement (giving full details thereof) which give rise or are likely to give rise to a claim under any of such insurances in an amount which exceeds or is likely to exceed US$500,000 and will thereafter deliver to the Security Trustee and Note Holder quarterly progress reports giving details of the conduct and progress of each such claim and settlement negotiations;
               (ii) ensure that each of the insurances will bear an endorsement requiring the insurers to give not less than sixty (60) days’ (or such shorter period of time as stipulated for notice of cancellation in the relevant insurance policy) notice to Issuer, the Security Trustee and Note Holder prior to cancelling such insurance;
               (iii) not effect or require any other Person to effect any additional insurance if such additional insurance may reduce the amount payable under any of the insurances;
               (iv) not decrease the sums insured or the risks covered by any insurance or increase the level of deductibles under any insurance except with the prior written consent of Note Holder;
               (v) not make or agree to any additional exclusions or exceptions or make or agree to any other material amendment to the terms of any insurance unless approved by the Independent Insurance Advisor acting with prior consultation with Note Holder, nor make, do, allow, consent or agree to any act or omission which does or will render any insurance (in whole or in part) invalid, void, voidable or unenforceable or liable to forfeiture or which may render any insurance or any provision thereof to be suspended, impaired or defeated or which may render any sum paid out thereunder repayable in whole or in part or otherwise prejudice or adversely affect the Security Trustee’s or Note Holder’s rights thereunder, and shall take all such steps as may (in the reasonable opinion of the Security Trustee or Note Holder) be necessary or desirable to keep all the insurances in force;
               (vi) procure that each insurance shall contain an express waiver of subrogation against all named insured, including their Subsidiaries, Affiliates, officers and employees;
               (vii) procure that each insurance will contain a severability of interest clause which shall cause the policy to operate in the same manner as if there were a separate policy available to and covering each named insured party; and
               (viii) use reasonable efforts to ensure that under the terms of any reinsurance arrangements in respect of any insurance, the lead insurer and the lead re-insurer agree upon the appointment of an internationally recognized loss adjuster in relation to any claim where such appointment is required.
     6.5 Compliance with Applicable Laws; Authorizations
          A. Issuer shall comply in all material respects with all applicable Laws and Authorizations imposed by any Governmental Authority.
          B. Issuer shall from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Authorizations as shall now or hereafter be necessary under applicable Laws. Issuer shall promptly upon receipt by Issuer (or publication thereof) furnish or cause to be furnished to Note Holder a certified copy of each such material Authorization.
     6.6 Inspection and Engineering Reports

          Issuer shall, at its expense, permit any representative or agent of Note Holder (including at any time during the occurrence and continuance of an Event of Default, the Independent Engineer) to visit and inspect, including, without limitation, for purposes of verifying Issuer’s compliance with the covenants in Sections 6.10 and 6.11, the Facilities and the Project (subject to compliance with all applicable health, safety, and environmental policies and procedures of Issuer), and any related surveys, reports, drawings or other documents and to examine Issuer’s books of record and account and discuss its affairs, finances and accounts with its representatives, all upon reasonable notice, at such reasonable times and as often as Note Holder may reasonably request. Any such investigation of such Facility shall be conducted, unless otherwise agreed to by Issuer and Note Holder, or unless there has occurred and is continuing an Event of Default, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations of such Facility.
     6.7 Security Interest, Filings and Recordings
          Issuer shall, at its expense, subject to the provisions of this Section 6.7 promptly execute and deliver any and all such further instruments and documents and will take such further action as is necessary to obtain, maintain and perfect the Liens and security interests granted to Note Holder or any Agent and shall furnish timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable Note Holder or any Agent to take such action. Issuer shall notify Note Holder of any additional real estate, assets and properties (individually or when combined with other assets, exceeding $1,000,000 in value or price), usufruct and similar contractual rights or interests, rights of way, easements, insurance policies, Project Documents and Project Authorizations that Issuer plans to obtain, acquire or purchase, obtain or enter into in relation to the Project and shall perfect and maintain a first priority security interest on the same and, at its expense, take all actions necessary in order to formally include the same as part of the Security Trust (patrimonio fideicometido) as defined under the Security Trust Agreement. Without limiting the generality of the foregoing, Issuer shall file or cause to be filed at its expense such filings and notices and conduct such searches in all places necessary or advisable (in the reasonably opinion of counsel for Note Holder) to perfect and maintain such security interests and shall promptly notify Note Holder of any change in its chief executive office or jurisdiction of organization. After the execution, delivery and registration of the Security Documents required as a condition to the occurrence of the Closing Date and pursuant to Section 6.17, the acquisition of additional assets (of any kind) by the Issuer shall not require the execution of any additional Security Documents or the making of any additional filings or registrations with respect to the Liens to be created on such assets pursuant to the Security Documents except as set forth below:
          (i) with respect to any such assets whose value equals or exceeds the equivalent of $1,000,000 (when combined with other additional assets in respect of which a security interest has not been granted, created, and perfected in favor of Note Holder or the Security Trustee), promptly following the acquisition or installation of such assets for use in operating the Project and including such other additional assets; and

          (ii) with respect to any such assets whose value is less than the equivalent of $1,000,000, no later than the next succeeding December 31 following the acquisition or installation of such assets for use in operating the Project.
     6.8 Books and Records
          Issuer shall maintain true and correct financial books and records in all material respects.
     6.9 Project Documents; Authorizations
          A. Issuer shall comply, duly and promptly, in all material respects with its obligations and enforce all of its material rights under the Project Documents to which it is a party.
          B. Promptly after the execution and delivery thereof, Issuer shall furnish Note Holder with certified copies of (i) all amendments, supplements or modifications of any Project Document or any Project Authorization to which Issuer is a party and (ii) all material agreements entered into by Issuer (other than agreements with respect to employment matters) and material Authorizations obtained by Issuer, in each case after the Closing Date. Nothing in this Section 6.9B shall be deemed to modify or limit the restrictions set forth in Section 7.6 hereof.
     6.10 Environmental Disclosure
          A. Issuer shall, promptly upon its becoming aware of the occurrence thereof, advise Note Holder in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported by Issuer to any Governmental Authority under any applicable Environmental Laws, (ii) any and all written communications with respect to any material Environmental Claim or with respect to any Release of Hazardous Materials to any Governmental Authority by Issuer, (iii) any remedial action taken by Issuer or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which could reasonably be expected to result in a material Environmental Claims or (y) any material Environmental Claim involving Issuer, (iv) Issuer’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof by Issuer under any Environmental Laws, (v) any written request for information from any Governmental Authority investigating whether Issuer may be potentially responsible for a Release of Hazardous Materials, and (vi) any written notice from any Governmental Authority that Issuer may be or is operating in violation of Environmental Law.
          B. With respect to CERs, Issuer shall (i) deliver to Note Holder a copy of each verification report that it submits to the Executive Board; and (ii) not create or permit to exist any claim or encumbrance over the CERs to be generated by the Project (other than pursuant to any Project Document or any other agreement for the sale of CERs). For the avoidance of doubt, a buyer’s listing as a contact point under Modalities of Communication with the Executive Board shall not be considered a claim or an encumbrance.

          C. Issuer shall, at its own expense, provide copies of such documents or information as Note Holder may reasonably request in relation to any matters subject to this Section 6.10.
     6.11 Issuer’s Remedial Action Regarding Hazardous Materials
          Issuer shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility owned or leased by Issuer at any time in order to materially comply with all applicable Environmental Laws and Authorizations and will respond to any Environmental Claim made against Issuer, except when, and only to the extent that, Issuer’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Issuer in accordance with Permitted Contest Procedures. If Issuer undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Issuer shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of any Governmental Authority.
     6.12 Casualty Event
          A. Issuer shall notify Note Holder promptly of any Casualty Event, generally describing the nature and extent thereof and Issuer’s best estimate of the cost of Restoration.
          B. All insurance proceeds received in respect of any Casualty Event shall be deposited directly to the Insurance/Condemnation Proceeds Sub Account in accordance with Section 6.4F(i).
     6.13 Condemnation Event
          A. If a Condemnation Event shall be threatened or occur, Issuer promptly upon any such threat of which it is aware or upon any such occurrence, shall provide written notice thereof to Note Holder and (i) shall diligently pursue all of its rights to compensation against the condemning authority in respect of the Condemnation Event and (ii) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, may compromise or settle any claim against the condemning authority. All proceeds from compensation in respect of any Condemnation Event shall be deposited directly to the Insurance/Condemnation Proceeds Sub Account under the Administrative Trust Agreement and applied as provided for therein and in accordance with Section 3.3B(iv).
          B. The right to compromise or settle any claim against the condemning authority is hereby assigned to Note Holder, and the right to collect all proceeds payable in respect of a Condemnation Event is hereby assigned to Note Holder; provided that, in each such case, (i) Issuer shall continue to have the right to compromise or settle any such claim unless a Potential Event of Default or Event of Default has occurred and is continuing and (ii) any such proceeds shall be deposited into the Insurance/Condemnation Proceeds Sub Account under the Administrative Trust Agreement and applied as provided for therein and in accordance with Section 3.3B(iv).

          C. If a Potential Event of Default or Event of Default has occurred and is continuing, and to the extent permitted by applicable Law, Note Holder or any Agent may participate in any proceedings relating to any Condemnation Event, and Issuer shall from time to time if a Potential Event of Default or Event of Default has occurred and is continuing deliver to Note Holder or Agent all instruments reasonably requested by them to permit such participation.
     6.14 Financial Covenants.
          A. As of the last day of each of Issuer’s fiscal quarters, the Debt Service Coverage Ratio for the period of four consecutive fiscal quarters (taken as one accounting period) ending on such day, and the projected Debt Service Coverage Ratio for the period of four consecutive fiscal quarters (taken as one accounting period) beginning on the next day, shall both be equal to or greater than 1.2:1.0. The projected Debt Service Coverage Ratio shall be determined based on the then current Updated Forecast.
          B. Issuer shall not permit its Long-term Debt to Equity Ratio to exceed 80:20 at any time.
     6.15 Debt Service Reserve Requirement.
          A. Issuer shall maintain on deposit in cash in the Debt Service Reserve Account an amount equal to the Debt Service Reserve Requirement or shall deliver in lieu thereof a Letter of Credit satisfying the requirements of this Section 6.15.
          B. Issuer shall be entitled, at any time unless a Potential Event of Default or Event of Default has occurred and is then continuing, to deliver a Letter of Credit to the Security Trustee in substitution for cash otherwise then on deposit or credited to the Debt Service Reserve Account and the Security Trustee shall transfer from the Debt Service Reserve Account to an account specified by Issuer an amount equal to the excess, if any, by which the sum of the cash then on deposit to the Debt Service Reserve Account plus the stated amount for draw under such Letter of Credit exceeds the then Debt Service Reserve Requirement (and such transfer will not constitute a Restricted Junior Payment).
          C. In the event that a Letter of Credit is provided by Issuer in substitution of the amount on deposit with or credited to the Debt Service Reserve Account:
               (i) The Security Trustee, acting for the benefit of Note Holder, shall be the named beneficiary under the Letter of Credit and entitled to draw amounts thereunder pursuant to its terms;
               (ii) Neither Note Holder nor any Transferee shall have any reimbursement or other obligations to the issuer of the Letter of Credit;
               (iii) The account party liable in respect of the Letter of Credit shall not be Issuer and Issuer shall not incur or be liable for any Indebtedness relating to such Letter of Credit or any reimbursement obligation or other obligation in respect thereof; and

               (iv) The Letter of Credit may be drawn upon on the same terms and conditions as applicable to any drawing on the proceeds in the Debt Service Reserve Account pursuant to the Administrative Trust Agreement.
          D. In the event that the Security Trustee is required or permitted hereunder or under the Security Documents to draw upon the Letter of Credit, the Security Trustee shall first withdraw amounts on deposit in the Debt Service Reserve Account until all amounts in the Debt Service Reserve Account are exhausted and, if necessary, shall thereafter draw upon the Letter of Credit.
          E. The Letter of Credit shall expire not earlier than one (1) year from the issue date and if it is not renewed or replaced within thirty (30) days prior to the date of its expiration on terms in substance and form satisfactory to Note Holder, then the Security Trustee, acting for the benefit of Note Holder, shall draw an amount under such Letter of Credit equal to the Debt Service Reserve Requirement at such time minus the cash, if any, on deposit in the Debt Service Reserve Account at such time and deposit the proceeds of such draw into the Debt Service Reserve Account.
          F. If the Acceptable Financial Institution that issued a Letter of Credit ceases to be an Acceptable Financial Institution, and a replacement Letter of Credit is not issued by an Acceptable Financial Institution within thirty (30) days after the date on which the entity that issued the original Letter of Credit ceased to be an Acceptable Financial Institution, then the Security Trustee, acting for the benefit of Note Holder, shall draw an amount under such Letter of Credit equal to the Debt Service Reserve Requirement at such time minus the cash, if any, on deposit in the Debt Service Reserve Account at such time and deposit the proceeds of such draw into the Debt Service Reserve Account.
          G. In the event that the Security Trustee or Note Holder withdraws any amounts from the Debt Service Reserve Account and/or draws any amounts under the Letter of Credit, Issuer shall, within four hundred fifty (450) days of such withdrawal or draw, deposit (or cause to be deposited) amounts into the Debt Service Reserve Account and/or replenish (or cause to be replenished) the Letter of Credit such that the aggregate of the amount on deposit with or credited to the Debt Service Reserve Account and the amounts available for draw under the Letter of Credit shall not be less than the Debt Service Reserve Requirement, provided that the Security Trustee shall deposit amounts pursuant to the Administrative Trust Agreement to the Debt Service Reserve Account as an when required.
     6.16 Wellfield Maintenance Reserve Requirement.
          A. Issuer shall, in respect of each Fiscal Year, deposit into the Wellfield Maintenance Reserve Account, the Wellfield Maintenance Reserve Requirement for such Fiscal Year or shall deliver in lieu thereof a Letter of Credit satisfying the requirements of this Section 6.16. The sum of the funds on deposit in the Wellfield Maintenance Reserve Account plus any Letters of Credit delivered in lieu thereof in accordance with this Section 6.16 shall be equal to the then-current Wellfield Maintenance Reserve Requirement less permitted distributions from the Wellfield Maintenance Reserve Account pursuant to the Administrative Trust Agreement.

          B. Issuer shall be entitled, at any time unless a Potential Event of Default or Event of Default has occurred and is then continuing, to deliver a Letter of Credit to the Security Trustee in substitution for cash otherwise then on deposit or credited to the Wellfield Maintenance Reserve Account and the Security Trustee shall transfer from the Wellfield Maintenance Reserve Account to an account specified by Issuer an amount equal to the excess, if any, by which the sum of the cash then on deposit to the Wellfield Maintenance Reserve Account plus the stated amount for draw under such Letter of Credit exceeds the then-current Wellfield Maintenance Reserve Requirement (and such transfer will not constitute a Restricted Junior Payment).
          C. In the event that a Letter of Credit is provided by Issuer in substitution of the amount on deposit with or credited to the Wellfield Maintenance Reserve Account:
               (i) The Security Trustee, acting for the benefit of Note Holder, shall be the named beneficiary under the Letter of Credit and entitled to draw amounts thereunder pursuant to its terms;
               (ii) Neither Note Holder nor any Transferee shall have any reimbursement or other obligations to the issuer of the Letter of Credit;
               (iii) The account party liable in respect of the Letter of Credit shall not be Issuer and Issuer shall not incur or be liable for any Indebtedness relating to such Letter of Credit or any reimbursement obligation or other obligation in respect thereof; and
               (iv) The Letter of Credit may be drawn upon on the same terms and conditions as applicable to any drawing on the proceeds in the Wellfield Maintenance Reserve Account pursuant to the Administrative Trust Agreement.
          D. In the event that the Security Trustee is required or permitted hereunder or under the Security Documents to draw upon the Letter of Credit, the Security Trustee shall first withdraw amounts on deposit in the Wellfield Maintenance Reserve Account until all amounts in the Wellfield Maintenance Reserve Account are exhausted and, if necessary, shall thereafter draw upon the Letter of Credit.
          E. The Letter of Credit shall expire not earlier than one (1) year from the issue date and if it is not renewed or replaced within thirty (30) days prior to the date of its expiration on terms in substance and form satisfactory to Note Holder, then the Security Trustee, acting for the benefit of Note Holder, shall draw an amount under such Letter of Credit equal to the Wellfield Maintenance Reserve Requirement at such time minus the cash, if any, on deposit in the Wellfield Maintenance Reserve Account at such time and deposit the proceeds of such draw into the Wellfield Maintenance Reserve Account.
          F. If the Acceptable Financial Institution that issued a Letter of Credit ceases to be an Acceptable Financial Institution, and a replacement Letter of Credit is not issued by an Acceptable Financial Institution within thirty (30) days after the date on which the entity that issued the original Letter of Credit ceased to be an Acceptable Financial Institution, then the Security Trustee, acting for the benefit of Note Holder, shall draw an amount under such Letter of Credit equal to the Wellfield Maintenance Reserve Requirement at such time minus the cash, if any, on deposit in the Wellfield Maintenance Reserve Account at such time and deposit the proceeds of such draw into the Wellfield Maintenance Reserve Account.
     6.17 Security Trust Agreement. Within forty five (45) days of the Closing Date, Issuer shall register (i) at the Registro General de la Propiedad and the Registro de Garantías Mobiliarias of Guatemala (as applicable), a duly executed, certified and authenticated copy (primer testimonio) of the Security Trust Agreement evidencing the perfection of a security interest on the Facilities, Economic Unit, assets, Project Documents, including contractual rights from the Project Documents, Authorizations, equity participations in Issuer, interests, rights of way and easements, insurance policies and all other related property and assets of the Project and Issuer that are part of the patrimony in trust under the Security Trust Agreement (except in relation to the Usufruct Agreement and usufruct rights (which shall be registered and perfected pursuant to Section 6.18)), and (ii) at the Registro Mercantil, of a duly executed, certified and authenticated copy (primer testimonio) of the Security Trust Agreement evidencing the transfer annotation of the equity participations in Issuer.
     6.18 Usufruct Agreement. Issuer shall, within one hundred twenty (120) days of the Closing Date (i) register at the Real Estate Registry (Registro General de la Propiedad) of Guatemala, the Usufruct Agreement dated April 25, 2003 between INDE and Issuer contained in public deed number 17 authorized in Guatemala City by notary public Alejandro José Cofiño Rodríguez and (ii) have the Security Trust Agreement perfected regarding the transfer of usufruct rights to the security trust constituted therein for purposes of creating a first priority and perfected security interest in favor and for the benefit of Note Holder or Agent.
SECTION 7. NEGATIVE COVENANTS OF ISSUER
          Issuer covenants and agrees that for so long as any Obligations remain outstanding, Issuer shall perform the covenants in this Section 7.
     7.1 Indebtedness
          Issuer shall not, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.
     7.2 Prohibition on Liens and Related Matters
          A. Issuer shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral or any other property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Issuer, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Laws of United States or Guatemala or under any similar recording or notice statute, other than Permitted Liens.
          B. Other than the Financing Documents, Issuer shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     7.3 Investments; Joint Ventures
          Issuer shall not, directly or indirectly, make or own any investment in any Person (including, without limitation, any loan, advance or capital contribution to such Person), except for Permitted Investments.
     7.4 Restriction on Fundamental Changes; Asset Sales
          A. Issuer shall not change or alter its legal name or location of its jurisdiction of organization or principal place of business unless it shall have given Note Holder at least ten (10) Business Days prior written notice.
          B. Issuer shall not alter its corporate, capital (including by way of issuance of equity interests or other Securities, except for an issuance to a wholly-owned subsidiary of Parent and such issuance is subject to the terms and conditions of the Security Trust Agreement) or legal structure, or enter into any transaction of merger, or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution or incur in dissolution cause or situation under the Commerce Code (Código de Comercio) of Guatemala).
          C. Other than as expressly contemplated in the Project Documents or pursuant to the Financing Documents, Issuer shall not convey, sell, lease, sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its respective businesses, property or assets, whether now owned or hereafter acquired, except for (i) Permitted Investments as set forth in the Administrative Trust Agreement or (ii) disposal in the ordinary course of business of any surplus, worn out or obsolete assets.
          D. Issuer shall not acquire by purchase or otherwise all or any portion of the business, property or assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except for the purchase of assets in the ordinary course of business reasonably required in the operation of the Project’s or Issuer’s business in accordance with the Project Documents and the then effective Operating Budget.
     7.5 Transactions with Affiliates
          Issuer shall not engage in any transaction with any Affiliate of Issuer or with any holder of 5% or more of any class of equity Securities of Issuer or any Affiliate of Issuer or any Affiliate of such a holder, other than those transactions in existence on the Closing Date and set forth on Schedule 7.5 and other than in the ordinary course of business at arms length, unless expressly consented to by Note Holder.
     7.6 Restrictions on Modification or Impairment of Project Documents and Authorizations
          Issuer shall not (i) materially amend, supplement, terminate or waive, or consent to the material amendment, supplement, termination or waiver of any of the provisions of any Project Document or, in any adverse respect, any material Authorization to which Issuer is a party, (ii) amend, supplement, restate or otherwise modify any term or provision of its Organizational Documents, other than an amendment, supplement, restatement or other modification that is ministerial in nature, or (iii) enter into or obtain any new material agreement or Authorization, without the express prior written consent of Note Holder (not to be unreasonably withheld or delayed) as to the form, scope and substance of such new material agreement or Authorization or such amendment, supplement, termination, waiver or consent; provided that Note Holder consent shall not be required (a) where such amendment, supplement, termination or waiver or a new Authorization is a requirement of applicable law or (b) for Issuer to enter into or obtain any agreement in respect of (i) CER’s (that does not have a material and adverse effect on the operations of the Project or the ability of Issuer to perform its obligations and covenants under the Financing Documents or on the Collateral) or (ii) any Expansion undertaken in compliance with Section 9.24.
     7.7 Restrictions on Conduct of Business
          Issuer shall not engage, directly or indirectly, in any business other than the (i) consummation of the transactions contemplated by the Financing Documents, (ii) ownership and operation of the Project and performance of the Project Documents and (iii) any Expansion undertaken in compliance with Section 9.24.
     7.8 Restrictions on Prepayment or Refinancing of Indebtedness
          Issuer shall not, directly or indirectly, pay or set apart any sum for any payment, retirement or repurchase of any Indebtedness (other than obligations under the Financing Documents or incurred in respect of any Expansion Financing in compliance with Section 9.24), whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness.
     7.9 Restricted Junior Payments
          Issuer shall not directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, unless both before and after giving effect thereto (i) no Event of Default or Potential Event of Default has occurred and is continuing, (ii) the Debt Service Coverage Ratio and the Long-term Debt to Equity Ratio are both satisfied pursuant to Section 6.14, (iii) the amount on deposit (in cash or by Letter of Credit) in the Debt Service Reserve Account is equal to the Debt Service Reserve Requirement, (iv) the requirements of Section 6.16 have been satisfied, and (v) Issuer has sufficient working capital. Notwithstanding the foregoing, any such Restricted Junior Payment shall be made only in accordance with the terms of the Administrative Trust Agreement and no payment shall be made in respect of Permitted Subordinated Indebtedness in violation of the Subordination Agreement.
     7.10 Fiscal Year
          Issuer shall not change its Fiscal Year.
     7.11 ERISA
          Neither Issuer nor any Subsidiary or ERISA Affiliate will establish, sponsor, contribute to, maintain, participate in, or incur any actual or contingent liability in respect of any

ERISA Plan or Multiemployer Plan. Issuer, its equity interests and its assets shall not be subject to ERISA.
     7.12 Operating Expenses
          A. Issuer shall not expend any amount or incur any obligation with respect to any Fiscal Year in an aggregate amount which exceeds the aggregate amount budgeted for such obligation to the extent the Operating Budget for such period establishes a specific budget allocation for such obligation if, when taken on an aggregate basis with all other expenditures in such Fiscal Year, such exceedances would cause the aggregate amount of the Operating Budget to be exceeded by more than fifteen percent.
          B. During the nine month period preceding the Maturity Date, Issuer shall not make any expenditures other than in the ordinary course of business and at such times as are consistent with past practices of Issuer.
     7.13 Future Subsidiaries
          Issuer shall not form, own or acquire any Subsidiaries.
     7.14 Expansion
          Except in compliance with the requirements set forth in Section 9.24, Issuer shall not, at any time after the date of this Agreement (a) undertake or continue with any Expansion or (b) enter into any agreement arrangement or commitment in connection with any Expansion, without the prior written consent of Note Holder.
SECTION 8. EVENTS OF DEFAULT
     8.1 Events of Default
          The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement:
          A. Failure to Make Payments When Due
          Failure to pay: (x) any installment of principal on the Note when due (whether at stated maturity, by acceleration, by notice of prepayment or otherwise); or (y) any interest, fee, Prepayment Fee or other Obligation to Note Holder or any Agent or any other person referred to hereunder when due under this Agreement or any other Financing Document and any such failure to pay such other amounts continues for more than three (3) Business Days after such due date; or
          B. Default in Other Agreements
               (i) Failure of Issuer to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 8.1A) in an individual principal amount of $500,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more, in each case beyond the end of any cure or grace period provided therefor; or
               (ii) breach or default by Issuer with respect to any other material term of (a) any item of any Indebtedness in an individual principal amount of $500,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or, in each case if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise) and any cure or grace period for such breach or default under the applicable indenture or other agreement shall have expired.
          C. Breach of Certain Covenants
          Failure of Issuer to perform or comply with any term or condition contained in Sections 2.3, 6.2, 6.3, 6.4B, 6.12, 6.13 or 6.15, Section 7, or Section 9.24 of this Agreement or any term or condition contained in the Security Documents.
          D. Breach of Warranty
          Any representation or warranty made by any Transaction Party herein or in any other Financing Document, or in any certificate or other instrument at any time given by any Transaction Party in writing pursuant hereto or in connection herewith shall be false, inaccurate or misleading in any material respect on the date as of which made.
          E. Other Defaults Under Agreement
          Any Transaction Party shall default in the performance of or fail to comply with any term, condition, covenant or agreement to be performed by it contained in this Agreement or any other Financing Document (other than those expressly referred to above in Sections 8.1A and 8.1C) and in each such case such default or failure to comply shall not have been remedied or waived within thirty (30) days after the earlier of (a) the date on which such failure shall have become known to Issuer and (b) the date on which written notification thereof shall have been received by Issuer, unless, in the case of a default or failure by Issuer, Issuer is undertaking steps to cure any such default to the satisfaction of Note Holder, in which case the period set forth herein shall be ninety (90) days.
          F. Involuntary Bankruptcy; Appointment of Receiver, etc.
               (i) A court having jurisdiction shall enter a decree or order for relief in respect of any Transaction Party in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including, without limitation, the Bankruptcy Laws, which decree or order is not stayed; or
               (ii) an involuntary case shall be commenced against any Transaction Party under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect,

including, without limitation, the Bankruptcy Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interventor, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Transaction Party, or over all or a substantial part of any Transaction Party’s respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Transaction Party for all or a substantial part of such Transaction Party’s respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the respective property of such Transaction Party; and the continuance of any such events described in this clause (ii) for ninety (90) days unless vacated, dismissed, bonded, stayed or discharged.
          G. Voluntary Bankruptcy; Appointment of Receiver, etc.
          Any Transaction Party shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including, without limitation, the Bankruptcy Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; the making by any Transaction Party of any general assignment for the benefit of creditors; or the inability of any Transaction Party or the admission by any Transaction Party in writing of its inability generally to pay its debts as such debts become due; or the Board of Directors or a similar governing body of any Transaction Party shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1G.
          H. Judgments and Attachments
          Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate an amount in excess of $500,000 (in either case not adequately covered by insurance as to which a Solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any of Issuer, OrPower 2 or OrPower 9 or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of sixty (60) days (or in any event later than ten (10) days prior to the date of any proposed sale thereunder).
          I. Dissolution
          Any order, judgment or decree shall be entered against any Transaction Party requiring the dissolution or split up of such Person, and in the case of any such order, judgment or decree that is involuntarily entered against such Person, such order, judgment or decree shall remain undischarged or unstayed for a period of thirty (30) days; and specifically regarding Issuer, if it incurs in a dissolution cause or situation under the Commerce Code (Código de Comercio) of Guatemala.
          J. Regulatory Status
          The Project or Issuer (as applicable) shall cease to be registered or authorized as a generator/power producer (generador de energía electrica) at MEM, as a wholesale electricity market agent (agente del mercado mayorista), at AMM, or authorized for transport capacity access by the CNEE, or shall fail to comply with Laws, rules and regulations for compliance with such status other than an immaterial non-compliance that does not have a Material Adverse Effect.
          K. Modification or Impairment of Project Documents
               (i) Any Project Document shall for any reason cease to be in full force and effect in all material respects prior to the scheduled termination date thereof.
               (ii) Any party to a Project Document, shall default or fail to comply in any material respect with any term, condition, covenant or requirement in any such Project Document and such event shall continue for thirty (30) days (or, if longer, the applicable grace or cure period set forth in such Project Document) without such default or failure to comply being cured and, with respect to a default or failure by any party to comply with any Project Document, and such Agreement is not replaced within ninety (90) days of such default or failure to comply.
          L. Impairment of Authorizations
          Any material Authorization required to be obtained or maintained by Issuer at any time for the financing, ownership or operation of the Project, the performance of obligations under any Project Document or otherwise for the conduct of Issuer’s business, shall not be obtained when required; any such material Authorization shall be revoked, cancelled, suspended, terminated or surrendered or shall not be renewed at any time that maintenance of such material Authorization is required (then or at a future date) for the financing, ownership or operation of the Project, the performance of obligations under any Project Document or otherwise for the conduct of Issuer’s business; or Issuer shall default or fail to comply in any material respect with any term, condition or requirement of any such Authorization; and such failure to obtain, revocation, cancellation, suspension, termination, surrender, nonrenewal, default or failure to comply shall continue unremedied for thirty (30) days.
          M. Enforceability of Financing Documents
          Either (i) any Security Document shall fail to provide, or cease to be effective to grant, to Note Holder or Agent a first priority perfected Lien on the Collateral or (ii) any Financing Document ceases to be in full force and effect (other than in accordance with its terms), or the validity or enforceability thereof shall be contested or disaffirmed in writing by or on behalf of any Transaction Party party thereto.
          N. Change of Control
          Any Change of Control shall occur.
          O. Employee Benefit Plans
          There shall occur one or more labor or social security events or actions which individually or in the aggregate results in liability of Issuer in excess of $500,000; or there shall exist an amount of unfunded benefit liabilities (as per the Plan de Invalidez, Vejez y

Sobrevivencia del Seguro Social as per labor and social security Laws of Guatemala), individually or in the aggregate for all Pension Plans of Issuer (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which results in the imposition of payment obligations on Issuer under the Revenue Code or Guatemalan Laws in excess of $500,000.
          P. Total Casualty/Condemnation Event
          Any Total Casualty/Condemnation Event shall have occurred.
          Q. Abandonment
          Issuer shall abandon the operation or maintenance of the Project for a period of more than thirty (30) consecutive calendar days, unless attributable to an event of force majeure, in which case such period shall be extended to ninety (90) calendar days.
          R. Material Adverse Effect
          Any Material Adverse Effect shall have occurred and be continuing.
     8.2 Remedies
          Upon the occurrence of any Event of Default described in Sections 8.1F(i) or 8.1F(ii), the unpaid principal amount of and accrued and unpaid interest on the Note and any Prepayment Fee thereon (determined as provided below) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer and (ii) upon the occurrence and during the continuation of any other Event of Default, Note Holder may, by written notice to Issuer, declare all or any portion of the amounts described in clause (i) above to be, and the same shall further become, immediately due and payable, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer. Upon any acceleration of the Obligations pursuant to the terms of this Section 8.2, if applicable, Issuer shall be obligated to pay to Note Holder the Prepayment Fee on the principal repaid, determined in accordance with Section 3.3D as though the principal amount of the Note becoming due, or declared to be due and payable, on such date had been voluntarily prepaid on such date. The remedies set forth in this Section 8.2 are in addition to all other rights and remedies available to Note Holder or Agent under this Agreement, any other Financing Document or by Law or equity.
SECTION 9. MISCELLANEOUS
     9.1 Registration and Transfer of the Note
          A. Issuer shall keep at its principal office a register for the registration of transfers of each Note. The name and address of Note Holder, each transfer of a Note and the name and address of each Transferee of a Note shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. Any registered holder of the Note(s) shall be considered to be a “Note Holder” for purposes of this Agreement and each other Financing Document.
          B. Note Holder may at any time sell, assign, transfer or grant participations in the Note to any Person with the prior written consent of Issuer (not to be unreasonably withheld or delayed); provided such consent of Issuer shall not be required so long as an Event of Default or Potential Event of Default shall exist; provided further that such consent of Issuer shall not be required in respect of any such sale, assignment, transfer or grant of participation to an Affiliate of Note Holder. Issuer hereby acknowledges and agrees that any sale, assignment or transfer of the Note will give rise to a direct obligation of Issuer to the Transferee, assignee or purchaser. If Note Holder desires to sell, assign, or transfer a Note to more than one Person, pursuant to the terms of this Agreement, Issuer shall cooperate with Note Holder to issue multiple Notes to such Transferees. In the case of any assignment, transfer or grant of participation, a Transferee shall be entitled to the benefit of Section 3.5, but only to the extent of any amount to which Note Holder would be entitled in the absence of any such assignment, transfer or grant of participation. As used in this Agreement and any other Financing Document, the term “Indemnitee” shall include any Transferee or other Person to which a Note Holder grants a participation in any Note, and such Transferee’s or Person’s officers, directors, employees, Affiliates and agents.
          C. Upon surrender of a Note at the principal office of Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each transferee of such Note or part thereof), Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be substantially in the form of Exhibit I and each shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.
               (i) Upon receipt by Issuer of evidence reasonably satisfactory to Issuer of the loss, theft, destruction or mutilation of a Note, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon. Any failure by Issuer to issue any such requested replacement Note shall not otherwise affect Issuer’s Obligations.
     9.2 Costs and Expenses
          Issuer agrees to pay on demand (i) all reasonable out of pocket costs and expenses incurred by Note Holder or any Agent (including, without limitation, the reasonable fees, expenses and disbursements of consultants and counsel (so long as there is no Potential Event of Default or Event of Default, appointed with the prior written consent of Issuer, not to be unreasonably withheld or delayed) to Note Holder or any Agent, including, without limitation, the Independent Engineer, the Independent Insurance Advisor, and Fitch’s) or any Transferee in connection with the negotiation, preparation and execution of this Agreement and the other Financing Documents, and the transactions contemplated hereby and thereby (including the participation and any further transfer or assignment of the Note) and the creation and perfection of the Liens in favor of Note Holder or any Agent on behalf of Note Holder and the Assignment of the Collateral, as applicable, pursuant to the Financing Documents, including, without limitation, filing and recording fees and expenses, (ii) all reasonable out of pocket costs and expenses (including, without limitation, the reasonable fees, expenses and disbursements of consultants and counsel (so long as there is no Potential Event of Default or Event of Default, appointed with the prior written consent of Issuer, not to be unreasonably withheld or delayed) to Note Holder or any Agent, or any Transferee (subject to the requirements of Section 9.1), including, without limitation, the Independent Engineer, the Independent Insurance Advisor and any credit rating agency) incurred in connection with the administration of this Agreement and the other Financing Documents (including in connection with any proposed Expansion) and any amendments, consents and waivers (whether entered into or not) to this Agreement or any other Financing Document and the continued perfection of Note Holder’s security interests granted and the Assignment of Collateral made pursuant to the Security Documents; and (iii) after the occurrence and during the continuation of a Potential Event of Default or an Event of Default, all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of settlement and fees and costs of other consultants) incurred by Note Holder or Agent or any Transferee in enforcing any Obligations of or in collecting any payments due from any Transaction Party hereunder or under any other Financing Document by reason of such Potential Event of Default or Event of Default (including, without limitation, in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.
     9.3 Indemnity
          A. In addition to the payment of costs and expenses pursuant to Section 9.2, Issuer agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Note Holder, each Agent and their Affiliates and their respective officers, directors, employees, beneficiaries, shareholders, participants, Transferees, advisors, consultants and agents (collectively called the “Indemnitees”) from and against any and all Indemnified Liabilities as defined in Section 9.3B; provided that Issuer shall not be obligated to indemnify any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.
          B. As used herein, “Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including, without limitation, natural resource damages), penalties, actions, judgments, suits, claims, costs (including, without limitation, the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state, or foreign Laws (including securities and commercial Laws and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Financing Documents, any Project Document, any Project Authorization or the transactions contemplated hereby or thereby (including, without limitation, Note Holder’s agreement to purchase the Note hereunder or the use or intended use of proceeds thereof) or any enforcement of any of the Financing Documents (including, without limitation, any sale of, collection from, or other realization upon any of the Collateral) or (ii) any Environmental Claim or any Hazardous Materials condition relating to or arising from, directly or indirectly, any activity, operation, land ownership or practice of Issuer.
          C. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 9.3A above may be unenforceable because it is violative of any applicable Law or public policy, Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
     9.4 Entire Agreement; Amendments and Waivers
          A. This Agreement and the Financing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, arrangements or understandings with respect thereto.
          B. No amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Document or consent to any departure by Issuer therefrom shall in any event be effective without the written concurrence of Note Holder and, if intended to bind Issuer, the written concurrence of Issuer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon Note Holder and each Transferee.
     9.5 Notices
          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by recognized international overnight courier service or registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person or otherwise upon receipt. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.5) shall be as follows:

Issuer:	Avenida Reforma 7-62
Edificio Arisots Reforma Officina 310

Guatemala City, Guatemala
Attention: President
Telephone No.: 2362-8001/2
Facsimile No.: 1-775-356-9039

with a copy to:
c/o Ormat International, Inc.
6225 Neil Road
Reno, NV 89511-1136, USA
Attention: President
Telephone: 1-775-356-9029
Facsimile: 1-775-356-9039

and

Chadbourne & Parke LLP

1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Noam Ayali
Telephone No.: (202) 974-5623
Telecopier No.: (202) 974-5602

Note Holder:	TCW Global Project Fund II, Ltd.
c/o TCW Asset Management Company
865 S. Figueroa Street, Suite 1800
Los Angeles, CA 90017
Attention: R. Blair Thomas

Telephone No.: (213) 244-0044

Telecopier No.: (213) 244-0604
and

Paul, Hastings, Janofsky and Walker LLP
75 East 55th Street
New York, New York 10022
Attn: Raj Pande, Esq.
Telephone No.: (212) 318-6045
Telecopier No.: (212) 230-7600

and

Consortium — Rodriguez, Archilla, Castellanos,
Solares & Aguilar, S.C.

Diagonal 6 10-01 zona 10 Centro Gerencial Las
Margaritas
Torre II
Oficina 1101
Guatemala City, Guatemala
Telephone No.: (502) 2339-3139
Telecopier No.: (502) 2279-3939
     9.6 Survival of Warranties and Certain Agreements
          All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Note hereunder. Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of Issuer set forth in Sections 3.5, 9.2 and 9.3 shall survive repayment of the Notes and termination of this Agreement.
     9.7 Failure or Indulgence Not Waiver; Remedies Cumulative
          No failure or delay on the part of Note Holder or any Agent in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Financing Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.
     9.8 Severability
          In case any provision in or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. In case any provision of this Agreement is determined to be invalid, illegal or unenforceable, at the request of Note Holder, Issuer and Note Holder shall negotiate in good faith to agree on a new provision in the most similar and reasonable terms as per the intention of the invalid, illegal or unenforceable provision and in relation to the purpose and spirit of this Agreement, all in order to substitute such invalid, illegal or unenforceable provision with a new valid, binding and enforceable provision.
     9.9 Headings
          Recitals, Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     9.10 [Reserved.]

     9.11 Applicable Law
          THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS EXECUTED AND TO BE FULLY PERFORMED IN THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES AND RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     9.12 Successors and Assigns; Subsequent Holders of Note
          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Note Holder. The terms and provisions of this Agreement and the other Financing Documents shall inure to the benefit of any permitted assignee or transferee of a Note, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Note Holder shall automatically extend to and be vested in such permitted assignee or transferee, all subject to the terms and conditions hereof. Issuer’s rights and interests hereunder may not be assigned without the prior written consent of Note Holder.
     9.13 Marshalling; Payments Set Aside
          No Note Holder or Agent shall be under any obligation to marshal any assets in favor of Issuer or Parent or any other party or against or in payment of any or all of the Obligations. To the extent that Issuer or Parent makes a payment or payments to Note Holder (or to any Agent for the benefit of Note Holder), or Note Holder or Agent enforces any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.14 Set-Off
          In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Note Holder is hereby authorized by Issuer at any time or from time to time, without notice to Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Note Holder to or for the credit or the account of Issuer against and on account of the obligations and liabilities of Issuer to that Note Holder under this Agreement and the other Financing Documents, including all claims of any nature or description arising out of or in connection with this Agreement or any other Financing Document, irrespective of whether or not (i) that Note Holder shall have made any demand hereunder or (ii) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
     9.15 Classification of Transaction
          Notwithstanding anything to the contrary herein contained, no Note Holder, by entering into this Agreement or by any action pursuant hereto, will be, and neither Issuer, Parent nor Note Holder intends Note Holder to be, deemed a partner or joint venturer with Issuer or Parent.
     9.16 Consent to Jurisdiction and Service of Process
          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, ISSUER, IRREVOCABLY
(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III) DESIGNATES, APPOINTS AND EMPOWERS HIQ CORPORATE SERVICES, INC., WITH OFFICES ON THE DATE HEREOF AT 99 WASHINGTON AVENUE, ONE COMMERCE PLAZA — SUITE 805A, ALBANY NY 12210-2822, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING (AND, IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY OR ALBANY, NEW YORK, ON THE TERMS AND FOR THE PURPOSE OF THIS PROVISION SATISFACTORY TO NOTE HOLDER); AND FURTHER AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ISSUER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.5;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ISSUER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREES THAT NOTE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ISSUER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREES THAT THE PROVISIONS OF THIS SECTION 9.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
     9.17 Waiver of Jury Trial
          ISSUER AND NOTE HOLDERS HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common Law and statutory claims. Issuer acknowledges that this waiver is a material inducement for Note Holder to enter into a business relationship with Issuer, and Note Holder has already relied on the waiver in entering into this Agreement and that Note Holder will continue to rely on the waiver in their related future dealings. Issuer and Note Holder further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     9.18 This Agreement Controls
          In the event any provision of this Agreement and any of the other Financing Documents shall conflict, the provisions of this Agreement shall govern.
     9.19 Appointment of Agent(s) Following Transfer of the Note
          Following any transfer or assignment of the Note, any Note Holder may (so long as there is no Potential Event of Default or Event of Default, with the prior written consent of Issuer, not to be unreasonably withheld or delayed) appoint an Agent (and one or more sub-agents if deemed appropriate by them) to act on their behalf under this Agreement and each of the other Financing Documents. It is expected that in connection with any such appointment the holders of the Note(s) then outstanding will enter into an appointment agreement with such Agent(s) (any such agreement entered into with an Agent is referred to herein as an “Agency Agreement”). The terms of any Agency Agreement shall be solely between the holder(s) of the Note(s) and the Agent(s) and neither Issuer nor any other Transaction Party shall be a beneficiary thereof or entitled to any rights thereunder except as expressly set forth therein. Following such appointment such Agent(s) shall be entitled to exercise rights and remedies on behalf of any such Transferee under the Financing Documents subject to any limitations set forth in the Agency Agreement as between Note Holder and such Agent(s). Each subsequent holder of the Note(s) by its acceptance of the Note(s) agrees that any Agent(s) appointed and serving under the terms of any such Agency Agreement acts as agent on its behalf under the terms of such Agency Agreement and the other Financing Documents (and further confirms and agrees to such appointment of such Agent thereunder on its behalf) and agrees to be bound by the provisions of any such Agency Agreement. Following notification of the appointment of any Agent(s) by a holder of the Note(s), Issuer shall be entitled to assume that such Agent(s) has authority to act on behalf of such holder of the Note(s) for all purposes under this Agreement and the Financing Documents unless it receives notice to the contrary from such holder of the Note(s) (which may include a limitation of authority expressly set forth in the notices of appointment). Issuer hereby acknowledges and consents to such arrangement and agrees to enter into any supplemental agreements as may be reasonably requested by any Note Holder in connection with such appointment to (i) reflect such appointment, or (ii) provide customary indemnities from Issuer to such Agent(s). Issuer further agrees to pay the fees of such Agent(s) in performing the duties specified in the Agency Agreement, provided that such fees are reasonable and customary in similar transactions for such duties.
     9.20 Counterparts; Effectiveness
          This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party.
     9.21 Publicity.
          Neither Issuer nor Parent shall make any public disclosure of the contents of this Agreement or any other Financing Document without the prior written consent of Note Holder. Notwithstanding the foregoing, Issuer’s Affiliates may make any disclosure required pursuant to any securities laws and the rules and regulations of any stock exchange on which such Affiliate’s securities are traded.
     9.22 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Obligations shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Law, Issuer shall pay to Note Holder an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Note Holder and Issuer to conform strictly to any applicable usury Laws. Accordingly, if Note Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Note Holder’s option be applied to the outstanding amount of the Obligations or be refunded to Issuer.
     9.23 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Issuer or Parent for liquidation or reorganization, should Issuer or Parent become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Issuer’s assets. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     9.24 Expansion Financing.
          A. Issuer shall not enter into any contractual commitments or other arrangements in respect of an Expansion and shall not incur any costs, expenses or expenditures in connection with an Expansion (or any modification to the Facilities relating to such Expansion) unless the conditions set forth in clauses (i) through (x) below (the “Expansion Requirements”) are met to the satisfaction of Note Holder:
               (i) Issuer shall have provided to Note Holder the Expansion Information Package in accordance with Section 9.24C and such other information related to the Expansion as Note Holder may reasonably request.
               (ii) The Expansion would not have a Material Adverse Effect.
               (iii) Note Holder is given a right of first refusal to provide any financing for the Expansion in accordance with Section 9.24D.
               (iv) Revisions, modifications and/or supplements as may be reasonably and in good faith requested by Note Holder shall have been made to the Financing Documents (including the Security Trust Agreement and Administrative Trust Agreement and for purposes of preserving and maintaining the first priority security interest granted thereunder); it is agreed that it shall not be the intention that any such revisions modifications and/or supplements improve the terms of the existing financing for the Project contemplated by this Agreement, the intent instead being to avoid any prejudice to Note Holder’s current position.
               (v) Either (a) Issuer shall have received, or Parent shall have provided evidence of sufficient funds set aside for, an equity contribution of not less than twenty percent (20%) of the aggregate cost of such Expansion or (b) Issuer shall have received a shareholder loan, which loan: (1) shall only be provided by OrPower 9, (2) shall be pledged by way of collateral security to Note Holder pursuant to a security agreement, in the form of the Shareholder Loan Security Agreement and as otherwise satisfactory to Note Holder, and which creates to the satisfaction of Note Holder a perfected Lien in, to and on such loan and any agreement related thereto, including by way of the conduct of any Lien searches and filings and actions required to perfect a first priority Lien in favor of Note Holder, (3) shall be subject to the same terms and conditions as the Shareholder Loans provided pursuant to the Shareholder Loan Agreement or such other terms that are acceptable to Note Holder, and (4) shall be subject to the terms of a subordination agreement substantially in the form of the Subordination Agreement (and having the subordination terms and restrictions thereof) or otherwise satisfactory to Note Holder, of not less than twenty percent (20%) of the aggregate cost of such Expansion.
               (vi) Note Holder shall have received a private credit analysis with respect to Issuer from Fitch evidencing a credit rating that, on a comparative basis to the sovereign rating of Guatemala, is not lower than the credit rating of Issuer on a comparative basis to the sovereign credit rating of Guatemala on the Closing Date.
               (vii) No Event of Default or Potential Event of Default shall have occurred or be continuing at the time the Expansion is proposed or undertaken or will occur as a result of such expansion; and Issuer shall provide a written certification to the effect that to the best knowledge of Issuer after due inquiry there does not exist or is continuing any event, circumstance or other matter that would with the passage of time or upon notice would or is reasonably expected to result in a Potential Event of Default or Event of Default.
               (viii) The proposed Expansion complies in all material respects with all applicable Laws.
               (ix) All authorizations, approvals, licenses, permits and consents from any Governmental Authority then required in connection with the Expansion have been obtained or are reasonably expected to be obtained; and
               (x) Issuer shall have provided to Note Holder a report, satisfactory to Note Holder, from each of the Independent Engineer and the Independent Geothermal Engineer in respect of such proposed Expansion and in respect of the impact of such proposed Expansion on the Project;
          B. Notwithstanding anything in Section 9.24(A) to the contrary, Issuer shall be permitted to incur any costs, expenses or expenditures with, and enter into contractual commitments or other arrangements in respect of, an Expansion (or any modification to the

Facilities relating to such Expansion) that shall be funded either by (i) subordinate debt (on the terms of the Subordination Agreement) or equity contributions, in each case from the Parent or another Affiliate of Parent, or (ii) subject to Section 7.9, cash from the Distribution Account, treating the incurrence or the making of any payment on account of any such costs, expenses or expenditures as a Restricted Junior Payment, so long as (a) the conditions set forth in clauses (vii) to (x) of Section 9.24A have been met (provided that, in the case of such clause (x), such reports shall be delivered to Note Holder prior to the start of performance testing of the Expansion facilities and if such reports are not in reasonably satisfactory form and substance to Note Holder, Issuer shall terminate and discontinue the applicable Expansion activities and shall not operate and not permit the operation of the Expansion facilities without the prior consent of Note Holder), (b) both before and after giving effect to such costs, expenses or expenditures, no Potential Event of Default or Event of Default shall have occurred and be continuing, (c) no Liens are created in connection thereto, (d) the assets or operations of the Project are not adversely affected, and (e) the value of Collateral is not adversely affected.
          C. Except as permitted under Section 9.24B, prior to commencing any construction works or entering into any agreements or commitments in connection with any Expansion, Issuer shall provide Note Holder with a complete information package (the “Expansion Information Package”) containing complete information in relation to the proposed Expansion, including, without limitation, the proposed manner of implementation of the Expansion, the proposed supply arrangements, the proposed offtake arrangements, copies of all draft project documents and other draft contracts related to the proposed Expansion (to the extent available at the relevant time), a cash flow model and financial projections for the Expansion, and the required equity and debt funding, the proposed plan for procuring such funding and a sources and uses of funding plan for the Expansion, supported in each case with such data, calculations, information as Note Holder may reasonably request, along with such other information data, reports and documents as Note Holder may reasonably request (including a review and report by the Independent Engineer), so as to enable Note Holder to carry out a proper and complete due diligence review of the proposed Expansion.
          D. Except as permitted pursuant to Section 9.24B, Issuer shall not enter into any binding arrangements with any Person to obtain committed funding to finance any Expansion (such arrangement being referred to as an “Expansion Financing”) unless:
               (i) Prior to entering into such arrangements Issuer shall have first granted Note Holder a right of first refusal to provide the Expansion Financing by delivering to Note Holder at least forty-five (45) Business Days before entering into any Expansion Financing, a written notice (the "Expansion Notice”) containing the material terms and conditions of the proposed Expansion Financing and the identities of each proposed Expansion Financing provider; and
               (ii) Note Holder has not, within forty-five (45) Business Days of the receipt of the Expansion Notice by Note Holder, agreed to grant the Expansion Financing sought by Issuer, on the terms and conditions set out the Expansion Notice (or on terms more favorable to Issuer).

     9.25 Limitation on Recourse. Except with respect to each Transaction Party’s Obligations under the Financing Documents to which it is a party, it is understood and agreed that the sole recourse of Note Holder, the Agent and the Security Trustee under the Financing Documents for the payment, performance and satisfaction of all of Issuer’s Obligations shall be to Issuer, the assets of Issuer and the Collateral, and that no direct or indirect member, shareholder or other equity holder of Issuer (including Parent or any Person having a direct or indirect equity interest in Parent), shall have any liability or obligation under the Financing Documents for the payment, performance or satisfaction of the Obligations of Issuer solely by reason of its status as such member, shareholder or other equity holder.
     9.26 Unplanned Capital Expenditures. In the event Issuer proposes to incur any capital expenditure that is not reflected or accounted for in the then current Operating Budget, then prior to incurring such expenditure Issuer shall provide Note Holder with written information regarding such capital expenditure, including the purpose, costs, schedule and proposed contractual commitments related to such capital expenditure, and such other information reasonably requested by Note Holder, such that Note Holder will be informed regarding, and have the ability to evaluate, the nature of such expenditures (including information adequately demonstrating to Note Holder that such proposed capital expenditure would not have a material and adverse impact or effect on the Project or its operations or the Collateral). Such capital expenditure may be funded from equity contributions or pursuant to the Shareholder Loan Agreement (subject to the Subordination Agreement), in either such case including by deposit to the Current Account (Cuenta Local) as defined in the Administrative Trust Agreement, or otherwise in a manner acceptable to the Note Holder.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be executed by their respective duly authorized officers as of the date first written above.

ORTITLAN, LIMITADA
By:	/s/ Connie Stechman
	Name:	Connie Stechman
	Title:	Authorized Representative

TCW GLOBAL PROJECT FUND II, LTD.
By:	/s/ R. Blair Thomas
	Name:	R. Blair Thomas
	Title:	Director

Schedule 1.1(a)
Permitted Liens
None.

Schedule 3.6
Note Holder Payment Instructions

Name of Bank:	The Bank of New York Mellon
Address:	601 Travis Street — 16th Floor, Houston TX
ABA#:	021-000-018
For Credit to GLA:	211551
For final credit to:	627040
Account Name:	TCW Global Project Fund II, Ltd.
Reference:	Ortitlan, Limitada
Contact:	Kimberly Gibson (713) 483-6053

Schedule 5.1(A)
Capitalization/Ownership Interest
I.	OrPower 2 Inc.
•	Ormat Holding Corp., an exempted company established with limited liability under the laws of the Cayman Islands, is the sole shareholder of OrPower 2 Inc., owning 100 ordinary shares.
II.	OrPower 9, Inc.
•	Ormat Holding Corp., an exempted company established with limited liability under the laws of the Cayman Islands, is the sole shareholder of OrPower 9, Inc., owning 1,000 ordinary shares.
III.	Issuer
•	Orpower 2 Inc. owns social participation in the Issuer, consisting of fifty Quetzales (Q.50.00) equivalent of one percent (1%) of the completely paid up corporate capital of the Issuer.

•	Orpower 9, Inc. owns social participation in the Issuer, consisting of four thousand nine hundred fifty Quetzales (Q.4,950.00) equivalent to ninety nine percent (99%) of the completely paid up social capital of the Issuer.

Schedule 5.2(B)
Approvals and Consents
The resolutions and written consents delivered pursuant to Section 4.1(I) (Organizational Documents; Financing Documents and Other Agreements — Resolutions) of this Note Purchase Agreement.

Schedule 5.6
Litigation; Compliance with Law
None.

Schedule 5.7
Payment of Taxes
None.

Schedule 5.8C
Indebtedness
1.	The Shareholder Loan Agreement;

2.	The Financing Documents; and

3.	Obligation of the Issuer to reimburse Fianzas de Occidente, Sociedad Anónima in connection with a bond dated May 12, 2008 issued by Fianzas de Occidente, Sociedad Anónima in favor of the Superintendencia de Administracion Tributaria — SAT in connection with import tax obligations of Maranco, Sociedad Anonima, for an amount of 12, 540,000 Quetzales.

Schedule 5.11A
Authorizations

Authorization	Authority	Issuance Date	Document	Term	Object

General Authorizations

Certificate of incorporation of Ortitlán, Limitada	Mercantile Registry	March 26,2003	“Patente de Comercio de Sociedad”	N/A

Certificate of inscription in Exporters Registry	Tax Administration Superintendence (SAT)	May 5, 2007	Certification	N/A

IRS Tax exemption	Tax Administration Superintendence (SAT)	March 12, 2008	Resolution No. R-2008-03-01-000483	10 years	IRS tax exemption granted to Ortitlán, Limitada pursuant Decree 52-2003 (tax incentives for Renewable Energy)

Certificate of inscription in the Fiscal Registry of Taxpayers	Tax Administration Superintendence (SAT)	February 19, 2009	Certification	N/A	Update of inscription in the Fiscal Registry of Taxpayers

Energy Authorizations

Approval to transfer the Authorization to use Public Domain Assets	Ministry of Energy and Mines (MEM)	July 15, 2003	MEM Agreement No. 113-2003	25 years (extendable)	To approve the transfer of the Authorization to use Public Domain Assets from EGEE/INDE to Ortilán, Limitada.

Authorization	Authority	Issuance Date	Document	Term	Object

Transfer of Authorization to use Public Domain Assets	Ministry of Energy and Mines (MEM)	August 5, 2003	Public deed No. 39 Notary Alejandro Cofiño	25 years (extendable)	Authorization to Ortitlán, Limitada to use Public Domain Assets related to Amatitlán Geothermal Project.

Support Letter	Ministry of Energy and Mines (MEM)	Nov. 25, 2003	Support letter addressed to Ortitlán, Limitada	N/A	To express MEM’s support to Amatitlán Geothermal Project.

Support Letter	Ministry of Energy and Mines (MEM)	May 15, 2006	Support letter addressed to Ortitlán, Limitada, Orpower 9 and Ormat Holding Inc.	N/A	To express MEM’s support to Amatitlán Geothermal Project.

Authorization for transport capacity access	Comisión Nacional de Energía Eléctrica (CNEE)	Sept. 5, 2006	Resolution No. CNEE-118-2006	N/A	To authorize to Ortitlán, Limitada for transport capacity access of Amatitlán Geothermal Project.

Certificate of inscription as a wholesale electricity market agent	Ministry of Energy and Mines (MEM)	October 12, 2006	Certification	N/A	Registry of Ortitlán, Limitada a wholesale electricity market generation agent

Certificate of participation in the wholesale electricity market.	Administrador del Mercado Mayorista (AMM)	October 2, 2008	Certification	N/A	To certify that Ortitlán, Limitada participates in the wholesale electricity market as generation agent since August 12, 2007.

9

Authorization	Authority	Issuance Date	Document	Term	Object

Environmental Authorizations

Environmental authorization to install and operate the Geothermal Plant “Ortitlán”.	Ministry of Environmental and Natural Resources (MARN)	April 27, 2005.	Resolution No. 942-2005/CANV/KC	N/A	To authorize the Environmental Impact Assessment of the Project to be complied during the installation and operation of the plant.

Authorization to install and operate the Geothermal Plant “Ortitlán”.	Consejo Nacional de Áreas Protegidas (CONAP)	May 11, 2005	Resolution No. 103/2005	N/A	Authorization to install and operate the Geothermal Plant “Ortitlán”.

Commitment Contract	Consejo Nacional de Áreas Protegidas (CONAP)	May 31, 2005	Public deed No. 45 Notary Jorge Porras Estrada.	N/A	To establish Ormat and Ortitlán’s obligations to comply with all environmental regulations and technical guidelines indicated by CONAP.

Labor and Social Security Authorizations

Especial permit	General Inspection of Labor	March 18, 2009	Resolution	N/A	To authorize to Ortitlán, Limitada to occupy its personnel on holidays, pursuant article 128 of Labor Code.

Certificate of Inscription	Instituto Guatemalteco de Seguridad Social (IGSS)	April 11, 2005	Resolution	N/A	Inscription of Ortitlán, Limitada in the Social Security Regime.

10

Schedule 5.11B
Exceptions to Authorizations
None.

Schedule 5.12
Exceptions to Environmental Representations
None.

Schedule 5.13
Base Case Forecast
See attached.

Ortitlan, Ltda.

($ in 000s, unless stated otherwise)

Period start:	01/01/09	04/01/09	07/01/09	10/01/09	01/01/10	04/01/10	07/01/10	10/01/10	01/01/11	04/01/11	07/01/11	10/01/11	01/01/12	04/01/12	07/01/12	10/01/12	01/01/13	04/01/13	07/01/13	10/01/13
Period end:	03/31/09	06/30/09	09/30/09	12/31/09	03/31/10	06/30/10	09/30/10	12/31/10	03/31/11	06/30/11	09/30/11	12/31/11	03/31/12	06/30/12	09/30/12	12/31/12	03/31/13	06/30/13	09/30/13	12/31/13

Base Case Forecast (Note Purchase Agreement)
Assumptions:
Average Capacity (MW)	17.00	17.00	18.00	19.00	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50
Plant Availability	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
Days in qtr	89	90	91	91	89	90	91	91	89	90	91	91	90	90	91	91	89	90	91	91
Net Generation (MWh)	34,496	34,884	37,346	39,421	39,569	40,014	40,459	40,459	39,569	40,014	40,459	40,459	40,014	40,014	40,459	40,459	39,569	40,014	40,459	40,459
Annual escalation	2.25%
Blended PPA / AMM all-in Electricity Price ($/kWh)	0.072	0.072	0.072	0.072	0.073	0.073	0.073	0.073	0.075	0.075	0.075	0.075	0.077	0.077	0.077	0.077	0.078	0.078	0.078	0.078
Capacity $/kW-month, average	10.657	10.657	10.657	10.657	10.896	10.896	10.896	10.896	11.142	11.142	11.142	11.142	11.392	11.392	11.392	11.392	11.649	11.649	11.649	11.649
Energy portion, average	0.056	0.056	0.056	0.056	0.057	0.057	0.057	0.057	0.059	0.059	0.059	0.059	0.060	0.060	0.060	0.060	0.061	0.061	0.061	0.061

Revenue (exc. VAT):
Energy Revenue	1,933	1,955	2,093	2,209	2,267	2,293	2,318	2,318	2,318	2,344	2,370	2,370	2,397	2,397	2,424	2,424	2,424	2,451	2,478	2,478
Capacity Revenue	543	550	588	621	637	645	652	652	652	659	666	666	674	674	681	681	681	689	697	697
CDM revenues (to be included following 2010)

Total Revenue	2,477	2,504	2,681	2,830	2,905	2,937	2,970	2,970	2,970	3,003	3,037	3,037	3,071	3,071	3,105	3,105	3,105	3,140	3,175	3,175

Operating Expenses:
1. O&M Budget (items 1.1-1.4 in annual budget)	(396)	(237)	(347)	(295)	(405)	(242)	(355)	(301)	(414)	(248)	(363)	(308)	(423)	(253)	(371)	(315)	(433)	(259)	(380)	(322)
2. G&A budget (items 2.1-2.4 in annual budget)	(159)	(352)	(58)	(76)	(162)	(359)	(59)	(78)	(166)	(368)	(61)	(79)	(170)	(376)	(62)	(81)	(173)	(384)	(63)	(83)
3. Capex budget, except well reserve (items 3.1-3.4)
4. General /Misc. (item 4 in annual budget)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(18)	(19)	(19)	(19)	(19)	(19)	(19)	(19)	(19)
Adjustment - elimination of Community Trust Contributions	25	25	25	25	25	25
Adjustment - elimination of DSRA LC fees payable by Sponsor	7	7	7	7	7	7	7	7	7	7	7	7	7	7	7	7	7	7

Total Operating Expenses (see Operating Budget)	(572)	(606)	(416)	(381)	(578)	(613)	(426)	(390)	(592)	(627)	(435)	(399)	(605)	(641)	(420)	(383)	(594)	(631)	(431)	(393)
Opex ($/kWh)	(0.017)	(0.017)	(0.011)	(0.010)	(0.015)	(0.015)	(0.011)	(0.010)	(0.015)	(0.016)	(0.011)	(0.010)	(0.015)	(0.016)	(0.010)	(0.009)	(0.015)	(0.016)	(0.011)	(0.010)

EBITDA	1,904	1,898	2,265	2,449	2,326	2,324	2,544	2,580	2,379	2,376	2,601	2,638	2,466	2,430	2,685	2,722	2,511	2,509	2,744	2,782
EBITDA margin	76.9%	75.8%	84.5%	86.5%	80.1%	79.1%	85.7%	86.9%	80.1%	79.1%	85.7%	86.9%	80.3%	79.1%	86.5%	87.7%	80.9%	79.9%	86.4%	87.6%
DD&A:
Depreciation — Plant	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409
Depletion — Add’l Wellfield	204	204	204	204	204	204	204	204	204	204	204	235	235	235	235	235	235	235	235	235

EBIT	1,292	1,286	1,653	1,836	1,714	1,712	1,932	1,967	1,766	1,764	1,989	1,995	1,823	1,787	2,042	2,079	1,868	1,866	2,101	2,139

Total Interest Expense	(1,365)	(1,032)	(1,009)	(1,019)	(1,006)	(983)	(959)	(967)	(953)	(928)	(914)	(908)	(893)	(868)	(842)	(844)	(827)	(801)
Interest Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income Before Tax	1,292	1,286	288	804	705	693	925	985	807	797	1,036	1,067	909	878	1,149	1,211	1,026	1,022	1,274	1,339

Cash Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Deferred Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax Rate	31%

Net Income	1,292	1,286	288	804	705	693	925	985	807	797	1,036	1,067	909	878	1,149	1,211	1,026	1,022	1,274	1,339
(+) Interest Expense	1,365	1,032	1,009	1,019	1,006	983	959	967	953	928	914	908	893	868	842	844	827	801
(+) Depreciation	612	612	612	612	612	612	612	612	612	612	612	643	643	643	643	643	643	643	643	643
(-) Capex — not funded by Wellfield Maint Reserve
(-) Wellfield Maint Reserve additions	—	—	—	(222)	(223)	(224)	(226)	(227)	(228)	(230)	(231)	(232)	(233)	(235)	(236)	(237)	(239)	(240)	(241)	(243)

Adjusted Cash Flow	1,904	1,898	2,265	2,227	2,103	2,100	2,319	2,353	2,150	2,147	2,371	2,406	2,233	2,195	2,449	2,485	2,273	2,269	2,503	2,540

Debt Service:
Principal Repayment	(466)	(478)	(490)	(503)	(516)	(529)	(542)	(556)	(571)	(585)	(600)	(616)	(631)	(648)	(664)	(681)	(699)	(716)
Interest Expense	(1,365)	(1,032)	(1,009)	(1,019)	(1,006)	(983)	(959)	(967)	(953)	(928)	(914)	(908)	(893)	(868)	(842)	(844)	(827)	(801)

Total Debt Service	—	(1,831)	(1,510)	(1,499)	(1,522)	(1,522)	(1,512)	(1,501)	(1,523)	(1,523)	(1,513)	(1,514)	(1,524)	(1,524)	(1,515)	(1,506)	(1,525)	(1,526)	(1,517)

DSCR:
Forward looking 4 qtrs	1.75	x	1.37	x	1.45	x	1.47	x	1.47	x	1.48	x	1.49	x	1.50	x	1.51	x	1.52	x	1.53	x	1.54	x	1.55	x	1.56	x	1.57	x	1.58	x	1.59	x	1.59	x	1.60	x
Backward looking 4 qtrs	N/A	N/A	N/A	1.75	x	1.37	x	1.45	x	1.47	x	1.47	x	1.48	x	1.49	x	1.50	x	1.51	x	1.52	x	1.53	x	1.54	x	1.55	x	1.56	x	1.57	x	1.58	x

DSRA Balance	3,341	3,181	3,027	3,027	3,028	3,029	3,029	3,030	3,036	3,037	3,038	3,039	3,035	3,036	3,036	3,037	3,039	3,039	3,040

Senior Secured Notes	42,000	41,534	41,056	40,566	40,063	39,547	39,018	38,476	37,920	37,349	36,764	36,164	35,548	34,917	34,269	33,605	32,924	32,225	31,509
Equity (incl. SH Loan)	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742
Leverage Ratio	76.7%	76.5%	76.3%	76.1%	75.9%	75.6%	75.4%	75.1%	74.8%	74.6%	74.3%	73.9%	73.6%	73.3%	72.9%	72.5%	72.1%	71.7%	71.2%

Ortitlan, Ltda.

($ in 000s, unless stated otherwise)

Period start:	01/01/14	04/01/14	07/01/14	10/01/14	01/01/15	04/01/15	07/01/15	10/01/15	01/01/16	04/01/16	07/01/16	10/01/16	01/01/17	04/01/17	07/01/17	10/01/17	01/01/18	04/01/18	07/01/18	10/01/18
Period end:	03/31/14	06/30/14	09/30/14	12/31/14	03/31/15	06/30/15	09/30/15	12/31/15	03/31/16	06/30/16	09/30/16	12/31/16	03/31/17	06/30/17	09/30/17	12/31/17	03/31/18	06/30/18	09/30/18	12/31/18

Base Case Forecast (Note Purchase Agreement)
Assumptions:
Average Capacity (MW)	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50	19.50
Plant Availability	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
Days in qtr	89	90	91	91	89	90	91	91	90	90	91	91	89	90	91	91	89	90	91	91
Net Generation (MWh)	39,569	40,014	40,459	40,459	39,569	40,014	40,459	40,459	40,014	40,014	40,459	40,459	39,569	40,014	40,459	40,459	39,569	40,014	40,459	40,459
Annual escalation
Blended PPA / AMM all-in Electricity Price ($/kWh)	0.080	0.080	0.080	0.080	0.082	0.082	0.082	0.082	0.084	0.084	0.084	0.084	0.086	0.085	0.084	0.084	0.086	0.085	0.084	0.084
Capacity $/kW-month, average	11.911	11.911	11.911	11.911	12.179	12.179	12.179	12.179	12.453	12.453	12.453	12.453	12.733	12.733	12.733	12.733	13.019	13.019	13.019	13.019
Energy portion, average	0.063	0.063	0.063	0.063	0.064	0.064	0.064	0.064	0.065	0.065	0.065	0.065	0.067	0.067	0.067	0.067	0.068	0.068	0.068	0.068

Revenue (exc. VAT):
Energy Revenue	2,478	2,506	2,534	2,534	2,534	2,563	2,591	2,591	2,620	2,620	2,649	2,649	2,649	2,649	2,649	2,649	2,649	2,649	2,649	2,649
Capacity Revenue	697	705	712	712	712	720	728	728	737	737	745	745	745	745	745	745	745	745	745	745
CDM revenues (to be included following 2010)

Total Revenue	3,175	3,211	3,246	3,246	3,247	3,283	3,319	3,319	3,357	3,357	3,394	3,394	3,394	3,394	3,394	3,394	3,394	3,394	3,394	3,394

Operating Expenses:
1. O&M Budget (items 1.1-1.4 in annual budget)	(443)	(265)	(388)	(329)	(453)	(271)	(397)	(337)	(463)	(277)	(406)	(344)	(473)	(283)	(415)	(352)	(484)	(290)	(424)	(360)
2. G&A budget (items 2.1-2.4 in annual budget)	(177)	(393)	(65)	(85)	(181)	(402)	(66)	(87)	(185)	(411)	(68)	(89)	(189)	(420)	(69)	(91)	(194)	(429)	(71)	(93)
3. Capex budget, except well reserve (items 3.1-3.4)
4. General /Misc. (item 4 in annual budget)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(20)	(21)	(21)	(21)	(21)	(21)	(21)	(21)	(21)
Adjustment — elimination of Community Trust Contributions	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25	25
Adjustment — elimination of DSRA LC fees payable by Sponsor	7	7	7	7	7	7	7	7	7	7	7

Total Operating Expenses (see Operating Budget)	(608)	(646)	(441)	(402)	(622)	(661)	(452)	(412)	(637)	(677)	(462)	(428)	(659)	(699)	(480)	(439)	(674)	(715)	(492)	(449)
Opex ($/kWh)	(0.015)	(0.016)	(0.011)	(0.010)	(0.016)	(0.017)	(0.011)	(0.010)	(0.016)	(0.017)	(0.011)	(0.011)	(0.017)	(0.017)	(0.012)	(0.011)	(0.017)	(0.018)	(0.012)	(0.011)

EBITDA	2,567	2,565	2,805	2,844	2,624	2,622	2,868	2,908	2,720	2,680	2,932	2,966	2,736	2,695	2,914	2,956	2,720	2,679	2,903	2,945
EBITDA margin	80.9%	79.9%	86.4%	87.6%	80.8%	79.9%	86.4%	87.6%	81.0%	79.8%	86.4%	87.4%	80.6%	79.4%	85.9%	87.1%	80.1%	78.9%	85.5%	86.8%

DD&A:
Depreciation — Plant	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409	409
Depletion — Add’l Wellfield	235	235	235	235	235	235	235	312	312	312	312	312	312	312	312	312	312	312	312	312

EBIT	1,924	1,922	2,162	2,201	1,981	1,979	2,225	2,187	1,999	1,960	2,211	2,245	2,015	1,975	2,194	2,235	2,000	1,958	2,182	2,225

Total Interest Expense	(774)	(773)	(754)	(727)	(699)	(694)	(673)	(645)	(623)	(607)	—	—	—	—	—	—	—	—	—	—
Interest Income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income Before Tax	1,150	1,149	1,408	1,475	1,282	1,284	1,551	1,542	1,376	1,352	2,211	2,245	2,015	1,975	2,194	2,235	2,000	1,958	2,182	2,225

Cash Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(693)	(620)	(607)	(676)	(690)
Deferred Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Tax	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(693)	(620)	(607)	(676)	(690)
Tax Rate

Net Income	1,150	1,149	1,408	1,475	1,282	1,284	1,551	1,542	1,376	1,352	2,211	2,245	2,015	1,975	2,194	1,542	1,380	1,351	1,506	1,535
(+) Interest Expense	774	773	754	727	699	694	673	645	623	607	—	—	—	—	—	—	—	—	—	—
(+) Depreciation	643	643	643	643	643	643	643	720	720	720	720	720	720	720	720	720	720	720	720	720
(-) Capex — not funded by Wellfield Maint Reserve
(-) Wellfield Maint Reserve additions	(244)	(245)	(247)	(248)	(250)	(251)	(252)	(254)	(255)	(257)	(258)	(259)	(261)	(262)	(264)	(265)	(267)	(268)	(270)	(271)
Adjusted Cash Flow	2,323	2,320	2,559	2,596	2,375	2,371	2,616	2,654	2,465	2,424	2,674	2,706	2,475	2,433	2,650	1,997	1,834	1,803	1,956	1,984

Debt Service:
Principal Repayment	(735)	(754)	(773)	(793)	(813)	(834)	(855)	(877)	(900)	(24,175)	—	—	—	—	—	—	—	—	—	—
Interest Expense	(774)	(773)	(754)	(727)	(699)	(694)	(673)	(645)	(623)	(607)	—	—	—	—	—	—	—	—	—	—

Total Debt Service	(1,509)	(1,527)	(1,527)	(1,520)	(1,512)	(1,528)	(1,529)	(1,522)	(1,523)	(24,783)	—	—	—	—	—	—	—	—	—	—

DSCR:
Forward looking 4 qtrs	1.61x	1.62x	1.63x	1.64x	1.64x	1.66x	N/A	N/A	N/A
Backward looking 4 qtrs	1.59x	1.59x	1.60x	1.61x	1.62x	1.63x	1.64x	1.64x	1.66x	N/A

DSRA Balance	3,041	3,043	3,044	3,045	3,046	3,051	2,287	1,522	761	—	—	—	—	—	—	—	—	—	—	—
Senior Secured Notes	30,774	30,020	29,247	28,455	27,642	26,808	25,952	25,075	24,175	—
Equity (incl. SH Loan)	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742
Leverage Ratio	70.7%	70.2%	69.7%	69.1%	68.4%	67.8%	67.1%	66.3%	65.5%

Ortitlan, Ltda.

($ in 000s, unless stated otherwise)

9 months
12/31/2009	2010P	2011P	2012P	2013P	2014P	2015P	2016P	2017P	2018P

Base Case Forecast (Note Purchase Agreement)
Assumptions:
Average Capacity (MW)	18.0	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5
Plant Availability	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%	95.0%
Net Generation (MWh)	111,652	160,501	160,501	160,945	160,501	160,501	160,501	160,945	160,501	160,501

Average PPA Energy Price ($/kWh)	0.056	0.057	0.059	0.060	0.061	0.063	0.064	0.065	0.067	0.068
Average Opex ($/kWh)	0.013	0.013	0.013	0.013	0.013	0.013	0.013	0.014	0.014	0.015

Revenue:
Energy Revenue	6,257	9,196	9,403	9,642	9,831	10,052	10,279	10,539	10,597	10,597
Capacity Revenue	1,759	2,586	2,644	2,711	2,764	2,826	2,890	2,963	2,979	2,979
CDM Revenues (to be included following 2010)	—	—	—	—	—	—	—	—	—	—

Total Revenue	8,016	11,782	12,047	12,352	12,595	12,879	13,168	13,502	13,577	13,577

Operating Expenses:
1. O&M Budget (items 1.1-1.4 in annual budget)	(879)	(1,304)	(1,333)	(1,363)	(1,394)	(1,425)	(1,457)	(1,490)	(1,524)	(1,558)
2. G&A budget (items 2.1-2.4 in annual budget)	(485)	(658)	(673)	(688)	(704)	(720)	(736)	(752)	(769)	(787)
3. Capex budget, except well reserve (items 3.1-3.4)	—	—	—	—	—	—	—	—	—	—
4. General /Misc. (item 4 in annual budget)	(53)	(72)	(73)	(75)	(77)	(78)	(80)	(82)	(84)	(86)
Adjustment — elimination of Community Trust Contributions	—	—	—	50	100	100	100	100	100	100
Adjustment — elimination of DSRA LC fees payable by Sponsor	13	26	26	26	26	26	26	20	—	—

Total Operating Expenses	(1,404)	(2,007)	(2,053)	(2,050)	(2,048)	(2,097)	(2,147)	(2,204)	(2,277)	(2,330)

EBITDA	6,612	9,775	9,994	10,302	10,548	10,782	11,022	11,298	11,300	11,247
EBITDA margin	82.5%	83.0%	83.0%	83.4%	83.7%	83.7%	83.7%	83.7%	83.2%	82.8%

DD&A:
Depreciation — Plant	1,226	1,634	1,634	1,634	1,634	1,634	1,634	1,634	1,634	1,634
Depletion — Add’l Wellfield	612	816	846	938	938	938	1,016	1,248	1,248	1,248

EBIT	4,775	7,325	7,513	7,730	7,975	8,210	8,372	8,416	8,418	8,365

Total Interest Expense	(2,397)	(4,017)	(3,806)	(3,583)	(3,314)	(3,028)	(2,712)	(1,230)	—	—
Interest Income	—	—	—	—	—	—	—	—	—	—

Income Before Tax	2,378	3,308	3,707	4,147	4,661	5,181	5,660	7,185	8,418	8,365

Cash Tax	—	—	—	—	—	—	—	—	(693)	(2,593)
Deferred Tax	—	—	—	—	—	—	—	—	—	—

Total Tax	—	—	—	—	—	—	—	—	(693)	(2,593)

Net Income	2,378	3,308	3,707	4,147	4,661	5,181	5,660	7,185	7,725	5,772
(+) Interest Expense	2,397	4,017	3,806	3,583	3,314	3,028	2,712	1,230	—	—
(+) Depreciation	1,837	2,450	2,480	2,572	2,572	2,572	2,650	2,882	2,882	2,882
(-) Capex — not funded by Wellfield Maint Reserve	—	—	—	—	—	—	—	—	—	—
(-) Wellfield Maint Reserve additions	(222)	(900)	(921)	(941)	(963)	(984)	(1,006)	(1,029)	(1,052)	(1,076)

Adjusted Cash Flow	6,390	8,874	9,073	9,361	9,585	9,798	10,015	10,269	9,555	7,578

Debt Service:
Principal Repayment	(944)	(2,038)	(2,255)	(2,495)	(2,760)	(3,054)	(3,380)	(25,075)	—	—
Interest Expense	(2,397)	(4,017)	(3,806)	(3,583)	(3,314)	(3,028)	(2,712)	(1,230)	—	—

Total Debt Service	(3,341)	(6,055)	(6,061)	(6,077)	(6,075)	(6,083)	(6,092)	(26,305)

DSCR	1.91	x	1.47	x	1.50	x	1.54	x	1.58	x	1.61	x	1.64	x	N/A

DSRA Balance	3,027	3,029	3,038	3,036	3,040	3,045	1,522	—

Senior Secured Notes	41,056	39,018	36,764	34,269	31,509	28,455	25,075	—
Equity (incl. Shareholder Loan)	12,742	12,742	12,742	12,742	12,742	12,742	12,742	12,742
Leverage Ratio	76.3%	75.4%	74.3%	72.9%	71.2%	69.1%	66.3%	N/A

Schedule 5.14
Financial Advisors, Finders and Brokers
The upfront fee payable by the Issuer to the Note Holder pursuant to Section 3.2(A)(i) (Fees and Interest — Fees) of this Agreement.

Schedule 5.24
Transactions with Affiliates
1.	Various purchase orders and arrangements for construction equipment, parts, and services with respect to which work has been completed in an aggregate amount of approximately $26,400,000, payment of which will be made by the Issuer with proceeds of the purchase price of the Note.
2.	Technical and Management Support Agreement between the Issuer and OrPower 9, Inc. effective as of January 1, 2009.
3.	Technical Support Agreement between the Issuer and OrPower 9, Inc. effective as of August 1, 2008.

Schedule 6.4B
Insurance Program
Ortitlan Limitada, and/or Ormat International, Inc. as the parent company, maintains with recognized insurers with an AM Best rating of A- IX or as otherwise reasonably acceptable on the advice of the insurance consultant the following coverages on real and personal property and for third party liability exposures.
The Note Holder and Security Trustee are:
1.	To be endorsed as Additional Insureds to all policies except for workers compensation, where legally permitted.

2.	To be endorsed as Sole Loss Payee as their interests may appear, excluding liability policies.

3.	To be provided with a waiver of subrogation.

4.	To be provided with 30 days written notice of cancellation (10 days for non-payment of premium)

5.	Further, the policies are to be endorsed so that the insurance is primary for their benefit and the property all risk and business interruption policies shall contain a non-vitiation/breach, warranty or other comparable endorsement in their favor.

6.	Local policies to be supported by international insurance providing Difference In Conditions /Difference In Limits cover.

7.	Customary Lenders endorsements as specified below in the coverage summary.
During the term of the financing the coverages listed below shall be maintained and may be renewed or replaced with other coverages providing materially same terms and conditions.

ALL RISK PROPERTY & BUSINESS INTERRUPTION

A. M. Best rating:	Not rated
A+, XV

Coverage Term:	12 months

Limits of Insurance:	$32,580,000 Property Damage and Business Interruption or such higher amount as may be required to cover the outstanding loan amounts as required by the Lenders either by policy limit or by stipulated loss endorsement.

Key Sub limits:	$ 7,500,000 Suppliers/Customers/Public Utilities & Denial of Access
$5,000,000 Overtime, night work, work on public holidays
$10,000,000 Terrorism/Sabotage
$100,000,000 Earthquake/Flood/Wind/Volcanic Eruption (PD &BI) annual aggregate

Coinsurance:	Nil

Time Element Indemnity Period:	12 months

Deductibles:	$150,000 Physical Damage, except
$225,000 Machinery Breakdown
5% of loss Earthquake, Flood, Wind ($250,000 minimum)
21 days Business Interruption, except
40 days BI — Machinery Breakdown

Named Insured:	Ortitlan Limitada, Ormat International Inc, the Note Holder, together with its successors and assigns

Loss Payees:	Financial Institutions if required by contract

Cancellation:	30 day notice (10 for non-payment of premium)

Key Endorsements:	LEG 2 wording applies

Key Exclusions and	War and Civil War
Restrictions:	Millennium
Cyber exclusion
Electrical transmission & distribution lines outside the plant boundary, except for the 1,000 feet from each plant boundary Underground brine extraction equipment outside the property boundary

Subrogation:	Included

Valuation:	Replacement Cost (except ACV where not repaired/replaced)

17

CONTROL OF WELL/RIGS AND ROLLING STOCK

A. M. Best rating:	A XI
A+, XIV; A, VIII; A, XV; A, XV

Coverage Term:	12 months

Limits of Insurance:	Control of Well
$20,000,000 combined single limit
$2,500,000 care, custody and control per occurrence

Rigs and Rolling Stock
$10,000,000 Amatitlan Rig (Rig 12) until May 1
25% per occurrence for Removal of Wreck Expense
25% per occurrence for Sue and Labor Expense
$2,000,000 additional acquired property

Deductible:	Control of Well
$200,000 drilling, deepening and workover excess of 8,500 ft
$150,000 drilling, deepening and workover up to 8,500 ft
$125,000 all other wells
$125,000 care, custody and control

Rigs and Rolling Stock
$250,000 collapse of derrick/mast or dropped derrick/mast
$100,000 constructive loss

Named Insured:	Ortitlan Limitada

Cancellation:	60 day notice of cancellation

Coverage Extensions:	Restoration and/or Redrilling expenses
Removal of wreck
Pollution cleanup and pollution contamination (above ground)
Evacuation expenses
Care, custody and control

Key Endorsements:	Lenders as Loss Payee
Waiver of subrogation
Severability of interest clause

Key Exclusions:	Terrorism Damages/Corrosion
Data Distortion/Corruption War

18

GENERAL LIABILITY

A. M. Best rating:	Not rated
A+, XV

Coverage Term:	12 months

Includes Public, Products, Completed Operations, Advertising, Excess Automobile and Employers Liability

Limits of Liability:	$ 1,000,000 Per Occurrence
$1,000,000 Products aggregate
$1,000,000 Pollution aggregate
$20,000,000 Umbrella General Aggregate

Deductibles:	$ 5,000 per occurrence (local policy)
$10,000 per occurrence (Umbrella)
$25,000 per occurrence USA/Canada

Named Insured:	Ortitlan Limitada

Cancellation:	Thirty (30) days written notice to Note Holder
Ten (10) days for non-payment of premium

Coverage Extensions:	Sudden and Accidental Pollution
Blanket waiver of subrogation
Severability of Interest
Cross Liability
Care, Custody and Control

19

Schedule 6.4C
Insurance Policies
See Insurance Consultant’s Report.

May 13, 2009
FINAL INSURANCE DUE DILIGENCE SUMMARY
Amatitlan Geothermal Project Financing
For:
Ormat International, Inc. and Note Holder
By:
Moore-McNeil, LLC
2811 Dogwood Drive
Nashville, Tennessee 37204
Consultant: Mandy Woods-McNeil and Christin Loera
Telephone No: 615 665 8826
Fax No: 615 246 2776
E-mail: mandy@moore-mcneil.com, christin@moore-mcneil.com

Contents
Section

1. Legal Notice	2

2. Introduction	3

3. Executive Summary and Program Overview	4

4. Insurance Certification — Current	9

5. Closing Comments	10

Section 1

Legal Notice
Moore-McNeil, LLC (the “Insurance Consultant”) prepared this summary report under instructions from Ormat International, Inc. (the “Sponsor”) for the benefit of TCW Global Project Fund II, Ltd. (as “Note Holder”, or “TCW”) for the financing of the Amatitlán 20.5 MW geothermal power plant (the “Project”). None of the Insurance Consultant, the Sponsor, or any of its or their affiliates or any other persons acting on its or their behalf:
(a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this report; or
(b) assumes any liability with respect to any information or methods disclosed in this report
This report does not constitute legal advice or a legal opinion, nor shall any statement made herein be deemed to be or relied upon as legal advice. This report is not to be construed as a warranty or guarantee that the insurance required to be in full force and effect will remain in full force and effect.
Our opinions and conclusions have been based on the information provided to us by or on behalf of the Sponsor. The information provided to date is comprised of a term sheet, information memorandum and summaries of proposed insurance. Insurance Consultant cannot be responsible for the accuracy or otherwise of such information.
This report is delivered to the Sponsor solely for use by the Sponsor, their affiliates, advisors, and TCW and is not to be otherwise circulated, quoted, relied on or referred to without the permission of Moore-McNeil, LLC.
This report is subject to and shall be construed in accordance with New York law and all figures shown are in US Dollars unless specified.
Email Notice
Email copies of this report are not official unless authenticated and signed by Insurance Consultant and are not to be modified in any manner without Insurance Consultant’s express written consent.

Section 2

Introduction
The Insurance Consultant prepared this summary report under instructions from the Sponsor for the benefit of the Note Holder in connection with the financing by Ortitlan Limitada (the “Borrower”) of the Project. Our scope of services included the following:
•	Review of the Project information and term sheet in regards to the geothermal facility. The only contract reviewed was the Power Purchase Agreement (“PPA”), but other contract considerations were noted as were defined by the Sponsor in the information we received.

•	Examination of the current insurance binders or summaries of insurance presented by the Sponsor or its insurance representative(s).

•	Opine as to whether proposed program represents industry practice.

•	Prepare and submit an Executive Summary.
The results of our findings have been divided into the following sections of this summary report, which include:
•	Section 3 - The Executive Summary and Program Overview section of our report provides an overview of our key findings in the insurance due diligence process and recommends the insurance requirements pursuant to Project conditions and circumstance.

•	Section 4 - The Insurance Certification — Proposals recaps the insurance coverages offered under the corporate insurance program.

•	Section 5 - The Recommendations section divides recommendations between those critical for compliance prior to financial close and those non-critical that are long term in nature.

Section 3

Executive Summary and Program Overview
The transaction is a $42 million financing to the Borrower for the refinancing of the Project through a note purchase arrangement between the Borrower and TCW serving as the Note Holder. The Project is a 20.5MW geothermal power project located in Guatemala approximately 20 kilometers south of Guatemala City. The Project began commercial operations in May 2007.
On December 23, 2007, the United Nations Framework Convention on Climate Change officially registered the Project as a Clean Development Mechanism, which qualifies the Project for certified emission reduction (“CER”) credits which can be traded or sold. This information is found at http://cdm.unfccc.int/Projects/DB/DNV-CUK1218173149.57/view.
The offtaker is Instituto Nacional de Electrificacion (“INDE”) through a 20 year PPA, effective in 2003. INDE is a government held entity.
The Borrower is provided usufruct rights for wells AMF-1, AMF-2, AMF-5J and AMF-6J, AMF-3 and AMF-4 which are INDE assets. The Usufruct Agreement expiration is 2028.
The Borrower is responsible for the operation and maintenance of the Project.
Ormat has confirmed to us that to their knowledge, there are no existing environmental conditions, no activity that would be in violation of environmental regulation, no pending litigation and no insurance claims at this time.
Guatemalan Insurance Regulations
The insurance requirements for Guatemala are as follows:
•	Compulsory coverage is workers compensation (provided through a government social security scheme).

•	Automobile liability is not compulsory but there are required minimum limits for drivers (owners, non-owners, or lessees).

•	Local insurers are required to issue the insurance policies and local policy wording is available for the standard coverages (including general and automobile liability and property and machinery breakdown).

•	It is common for the local insurer to not be rated by AM Best or S&P or other similar rating agency (as the local insurer cedes the majority of special risk exposures to a reinsurer). The reinsurance carrier would generally be rated by an acceptable rating agency with a cut through clause, assignment of reinsurance proceeds, a difference in conditions or another similar endorsement allowing the Lender/Note Holder/ or similar to benefit from the first party insurance proceeds.

As reinsurance is permitted this allows the Borrower to benefit from broader wording and improve terms and conditions from the international reinsurance markets.
The local insurance regulations do not present an issue for this transaction and the Borrowers reinsurance program is structured to allow the Lenders/Note Holder access to the property and business interruption loss proceeds in the event of a default by the local insurer.
Summary Opinion
Based upon our review of the insurance program that is presently in effect for this Project, as evidenced by Ormat, the Insurance Consultant opines that the Project has an insurance program which reflects industry practice with respect to the limits, deductibles and coverage for geothermal power plants in similar locations and world-wide.
The following program highlights are noted:
     Property and Business Interruption Notes
•	Ormat has assigned the following valuations as the current insurable values (on a replacement cost basis) for the Project.

Amatitlan	$ 22,500,000 Property Damage
$10,080,000 Business Interruption
$32,580,000 Total Insurable Values
•	The local Operational All Risk Property insurance policy is issued through Seguros America S.A., a local Guatemalan carrier. There is a per occurrence loss limit of $32,580,000, for a combined property and business interruption loss for all perils except those subject to an aggregated sub limit. This limit reflects the total insurable values advised by Ormat and thus the loss limit would be considered to be written as replacement cost.

•	We do note that while the loss limit is replacement cost and the loss proceeds are specified to be paid on a replacement cost basis (no deduction for depreciation) in the event of a Total Constructive Loss at the Project, the loss proceeds will revert to Actual Cash Value or “ACV” (deducting for depreciation) if the Project is not able to be repaired or replaced within a two year period following the loss, instead of full replacement cost settlement. This is standard insurance market practice for all property policies (as the insured will have enjoyed the applicable accounting/tax depreciation expense). An ACV basis for paying losses is likely to have more impact on the available insurance proceeds to be applied to outstanding debt during the second half of the Project’s expected useful life.

•	Backstopping the local insurance policy is the Ormat corporate Property All Risk insurance policy, insured with Assicurazioni Generali, S.p.A. This policy serves as a difference in conditions/coverage and difference in limits/excesses and values policy to cover any loss that is not covered under the local insurance policy (or in the event of an insolvency of the local insurer), where coverage has been obtained under this policy. The same limits and deductibles apply.

•	The local insurance carrier, Seguros America S.A. does not have an AM Best’s rating. The difference in conditions property carrier and reinsurance carrier for liability, Assicurazioni Generali, has an AM Best’s rating of A+ XV.

•	It is our understanding that the Project is not located in a high risk zone for Flood. Flood limits are equal to the full policy limit on a per occurrence and aggregated basis and this is backstopped by the Ormat corporate program which makes $100,000,000 per occurrence and annual aggregated basis to the Ormat worldwide portfolio of operating assets.

•	Earthquake exposure is a high hazard Earthquake Zone 3, based on the Munich Re Natural Hazard Maps and a VIII and above based on the modified Mercalli scale, as frequently geothermal facilities are located in seismic areas. (This information can be obtained at http://www.munichre.com/nathan.) Again, the full policy limit applies and this is backstopped by the Ormat corporate program which makes Earthquake limits available of $100,000,000 per occurrence and on an annual aggregated basis to the worldwide portfolio, excluding assets located in Hawaii and California.

•	Property All Risk deductibles are in compliance with industry standard, including $150,000 per occurrence for physical damage, 5% of total insurable values deductible with a $250,000 minimum for Earthquake/Flood/Windstorm/ Volcanic Eruption and $225,000 for Machinery Breakdown.

•	Terrorism and Sabotage coverage is included in the property policy and backstopped by the corporate program, with a $10,000,000 sub limit. It is the opinion of the Insurance Consultant that this exceeds standard industry practice for a remotely located asset that is not deemed critical to grid security.

•	Business Interruption provides for a 12 month period of indemnity for the Project, for loss of gross revenues due to physical damage and loss of revenues beyond the deductible waiting period due to an insured peril, thus complying with industry practice. The deductibles are 21 days for Business Interruption, except 40 days waiting for machinery breakdown. We understand that the CER credits are not included in the Business Interruption valuation.

•	Ormat’s Insurance Broker has confirmed that corporate Control of Well policy and Rigs and Rolling Stock policy applies for this Project. The Control of Well policy has a combined single limit of $20,000,000 per occurrence and in the aggregate, which is commensurate with industry standards and practice. As Control of Well and Rigs and Rolling Stock insurance is not offered or required to be offered by the local insurers, the corporate program is the primary insurance policy for this exposure.

•	The Operator for the Project will be the Borrower, Ortitlan Limitada.

Liability Notes

•	Liability insurance is provided under a local policy with Seguros America S.A. and is backstopped by Assicurazioni Generali (“Generali”). Policy wording on the local policy follows the Generali insurance policy.

•	The General Liability insurance policy has a $1,000,000 per occurrence limit and a $1,000,000 aggregate limit for products and completed operations. There is a further $20,000,000 per occurrence and aggregate umbrella limit (under a corporate policy) extending the overall available limits to exceed industry practice for this location.

•	The policy responds to Automobile and Employers Liability.

•	Pollution Liability coverage is also included under the General Liability policy for sudden and accidental pollution with a limit of $1,000,000 per occurrence and on an annual aggregated basis. Pollution coverage is extended under the corporate Generali Umbrella Liability policy, thus increasing the available limit to $21,000,000.

Given the nature of the fuel (steam), a geothermal plant has limited exposure to sudden and accidental pollution causing third party physical damage or bodily injury and this limit is acceptable by industry standards.

•	The General Liability deductible is $5,000 under the local carrier, and $10,000 each claim for the corporate Generali Umbrella Liability. These deductibles are conservative industry practice.

•	The General Liability policy includes a cross liability clause.

General Terms Notes

•	The Note Holder will be an Additional Insured on the Property and Liability insurance policies, where required by written contract. Certificates of insurance should be evidenced at Closing to this effect.

•	Loss proceeds will be paid to the Note Holder over an agreed loss proceeds threshold, $10,000,000, where required by contract and subject to a standard mortgagee loss payable clause. Certificates of insurance should be evidenced at Closing to this effect.

•	A severability of interest clause is included in all policies.

•	A waiver of subrogation will be afforded to the Note Holder, if required by contract. Certificates of insurance should be evidenced at Closing to this effect.

•	30 days written notice of cancellation will be afforded to the Note Holder under the property program (10 days for nonpayment of premium), if required by contract. Certificates of insurance should be evidenced at Closing to this effect.

Section 4

Insurance Certification — Current
See Appendix A for a Summary of Insurance
Insurance Summaries Reviewed
▪	Property
▪	Control of Well / Rigs and Rolling Stock
▪	General Liability

Section 5

Closing Comments
Based upon the information we have received, including Insurance Certificates and confirmation from the Broker, the Insurance Consultant confirms that all items are in good order, are commensurate with or more conservative than industry practice for similarly located power assets and the insurance program would be acceptable for Closing pending the evidence of any required endorsements, including Loss Payee status for the benefit of the Lender, if required by contract.
Critical for Closing
Pursuant to the Note Purchase Agreement with Ortitlan, Limitada (as Issuer) and TCW (as Note Holder), and upon Closing:
•	TCW should be added to the Property and Liability policies as an Additional Insured.

•	TCW should be added as Loss Payee on the Property policy as their interest may appear.

•	TCW should be afforded a 30 day notice of cancellation (10 day notice in the event of non-payment.

•	A waiver of subrogation and a severability of interest clause should be evidenced on the Certificate of Insurance provided at Closing.
Non Critical for Closing

None

Appendix A
Insurance Program

ALL-RISK PROPERTY DAMAGE & BUSINESS INTERRUPTION

Carrier:	Seguros America S.A. (Local)
Assicurazioni Generali, S.p.A. (Difference in Conditions)

A. M. Best rating:	Not rated
A+, XV

Policy Number:	TBD

Coverage Term:	May 30, 2008 to May 30, 2009

Limits of Insurance:	$32,580,000 Property Damage and Business Interruption

Key Sub limits:	$7,500,000 Suppliers/Customers/Public Utilities & Denial of Access
$5,000,000 Overtime, night work, work on public holidays
$10,000,000 Terrorism/Sabotage
$100,000,000 Earthquake/Flood/Wind/Volcanic Eruption (PD &BI) annual aggregate

Coinsurance:	Nil

Time Element Indemnity Period:	12 months

Deductibles:	$150,000 Physical Damage, except
$225,000 Machinery Breakdown
5% of loss Earthquake, Flood, Wind ($250,000 minimum)
21 days Business Interruption, except
40 days BI — Machinery Breakdown

Named Insured:	Ortitlan Limitada, Ormat International Inc, together with its successors and assigns and/or associated and/or affiliated and./or subsidiary and/or parent companies or corporations

Additional Insureds:	TCW Global Project Fund II, Ltd.

Loss Payees:	Financial Institutions if required by contract

Cancellation:	30 day notice (10 for non-payment of premium)

Key Endorsements:	LEG 2 wording applies

Key Exclusions and Restrictions:
War and Civil War
Millennium
Cyber exclusion
Electrical transmission & distribution lines outside the plant boundary, except for the 1,000 feet from each plant boundary
Underground brine extraction equipment outside the property boundary

Subrogation:	Included

Valuation:	Replacement Cost (except ACV where not repaired/replaced)

CONTROL OF WELL/RIGS AND ROLLING STOCK

Carrier:	Control of Well
Brit

Rigs and Rolling Stock
StarNet Insurance, New York Marine & General Insurance Co, Lloyds, AIG

A. M. Best rating:	A XI
A+, XIV; A, VIII; A, XV; A, XV

Policy Number:	MB003408

Coverage Term:	March 1, 2009 effective date- March 1 2010

Limits of Insurance:	Control of Well
$20,000,000 combined single limit
$2,500,000 care, custody and control per occurrence

Rigs and Rolling Stock
$10,000,000 Amatitlan Rig (Rig 12) until May 1
25% per occurrence for Removal of Wreck Expense
25% per occurrence for Sue and Labor Expense
$2,000,000 additional acquired property

Deductible:	Control of Well
$200,000 drilling, deepening and workover excess of 8,500 ft
$150,000 drilling, deepening and workover up to 8,500 ft
$125,000 all other wells
$125,000 care, custody and control

Rigs and Rolling Stock
$250,000 collapse of derrick/mast or dropped derrick/mast
$100,000 constructive loss

Named Insured:
Ormat Technologies, Inc., including any Owned, Controlled, Affiliated, Associated, and Subsidiary Companies, Corporation or Consultant and/or any company newly created or acquired all as their interests may appear.

Cancellation:	60 day notice of cancellation

Coverage Extensions:	Restoration and/or Redrilling expenses
Removal of wreck
Pollution cleanup and pollution contamination (above ground)
Evacuation expenses
Care, custody and control

Key Endorsements:	Lenders as Loss Payee
Waiver of subrogation
Severability of interest clause

Key Exclusions:	Terrorism DamagesCorrosion
Data Distortion/Corruption
War

GENERAL LIABILITY

Carrier:	Seguros America S.A. (local carrier)
Assicurazioni Generali SpA (reinsurer)

A. M. Best rating:	Not rated
A+, XV

Policy Number:	08/FL00899

Coverage Term:	May 30, 2008 to May 30, 2009

Includes Public, Products, Completed Operations, Advertising, Excess Automobile and Employers Liability

Limits of Liability:	$1,000,000 Per Occurrence
$1,000,000 Products aggregate
$1,000,000 Pollution aggregate
$20,000,000 Umbrella General Aggregate

Deductibles:	$5,000 per occurrence (local policy)
$10,000 per occurrence (Umbrella)
$25,000 per occurrence USA/Canada

Named Insured:
Ortitlan Limitada, Ormat Technologies, Inc., including any Owned, Controlled, Affiliated, Associated, and Subsidiary Companies, Corporation or Consultant and/or any company newly created or acquired all as their interests may appear.

Additional Insureds:	Note Holder, TCW Global Project Fund II, Ltd.

Cancellation:	Thirty (30) days written notice to Note Holder

Coverage Extensions:	Sudden and Accidental Pollution
Blanket waiver of subrogation
Severability of Interest
Cross Liability
Care, Custody and Control

Schedule 7.5
Transactions with Affiliates
See Schedule 5.24 above.

Exhibit I to Note Purchase Agreement
ORTITLAN, LIMITADA
NOTE
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

$42,000,000.00	New York, New York
May 21, 2009
     FOR VALUE RECEIVED, ORTITLAN, LIMITADA, a Guatemalan sociedad de responsabilidad limitada duly organized and in good standing under the laws of Guatemala (“Issuer”), promises to pay to TCW Global Project Fund II, Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (“Payee”), or its registered assigns FORTY-TWO MILLION DOLLARS AND ZERO CENTS ($42,000,000.00). The principal amount of this single draw secured note (this “Note”) shall be payable on the dates and in the amount specified in that certain Note Purchase Agreement, dated as of May 18, 2009, by and between Issuer and Payee (said Note Purchase Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Note Purchase Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Note Purchase Agreement.
     Issuer also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Note Purchase Agreement.
     This Note is issued pursuant to and entitled to the benefits of the Note Purchase Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Obligations of Issuer evidenced hereby were made and are to be repaid to Payee.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to Payee by crediting not later than 12:00 pm (noon), New York time, on the applicable date due (without setoff or counterclaim), through wire transfer, to the account of Payee identified in Schedule 3.6 of the Note Purchase Agreement in accordance with the instructions set forth therein or at such other account as shall be designated in writing by Payee for such purpose in accordance with the terms of the Note Purchase Agreement.
     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayment as provided in the Note Purchase Agreement and to prepayment at the option of Issuer as provided in the Note Purchase Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ISSUER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Note Purchase Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Note Purchase Agreement.
     This Note is transferable or assignable as provided in the Note Purchase Agreement.
     Issuer promises to pay all costs and expenses, including attorneys’ fees, all as provided in the Note Purchase Agreement, incurred in the collection and enforcement of this Note. Issuer hereby waives presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
     The Note Holder is hereby authorized to endorse on the Schedule attached hereto (or on a continuation of such schedule attached to this Note and made a part hereof), the date and amount of each principal payment in respect of this Note.
[Signature Page Follows]

2

     IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ORTITLAN, LIMITADA
By:
Name:
Title:

Schedule
TRANSACTIONS ON NOTE

Outstanding
	Amount of	Principal
	Principal Paid	Balance	Notation
Date	This Date	This Date	Made By

EXHIBIT II TO NOTE PURCHASE AGREEMENT
INITIAL OPERATING BUDGET
From : January 1st 2009                 To: December 31st 2009
(In US$ thousands unless otherwise mentioned)

	Q1	Q2	Q3	Q4	Annual	Comments
Generation forecast (MWh)	34,496	34,884	37,346	39,421	146,148

1. Operation & Maintenance Budget
1.1 Local salaries, outsourced labor and related benefits	133	130	171	191	625
1.2 Expatriates presence and HQ support					—
1.3 Spare Parts & Consumables PP and wellfield	255	98	168	95	617
1.4 Other / Misc.	8	8	8	8	33

Total O&M	396	237	347	295	1,275

2. General and Administration Budget
2.1 G&A and Royalties	148	48	49	46	290
2.2 Insurance: property, vehicles, BI and other non-PRI	6	299	4	24	333
2.3 Local Taxes					—
2.4 Other / Misc. G&A	5	5	5	5	21

Total G&A Budget	159	352	58	76	644

3. Annual Capital Expenditure
3.1 Improvements					—
3.2 Vehicles					—
3.3 Monitoring and compliance equip.					—
3.4 Misc.					—

Total Annual Capex Budget					—	included above

4. General / Misc.

4.1 General / Misc.	18	18	11	11	56

5. TOTAL OPERATING BUDGET FOR PERIOD(*)					1,975

Comparison data 1: Operating Budget for Previous Year					N/A

Comparison data 2: annualized performance for Previous Year					N/A

(*)	Excluding: deposits to well maintenance fund, interest on debitory accounts (if any), hedging costs (if any), capex funded by affiliate contributions and indirect taxes such as IVA (VAT). Costs of DSRA LC (if issued) shall not be on the account of Ortitlan.

Execution Copy
Exhibit III to Note Purchase Agreement
Annex C to Administration Trust Account Agreement
Wellfield Maintenance Reserve Requirement

			Required quarter-end
			contribution
	Required quarter-end	Required quarter-end	(assuming 0% annual
	Well Maintenance	contribution	CPI inflation - for	Max balance if not drawn
	Reserve Account	(assuming 2.25%	future escalation	(assuming 2.25% annual
Qtr End Date	balance	annual CPI inflation)	convenience)	CPI inflation)
31-Dec-09	$222.00	$222.00	$222.00	$3,170.00
31-Mar-10	$445.24	$223.24		$3,187.68
30-Jun-10	$669.72	$224.48		$3,205.46
30-Sep-10	$895.46	$225.74		$3,223.34
31-Dec-10	$1,122.45	$227.00		$3,241.33
31-Mar-11	$1,350.71	$228.26		$3,259.41
30-Jun-11	$1,580.25	$229.53		$3,277.59
30-Sep-11	$1,811.06	$230.81		$3,295.87
31-Dec-11	$2,043.17	$232.10		$3,314.25
31-Mar-12	$2,276.56	$233.40		$3,332.74
30-Jun-12	$2,511.26	$234.70		$3,351.33
30-Sep-12	$2,747.27	$236.01		$3,370.03
31-Dec-12	$2,984.59	$237.32		$3,388.83
31-Mar-13	$3,223.24	$238.65		$3,407.73
30-Jun-13	$3,426.74	$239.98		$3,426.74
30-Sep-13	$3,445.85	$241.32		$3,445.85
31-Dec-13	$3,465.07	$242.66		$3,465.07
31-Mar-14	$3,484.40	$244.02		$3,484.40
30-Jun-14	$3,503.84	$245.38		$3,503.84
30-Sep-14	$3,523.38	$246.75		$3,523.38
31-Dec-14	$3,543.04	$248.12		$3,543.04
31-Mar-15	$3,562.80	$249.51		$3,562.80
30-Jun-15	$3,582.68	$250.90		$3,582.68
30-Sep-15	$3,602.66	$252.30		$3,602.66
31-Dec-15	$3,622.76	$253.71		$3,622.76
31-Mar-16	$3,642.96	$255.12		$3,642.96
30-Jun-16	$3,663.29	$256.55		$3,663.29
30-Sep-16	$3,683.72	$257.98		$3,683.72
Instructions:
1. The amounts shown above are illustrative. Monthly transfers will be made in accordance with these instructions of such amounts adjusted on the basis of the most recently available CPI as of the date of transfer. “CPI” for purposes of these instructions means the Consumer Price Index, U.S. All items, 1982, 84=100, Series Symbol CUUR0000SA0.
2. In connection with each monthly transfer of funds pursuant to Clause 8 III., Trustor shall advise the Security Trustee in writing of the amount to be transferred to the Wellfield Maintenance Reserve Account. Each transfer shall (to the extent cash is available) be in an amount equal to one third of the “Required Quarter-end Contribution” identified in the chart above, as shown for the relevant quarter, and as such amount is adjusted in accordance with Instruction 1 above, unless the Wellfield Maintenance Reserve Account is already funded to the required amount with a Letter of Credit or cash.
3. No monthly transfer shall be required if the amount in the Wellfield Maintenance Reserve Account is then equal to the Maximum Balance, as adjusted based on the CPI.
4. Amounts in the Wellfield Maintenance Reserve Account shall be available to be drawn by the Trustor for well maintenance expenses, by delivering a Request Letter to the Security Trustee in accordance with, and subject to the terms of, Clause 8, V. Numeral (4) of the Accounts Agreement in accordance with the Operating Budget (subject to the permitted annual deviation from the Operating Budget as provided for in Section 7.12A of the Note Purchase Agreement).
5. Following any withdrawal of funds from the Wellfield Maintenance Reserve Account, the Trustor shall resume making deposits into the Wellfield Maintenance Reserve Account, by providing the Security Trustee with written instructions as set forth above, on the basis of the same schedule of dates and amounts shown above and in accordance with Instruction 2 above and subject to Instruction 3 above.